UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant                                                                                                            [X]

Filed by a Party other than the Registrant                                                                            [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission
[X]	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to
§240.14a-12

Peoples Bancorp of North Carolina, Inc.

___________________________________

(Name of Registrant as Specified In Its Charter)

____________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]		No fee required.

[ ]		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PEOPLES BANCORP
OF NORTH CAROLINA, INC.

Notice of 2009 Annual Meeting,
Proxy Statement and
Annual Report

PEOPLES BANCORP OF NORTH CAROLINA, INC.

PROXY STATEMENT

Table of Contents

Page
NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS .....................................................................................................................................................................................................
ii
PROXY STATEMENT ...	1
Security Ownership Of Certain Beneficial Owners and Management .......................................................................................................................................................................................	4
Section 16(a) Beneficial Ownership Reporting Compliance ...	7
Proposal 1 - Election of Directors ...	7
Our Board of Directors and Its Committees ...	8
Executive Committee ...	9
Governance Committee ...	9
Audit Committee ...	9
Report of Audit Committee ...	10
Implications of Participation in the Troubled Asset Purchase Relief Capital Purchase Program on Executive Compensation Arrangements ..................................................	12
Effect of the American Recovery and Reinvestment Act of 2009 ..........................................................................................................................................................................................	13
Compensation Committee Interlocks and Insider Participation ..............................................................................................................................................................................................	13
Compensation Committee Certification ...	14
Executive Compensation and Benefits ...	15
Director Compensation ...	15
Executive Officers ...	16
Management Compensation ...	17
Employment Agreements ...	20
Equity Compensation Plan Information ...	21
Omnibus Stock Ownership and Long Term Incentive Plan ..................................................................................................................................................................................................	21
Incentive Compensation Plans ...	22
Deferred Compensation Plan ...	25
Supplemental Retirement Plan ...	26
Discretionary Bonuses and Service Awards ...	26
Profit Sharing Plan and 401(k) Plan ...	26
Indebtedness of and Transactions with Management and Directors ..........................................................................................................................................................................	27
Performance Graph ...	28
Proposal 2 - Approval of the Company's 2009 Omnibus Stock Option and Long Term Incentive Plan ....................................................................................................................	29
Federal Income Tax Consequences ...	32
Proposal 3 - Advisory (Non-Binding) Proposal to Approve the Compensation of the Company's Named Executive Officers ...............................................................................	33
Proposal 4 - Ratification of Selection of Independent Auditor ..................................................................................................................................................................................................	33
Audit Fees ...	34
Audit Related Fees ...	34
Tax Fees ...	34
All Other Fees ...	34
Date for Receipt of Shareholder Proposals ...	34
Other Matters ...	35
Miscellaneous ...	35
Appendix A – Annual Report to Shareholders
Appendix B – Peoples Bancorp of North Carolina, Inc. 2009 Omnibus Stock Option and Long Term Incentive Plan

i

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Post Office Box 467
518 West C Street
Newton, North Carolina 28658-0467
(828) 464-5620

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 7, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the “Company”) will be held as follows:

Place:	Catawba Country Club
1154 Country Club Road
Newton, North Carolina

Date:	May 7, 2009

Time:	11:00 a.m., Eastern Time

The purposes of the Annual Meeting are to consider and vote upon the following matters:

•	To elect four persons who will serve as members of the Board of Directors until the 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	To approve a new Peoples Bancorp of North Carolina 2009 Omnimbus Stock Ownership and Long Term Incentive Plan;

•	To participate in an advisory (non-binding) vote to approve the compensation of the Company's executive officers, as disclosed in the Proxy Statement;

•	To ratify the appointment of Porter Keadle Moore, LLP (“PKM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment.

The Board of Directors has established March 10, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting.  You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly.  A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

                                                                                                                /s/ Tony W. Wolfe
Tony W. Wolfe
President and Chief Executive Officer

Newton, North Carolina
March 27, 2009

ii

PEOPLES BANCORP OF NORTH CAROLINA, INC.

______________________________________

PROXY STATEMENT
______________________________________

Annual Meeting of Shareholders
To Be Held On May 7, 2009
_____________________________________

This Proxy Statement is being mailed to our shareholders on or about March 27, 2009 for solicitation of proxies by the Board of Directors of Peoples Bancorp of North Carolina, Inc.  Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658.  Our telephone number is (828) 464-5620.

In this Proxy Statement, the terms “we,” “us,” “our” and the “Company” refer to Peoples Bancorp of North Carolina, Inc.  The term “Bank” means Peoples Bank, our wholly-owned, North Carolina-chartered bank subsidiary.  The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2009.   The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at
www.snl.com/IRWebLinkX/GenPage.aspx?IID=4050385$GKP=202713.
You may also access the above off-site website by going to www.peoplesbanknc.com and click on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important.  For this reason, our Board is requesting that you allow your common stock to be represented at the 2009 Annual Meeting of Shareholders by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 7, 2009 at 11 a.m., Eastern Time

Where will the Annual Meeting be held?	At the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina

What items will be voted on at the
Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect four directors to serve until the 2011 Annual Meeting of Shareholders;

	2.	APPROVAL OF THE 2009 OMNIBUS PLAN. To approve the new Peoples Bancorp of North Carolina, Inc. 2009 Omnibus Stock
Ownership and Long Term Incentive Plan (the "2009 Omnibus Plan");

	3.	PARTICIPATION IN ADVISORY VOTE. To participate in an advisory (non-binding) vote to approve the compensation of the
Company's executive officers, as disclosed in the Proxy Statement.

	4.	RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of PKM as the Company's independent registered public accounting firm for fiscal year 2009; and

5.	OTHER BUSINESS. To consider any other business as may properly come before the Annual Meeting or any adjournment.

Who can vote?
Only holders of record of our common stock at the close of business on March 10, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.  On the Record Date, there were 5,539,056 shares of our common stock outstanding and entitled to vote and 707 shareholders of record.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.  If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct. The Board of Directors has appointed proxies to represent shareholders who cannot attend the Annual Meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.  If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies will vote your shares for a substitute nominee.  For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees for directors and “FOR” all other proposals presented in this Proxy Statement in accordance with Board of Directors recommendations.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker holding your shares and return the form as directed by your broker.

We are not aware of any other matters to be brought before the Annual Meeting.  If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card; or (3) by attending the Annual Meeting and voting in person.  You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices listed above.

How many votes can I cast?
You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting.  You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
If a quorum is present at the Annual Meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy.  If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The proposal to approve the Company’s 2009 Omnibus Plan and the advisory vote on the compensation of the Company's executive officers will be approved by the affirmative vote of the holders of a majority of the shares present, or represented by proxy, at the Annual Meeting.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2009 will be approved if the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the Annual Meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

Abstentions and broker non-votes are not treated as votes cast on any proposal, therefore, neither will have an effect on the vote for the election of any director, approval of the 2009 Omnibus Plan, or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a "quorum" for the Annual Meeting?
A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting).  Your shares will be considered part of the quorum if you have voted by proxy.  Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies.  In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so.  We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting.  We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2010 Annual Meeting due?
To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2010 Annual Meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 518 West C Street, Newton, North Carolina 28658 (or at P.O. Box 467, Newton, North Carolina 28658-0467) no later than December 4, 2009.  To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2010 Annual Meeting, but intended to be presented at that Annual Meeting, must be received by us at our principal executive offices listed above no later than February 17, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The Securities and Exchange Act of 1934 (the “Exchange Act”), requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of March 10, 2009, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Christine S. Abernethy P.O. Box 820 Newton, NC 28658	651,095 [3]	11.75%
Tontine Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830-6378	410,245	7.41%

[1]
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

[2]	Based upon a total of 5,539,056 shares of common stock outstanding as of the Record Date.

[3]
Carolina Glove Company, Inc. owns 107,604 shares of common stock.  These shares are included in the calculation of Ms. Abernethy’s total beneficial ownership interest.  Ms. Abernethy owns approximately 50% of the stock of Carolina Glove Company, Inc.  The business is operated by a family committee.  Ms. Abernethy has no active day-to-day participation in the business affairs of Carolina Glove Company, Inc.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the Annual Meeting, or is a named executive officer ("NEO") of the Company.  Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

	Amount and
	Nature of	Percentage
	Beneficial	of
Name and Address	Ownership[1]	Class[2]

James S. Abernethy	171,414 [3]	3.03%
Post Office Box 327
Newton, NC 28658

Robert C. Abernethy	163,757 [4]	2.89%
Post Office Box 366
Newton, NC 28658

Joseph F. Beaman, Jr.	33,372 [5]	*
Post Office Box 467
Newton, NC 28658

William D. Cable, Sr.	31,005 [6]	*
Post Office Box 467
Newton, NC 28658

Douglas S. Howard	10,699 [7]	*
Post Office Box 587
Denver, NC 28037

A. Joseph Lampron	20,529 [8]	*
Post Office Box 467
Newton, NC 28658

John W. Lineberger, Jr.	1,252	*
Post Office Box 481
Lincolnton, NC 28092

Gary E. Matthews	13,519	*
210 First Avenue South
Conover, NC 28613

Billy L. Price, Jr., M.D.	2,627	*
540 11th Ave. Place NW
Hickory, NC 28601

Larry E. Robinson	47,371 [9]	*
Post Office Box 723
Newton, NC 28658

Lance A. Sellers	27,446 [10]	*
Post Office Box 467
Newton, NC 28658

William Gregory Terry	9,776 [11]	*
Post Office Box 395
Conover, NC 28613

Dan Ray Timmerman, Sr.	59,484 [12]	1.05%
Post Office Box 1148
Conover, NC 28613

Tony W. Wolfe	41,297 [13]	*
Post Office Box 467
Newton, NC 28658

Benjamin I. Zachary	77,152 14	1.36%
Post Office Box 277
Taylorsville, NC 28681

	Amount and Nature	Percentage
	of Beneficial	of
Name and Address	Ownership1	Class2

All current directors and nominees and	710,319 15,16	12.54%
executive officers as a group (15 people)

*Does not exceed one percent of the common stock outstanding.
______________________________________________
[1]
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

[2]	Based upon a total of 5,539,056 shares of common stock outstanding as of the Record Date and 126,175 stock options exercisable within 60 days with respect to the designated recipient(s).

[3]	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. J. Abernethy is Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.

[4]	Includes 5,310 shares of common stock owned by Mr. R. Abernethy’s spouse, for which Mr. R. Abernethy disclaims beneficial ownership.

[5]
Includes 26,764 shares of common stock in which Mr. Beaman has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[6]
Includes 20,444 shares of common stock in which Mr. Cable has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[7]
Includes 1,650 shares of common stock owned by Mr. Howard’s mother over which Mr. Howard holds a power of attorney.  Includes 825 shares of common stock owned by Howard Ventures, Inc.  Mr. Howard is Vice President of Howard Ventures, Inc.

[8]
Includes 18,400 shares of common stock in which Mr. Lampron has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[9]	Includes 6,835 shares of common stock owned by Mr. Robinson’s spouse, for which Mr. Robinson disclaims beneficial ownership.

[10]
Includes 21,455 shares of common stock in which Mr. Sellers has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[11]	Includes 1,650 shares of common stock owned by Drum Funeral Home, LLC. Mr. Terry is Executive Vice President of Drum Funeral Home, LLC.

[12]	Includes 2,722 shares of common stock owned by Timmerman Manufacturing, Inc. Mr. Timmerman is President and a Director of Timmerman Manufacturing, Inc.

[13]
Includes 39,112 shares of common stock in which Mr. Wolfe has the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

[14]	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. Zachary is President, Treasurer, General Manager and a Director of Alexander Railroad Company.

[15]	The 64,038 shares owned by Alexander Railroad Company and attributed to Mr. J. Abernethy and Mr. Zachary are only included once in calculating this total.

[16]
Includes 126,175 shares of common stock in which the executive officers, as a group, have the right to acquire beneficial interest within 60 days by the exercise of stock options granted under the Omnibus Stock Ownership and Long Term Incentive Plan.

Directors James S. Abernethy and Robert C. Abernethy are brothers and are sons of Christine S. Abernethy, who owns in excess of 10% of the common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2008, its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has set its number at ten members.  Our current Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The following table provides information about the four nominees for election to the Board of Directors for a term of two years (until 2011), as well as the six continuing directors.

Name	Age on December 31, 2008	Principal Occupation During Last Five Years	Director Since	Term Expires
Robert C. Abernethy	58	President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer); Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)	1976	2009
James S. Abernethy	54	Vice President, Carolina Glove Company, Inc. (glove manufacturer); President and Assistant Secretary, Midstate Contractors, Inc.(paving company); Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company	1992	2009
Larry E. Robinson	63	President and Chief Executive Officer, The Blue Ridge Distributing Company, Inc. (beer and wine distributor); Partner and Vice President, United Beverages of North Carolina, LLC (beer distributor)	1993	2009
William Gregory Terry	41	Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory	2004	2009
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE FOR ELECTION AS DIRECTORS.

The following table gives information about our directors continuing in office.
Name	Age on December 31, 2008	Principal Occupation During Last Five Years	Director Since	Term Expires
John W. Lineberger, Jr.	58	President, Lincoln Bonded Warehouse Company (commercial warehousing facility)	2004	2010
Gary E. Matthews	53	President and Director, Matthews Construction Company, Inc.	2001	2010
Dan Ray Timmerman, Sr.	61	President/CEO, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)	1995	2010
Benjamin I. Zachary	52	President, Treasurer, General Manager and Director of Alexander Railroad Company	1995	2010
Douglas S. Howard	49	Vice President, Howard Ventures, Inc.; Secretary/Treasurer, Denver Equipment of Charlotte, Inc.	2004	2011
Billy L. Price, Jr., M.D.	52	Managing Partner and Practitioner of Internal Medicine, Catawba Valley Internal Medicine, PA	2004	2011

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected.  In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board.  In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement.  Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees.  An affirmative vote of a plurality of votes cast at the Annual Meeting is necessary to elect a nominee as a director.

OUR BOARD OF DIRECTORS
AND ITS COMMITTEES

How often did our Board of Directors meet during 2008?

Our Board held 16 meetings during 2008.  All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What committees does our Board have?

During 2008, our Board had four standing committees, the Audit Committee, the Governance Committee, the Compensation Committee, and the Executive Committee.  The voting members of these Committees are appointed by the Board annually from among its members.  Certain of our executive officers also serve as non-voting, advisory members of these committees.

                Executive Committee.  The Executive Committee performs duties as assigned by the full Board of Directors.  Actions taken by the Executive Committee must be approved by the full Board.  The Executive Committee consists of Directors R. Abernethy, J. Abernethy, Lineberger, Matthews and Howard, as well as Mr. Wolfe, the President and Chief Executive Officer of the Company.  It meets on an “as needed” basis and met one time during 2008.

Governance Committee.  The Governance Committee is comprised entirely of independent Directors, as defined in Rule 4200(a)(15) of the NASDAQ’s listing standards.  During fiscal year 2008 the following persons served on the Committee: Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry, and Timmerman.  The Governance Committee is responsible for developing and maintaining the corporate governance policy, as well as acting as the nominating committee for the Board.

The Governance Committee, serving as the nominating committee of the Board of Directors, interviews candidates for membership to the Board of Directors, recommends candidates to the full Board, slates candidates for Director and shareholder votes, and fills any vacancies on the Board of Directors which occur between shareholder meetings.  The Governance Committee’s identification of candidates for Director typically results from the business interactions of the members of the Governance Committee or from recommendations received by the committee from other Directors or from Company management. The Governance Committee currently has no written policy with regard to the consideration of director candidates recommended by security holders.  If a security holder recommends a director candidate to the Governance Committee, however, the Governance Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a security holder should be made in writing, addressed to the attention of the Governance Committee at the Company’s corporate headquarters.  The recommendation should include a description of the candidate’s background, his or her contact information, and any other information the security holder considers useful and appropriate for the Governance Committee’s consideration of the candidate.  The criteria which have been established by the Governance Committee as bearing on the consideration of a candidate’s qualification to serve as a Director include the following: the candidate’s ethics, integrity, involvement in the community, success in business, relationship with the Bank, investment in the Company, place of residence (i.e., proximity to the Bank’s market area), and financial expertise.

The Governance Committee met one time during fiscal year 2008.

A copy of the Company’s Governance Committee Charter, which contains the Company’s and the Bank’s governance policies and nomination policies, is reviewed annually and amended as needed, by the Committee.  Shareholders may obtain a copy of the charter of the Governance Committee at no cost by requesting one from the Company’s Secretary at P.O. Box 467, Newton, North Carolina 28658-0467.

Audit Committee.  The Company has a separately designated standing audit committee which was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Committee has a written charter which is reviewed annually, and amended as needed, by the Committee.  A copy of the Audit Committee Charter is available on the Bank’s website (www.peoplesbanknc.com) under Investor Relations.  The Audit Committee consists of Directors R. Abernethy, Howard, Matthews, Price, Timmerman and Zachary.  The Board of Directors has determined that these members are independent as that term is defined in Rule 4200(a)(15) of the NASDAQ’s listing standards.

The Board of Directors has determined that each member of the Audit Committee named above qualifies as an “audit committee financial expert” based on each of the member’s educational background and business experience.

The Audit Committee meets at least quarterly and, among other responsibilities, oversees (i) the independent auditing of the Company; (ii) the system of internal controls that management has established; and (iii) the quarterly and annual financial information to be provided to shareholders and the Securities and Exchange Commission.  The Audit Committee met nine times during the fiscal year ended December 31, 2008.

REPORT OF AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AV section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Robert C. Abernethy	Douglas S. Howard
Benjamin I. Zachary	Dan R. Timmerman, Sr.
Gary E. Matthews	Dr. Billy L. Price, Jr.

Compensation Committee.  The Company’s Compensation Committee is responsible for reviewing the Bank’s salary programs and recommendations to the Company’s and the Bank’s board of directors regarding compensation of the executive officers.  Upon recommendation from the Compensation Committee, the Company’s Board of Directors ultimately determines such compensation.  See the discussion under Compensation Discussion and Analysis for more information on the functions and activities of the Compensation Committee.

All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the NASDAQ’s listing standards. The Board of Directors determines on an annual basis each director’s independence.  The members of the Compensation Committee in fiscal year 2008 were Directors R. Abernethy, J. Abernethy, Lineberger, Robinson, Terry and Timmerman.  The Compensation Committee is responsible for developing, implementing and maintaining the Company’s and the Bank’s compensation policies.  The Compensation Committee met seven times during the fiscal year ended December 31, 2008.

A copy of the Company’s Compensation Committee Charter, which contains the Company’s and the Bank’s compensation policies and nomination policies, is reviewed annually and amended as needed, by the Committee.  Shareholders may obtain a copy of the charter of the Compensation Committee at no cost by requesting one from the Company’s Secretary at P.O. Box 467, Newton, North Carolina 28658-0467.

The Committee engages a compensation consultant to help evaluate the Company’s compensation design, process and decisions.  Tony Wolfe, President and CEO of the Company and the Bank, makes recommendations to the Committee regarding the compensation of the executive officers.  Mr. Wolfe participates in the deliberations, but not in the decisions, of the Committee regarding compensation of executive officers other than himself.  He does not participate in the Committee’s discussion or decisions regarding his own compensation.

The overall objective of our compensation program is to align total compensation so that the individual executive believes it is fair and equitable and provides the highest perceived value to our shareholders and to that individual.  In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals.

The Committee considers a number of factors specific to each executive’s role when determining the amount and mix of compensation to be paid.  These factors are:

•	Compensation of the comparable executives at comparable group firms;
•	Financial performance of the Company (especially on a “net operating” basis, which excludes the effect of one-time gains and expenses) over the most recent fiscal year and the prior three years;

●	Composition of earnings;
•	Asset quality relative to the banking industry;
•	Responsiveness to the economic environment;
•	The Company’s achievement compared to its corporate, financial, strategic and operational objectives and business plans; and
•	Cumulative shareholder return.

The Company’s and the Bank’s compensation program consists of the following elements:

(i)
Base Salary.  The salaries of our NEOs are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive.  Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance.  For example, we assess each officer’s success in achieving budgeted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

(ii)
Annual Cash Incentive Awards.  We believe that annual cash incentive awards encourage our NEOs to achieve short–term targets that are critical to achievement of our strategic plan.  The following officers are eligible to receive annual cash incentive awards under our Management Incentive Plan, which provides for cash awards to the following NEOs upon achievement of certain financial objectives:

•	Tony W. Wolfe, President and Chief Executive Officer
•	A. Joseph Lampron, Executive Vice President and Chief Financial Officer
•	Lance A. Sellers, Executive Vice President and Chief Credit Officer
•	William D. Cable, Sr., Executive Vice President and Chief Operating Officer
•	Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary

We seek to ensure that a significant portion of each executive officer’s total annual cash compensation is linked to the attainment of the annual performance objectives determined by the executive officer and the Compensation Committee under the Management Incentive Plan.  No annual cash incentive awards were made to NEOs in 2008.

(iii)
Discretionary Bonus and Service Awards.  From time to time the Compensation Committee may recommend to the Board that additional bonuses be paid based on accomplishments that significantly exceed expectations during the fiscal year.  These bonuses are totally discretionary as to who will receive a bonus and the amount of any such bonus.  No discretionary bonuses were awarded to NEOs in 2008. The Bank gives service awards to each employee and director for every five years of service with the Bank to promote longevity of service for both directors and employees. Service awards are made in the form of shares of the Company’s common stock. The number of shares awarded increases with the number of years of service to the Bank.

(iv)
Long-Term Equity Incentive Awards.  The Company maintains the 1999 Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock grants, stock appreciation rights and performance units.   The purpose of the

Omnibus Plan is to promote the interests of the Company by attracting and retaining employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.  No rights under the Omnibus Plan were granted to any NEO in 2008.  The Compensation Committee is reviewing the use of long-term equity incentives, with the intent to associate the vesting of awards to the achievement of selected financial performance goals.

Under the terms of the Omnibus Plan, option exercise prices are always based upon the closing trading price of the Company's common stock on the date of grant by the Board of Directors.

(v)
Retirement Benefits.  The Company maintains supplemental executive retirement agreements (SERPs) for the benefit of Messrs. Wolfe, Lampron, Sellers, Cable and Beaman.  The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans.  The Committee worked with Matthews Young in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group.  The Committee approved supplemental retirement benefits targeting 40% of the final average pay for all NEOs.  The Committee selected a target of 40% to match such benefits offered to other employees fully participating in qualified retirement plans offered by the Company.  For more information on the SERPs, see page 26 of this Proxy Statement.

(vi)
Severance Benefits.  The Company has employment agreements with our NEOs which provide, among other things, for severance benefits upon certain types of employment terminations.  We believe employment agreements serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants.  Additional information regarding the employment agreements, including a description of key terms and a quantification of benefits that would have been received by our NEOs had they incurred a termination of employment on December 31, 2008, may be found on page 20 of this Proxy Statement.

Implications of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation Arrangements.

In October 2008, President George Bush signed into law the Emergency Economic Stabilization Act (“EESA”) which gave the United States Treasury (“UST”) the authority to develop programs that would stabilize the U.S. financial institutions.  Pursuant to this authority, UST developed the Troubled Asset Relief Program (“TARP”) which includes the Capital Purchase Program (“CPP”).  The Company entered into a Securities Purchase Agreement on December 23, 2008 with UST under the CPP which provides that during the period that UST holds equity or debt securities of the Company, the compensation of our chief executive officer, chief financial officer and three other most highly compensated executive officers will be subject to the following:

•	A “clawback” of any bonus or incentive compensation paid based on financial statements or other criteria that prove to be materially inaccurate;

●
A limitation on the value of the payments and benefits to which the executive would otherwise be entitled upon an involuntary termination of employment of 2.99 times the executive's average annual taxable compensation for the five years prior to the involuntary termination; and

•
A waiver of incentive compensation pursuant to arrangements that are determined by the Compensation Committee to encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company.

With respect to the application of the CPP provisions described above, the NEOs for a year are the “named executive officers” who are identified in our annual proxy statement for that year (reporting the executive’s compensation for the immediately preceding year).

Additionally, due to our participation in the CPP, the amount that we are able to deduct under Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000, and we are unable to deduct compensation under the performance-based compensation exception of Section 162(m).  Accordingly, the maximum deduction that we can take for compensation attributable to the services of our NEOs during the period UST holds equity or debt securities of the Company is $500,000 per NEO.

            Participation in the CPP also required that the Compensation Committee, in conjunction with the Company’s senior risk officer, take certain steps in an effort to ensure compliance with the prohibition of incentive compensation arrangements that involve excessive risk taking in the Emergency Economic Stabilization Act of 2008. As such, the Compensation Committee and the Company’s senior risk officer have met to discuss and review the relationship between our risk management policies and practices and our NEO incentive compensation arrangements.  This meeting included a discussion of the design of our NEO incentive compensation arrangement and a presentation by the senior risk officer detailing the material sources of risk in our business lines and an explanation of our risk management policies.  Within this framework, a variety of topics were discussed including:

•
The parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	The other controls that the Company and the Bank have established (other than reviews of the Company’s compensation practices) that limit undesirable risk taking; and
•	The general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, it was determined by the committee that the design and goals of the existing NEO incentive compensation arrangements does not create an incentive for NEOs to engage in unnecessary and excessive risk taking.  The committee believes that the discretionary nature of its decision-making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Effect of the American Recovery and Reinvestment Act of 2009

The Compensation Committee’s analysis discussed above was prepared based upon the various rules, regulations and laws applicable to the Company and the Bank prior to February 17, 2009, the date the American Recovery and Reinvestment Act of 2009 was enacted.  This Act contains expansive new restrictions on executive compensation for financial institutions participating in the CPP, including the Company and directs the UST to adopt rules implementing such restrictions.  These new legislative and regulatory restrictions may impact the executive compensation decisions made by the Compensation Committee going forward until we are no longer subject to such restrictions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the NEOs serves as a member of the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

COMPENSATION COMMITTEE CERTIFICATION

The Compensation Committee certifies that it has reviewed with the Company’s and the Bank’s senior risk officer the incentive compensation arrangements of the NEOs and has made reasonable efforts to ensure that such incentive compensation arrangements or plans do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank.
Robert C. Abernethy	John W. Lineberger, Jr.
Larry E. Robinson	James S. Abernethy
William G. Terry	Dan Ray Timmerman, Sr.

Does the Company have a Code of Ethics?

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees.  The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank.  The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards.

Copies of the Code of Business Conduct and Ethics are available on the Company’s website at www.peoplesbanknc.com.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Ethics for CEO and Senior Financial Officers that applies to the chief executive officer, the chief financial officer, the controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board.  In general, our directors and officers are easily accessible by telephone, postal mail or e-mail.  Any matter intended for your Board, or any individual director, can be directed to Tony Wolfe, our President and Chief Executive Officer or Joe Lampron, our Chief Financial Officer, at our principal executive offices 518 West C Street, Newton, North Carolina 28658.  You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address.  Your communication will be forwarded to the intended recipient unopened.

What is our policy for director attendance at Annual Meetings?

Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All Board members attended our 2008 Annual Meeting of Shareholders held on May 1, 2008.

How can a shareholder nominate someone for election to the Board?

Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than fifty days nor more than ninety days prior to the meeting at which such nominations will be made; provided, however, that if less than sixty days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

       The Board may disregard any nominations that do not comply with these requirements.  Upon the instruction of the Board, the inspector of voting for the Annual Meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has ten directors currently serving on its board of directors, who are the same people who are currently Directors of the Company.

EXECUTIVE COMPENSATION AND BENEFITS

Director Compensation

Directors’ Fees.  Members of the Board of Directors receive no fees or compensation for their service.  However, all members of the Board of Directors are also directors of the Bank and are compensated for that service. Directors receive a fee of $750 for each Bank board of directors meeting attended.  An additional fee of $500 is paid to committee members for each committee meeting attended.  In addition to these meeting fees, each director also received an annual retainer of $9,000. The Chairman of the Bank’s board of directors receives as additional $250 per meeting attended and the chairpersons of each committee receive an additional $150 per meeting attended.  Directors who are members of the board of directors of Real Estate Advisory Services, Inc., and Peoples Investment Services, Inc., subsidiaries of the Bank, received $500 per board meeting.  Beginning in 2009, directors will receive $375 for special meetings via conference call rather than the normal committee or Board meeting fee.

The Bank maintains a Service Recognition Program, under which directors, officers and employees are eligible for awards.  Under this Program, directors, officers and employees are awarded a combination of common stock of the Company and cash, with the amount of the award based upon the length of service to the Bank.  Any common stock awarded under the Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program.

Directors’ Stock Benefits Plan.  Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”).  Each director has been awarded 9,737 book value shares (adjusted to reflect 10% stock dividends on April 24, 2000, March 16, 2005, and June 16, 2006 and a three-for-two stock split on June 15, 2008, as appropriate) under the Omnibus Plan.  Directors J. Abernethy, R. Abernethy, Robinson, Timmerman and Zachary were awarded book value shares on September 28, 1999.  The book value of the common stock on September 28, 1999, was $6.31 (as adjusted).  These book value shares are now fully vested.  Director Matthews was awarded book value shares upon his election to the Board of Directors on May 3, 2001.  The book value of the common stock on May 3, 2001, was $7.69 (as adjusted).  Mr. Matthews’ book value shares are now fully vested.  Directors Howard, Lineberger, Price and Terry were awarded book value shares on May 6, 2004.  The book value of the common stock on May 6, 2004, was $8.64 (as adjusted).  Their shares vest at a rate of 20% annually, with the first 20% vesting on May 6, 2005, and the final 20% vesting on May 6, 2009.

Directors’ Deferred Compensation Plan.  In January 2002, the Bank established a non-qualified deferred compensation plan for all of its directors.  The Bank’s directors are also directors of the Company.  Under this plan, each director may defer all or a portion of his fees to the plan each year.  The director may elect to invest the deferred compensation in a restricted list of eleven investment funds.  The Bank may make matching contributions to the plan for the benefit of the director from time to time at the discretion of the Bank.  Directors are fully vested in all amounts they contribute to the plan and in any amounts contributed by the Bank. The Bank has established a Rabbi Trust to hold the directors’ accrued benefits under the plan.  Plan assets are invested as directed by each director.  There are no “above-market” returns provided for in this Plan.

Benefits under the plan are payable in the event of the director’s death, resignation, removal, failure to be re-elected, retirement or in cases of hardship.  Directors may elect to receive deferred compensation payments in one lump sum or in installments.

Directors’ Supplemental Retirement Plan. In January 2002, the Bank implemented a non-qualified supplemental retirement benefits plan for all its directors. The plan is designed to provide a retirement benefit to the directors while at the same time minimizing the financial impact on the Bank’s earnings. Under the Plan, the Company purchased life insurance contracts on the lives of each director. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. The Bank will pay annual benefits to each director for 15 years beginning upon retirement from the Board of Directors. The Bank is the sole owner of all of the insurance contracts.

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2008 fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2]	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

James S. Abernethy	25,150	10,271	0	0	1,720	0	37,141
Robert C. Abernethy	34,450	10,271	0	0	2,834	0	47,555
Douglas S. Howard	27,100	18,671	0	0	1,486	0	47,257
John W. Lineberger, Jr.	23,500	18,671	0	0	4,303	0	46,474
Gary E. Matthews	25,250	10,271	0	0	1,527	0	37,048
Billy L. Price, Jr., M.D.	24,750	18,671	0	0	2,074	0	45,495
Larry E. Robinson3	24,750	11,546	0	0	5,755	0	42,051
William Gregory Terry	24,250	18,671	0	0	535	0	43,456
Dan Ray Timmerman, Sr.	30,300	10,271	0	0	5,044	0	45,615
Benjamin I. Zachary	24,750	10,271	0	0	1,555	0	36,576

1  Stock awards represent the expense accrued by the Bank for each director under the Omnibus Stock Ownership and Long Term Incentive Plan as described on page 15, “Directors’ Stock Benefits Plan.”

2  Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the expense accrued by the Bank for each director under the Directors’ Supplemental Retirement Plan as described above on page 16, “Directors’ Supplemental Retirement Plan.”

3 Mr. Robinson completed 15 years of service with the Bank in 2008. He received a service award of 88 shares of the Company’s common stock and cash for a total value of $1,275 on the grant date.

Executive Officers

The following table sets forth certain information with respect to the persons who are executive officers of either the Company or the Bank, or both.

Name	Age on December 31, 2008	Positions and Occupations During Last Five Years	Employed by the Company or the Bank Since
Tony W. Wolfe	62	President and Chief Executive Officer of the Company and the Bank	1990
Joseph F. Beaman, Jr.	59	Executive Vice President and Corporate Secretary of the Company; Executive Vice President, Chief Administrative Officer and Secretary of the Bank	1977
William D. Cable, Sr.	40	Executive Vice President and Assistant Corporate Treasurer of the Company; Executive Vice President and Chief Operating Officer of the Bank.	1995
Lance A. Sellers	46	Executive Vice President and Assistant Corporate Secretary of the Company; Executive Vice President and Chief Credit Officer of the Bank.	1998
A. Joseph Lampron	54	Executive Vice President, Chief Financial Officer and Corporate Treasurer of the Company; Executive Vice President and Chief Financial Officer of the Bank.	2001

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company.  However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal years ended December 31, 2008, 2007 and 2006, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Bank’s Chief Executive Officer and the Bank’s executive officers whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

								Change in
								Pension Value
								and Nonqualified
							Non-Equity	Deferred
Name and Principal				Stock		Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation(1)		Total
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)

Tony W. Wolfe	2008	$290,000	$0	$0		$0	$0	$141,785	$38,574	(2)	$470,359
President and Chief	2007	$243,269	$0	$0		$0	$111,526	$123,811	$23,374		$501,980
Executive Officer	2006	$227,255	$0	$0		$0	$97,043	$108,610	$21,072		$453,980

A. Joseph Lampron, Jr.	2008	$152,934	$0	$0		$0	$0	$15,349	$12,328	(3)	$180,606
Executive Vice President,	2007	$136,253	$0	$0		$0	$49,271	$13,454	$11,343		$210,321
Chief Financial Officer	2006	$128,069	$0	$325	(7)	$0	$52,908	$11,684	$12,007		$204,993

Joseph F. Beaman, Jr.	2008	$125,373	$0	$0		$0	$0	$19,453	$12,617	(4)	$162,443
Executive Vice President,	2007	$119,269	$0	$5,000	(8)	$0	$43,257	$17,037	$12,024		$196,587
Chief Administrative Officer	2006	$114,899	$0	$0		$0	$50,792	$14,789	$12,520		$193,000
and Corporate Secretary

Lance A. Sellers	2008	$194,371	$0	$650	(9)	$0	$0	$12,033	$20,208	(5)	$227,262
Executive Vice President,	2007	$173,198	$0	$0		$0	$66,762	$10,555	$14,693		$265,208
Chief Credit Officer	2006	$163,836	$0	$0		$0	$61,432	$9,208	$13,542		$248,018

William D. Cable, Sr.	2008	$156,835	$0	$0		$0	$0	$3,767	$13,590	(6)	$174,192
Executive Vice President,	2007	$139,751	$0	$0		$0	$52,008	$3,303	$11,701		$206,763
Chief Operating Officer	2006	$132,231	$0	$0		$0	$52,908	$2,878	$10,609		$198,626

[1] Perquisites for the fiscal year did not exceed $10,000 for any NEO other than Mr. Wolfe.

[2] For Mr. Wolfe, includes for 2008: $11,074 under the 401(k) plan, $4,213 premium paid for group term life insurance in excess of $50,000 and $1,860 paid for the Split Dollar Death Benefit, and perquisites consisting of country club dues of $3,650, car allowance of $535, spouse attendance at conference of $500, disability insurance premium of $15,662 and cell phone allowance of $1,080; for 2007: $11,212 under the 401(k) plan, $3,469 premium paid for group term life insurance in excess of $50,000 and $1,812 paid for the Split Dollar Death Benefit, and perquisites consisting of country club dues of $3,540, car allowance of $1,450, spouse attendance at conference of $811, disability insurance premium of $15,662 and cell phone allowance of $1,080; and for 2006: $10,764 under the 401(k) plan, $3,247 premium paid for group term life insurance in excess of $50,000 and $1,719 paid for the Split Dollar Death Benefit.

[3] For Mr. Lampron, includes for 2008: $7,909 under the 401(k) plan, $707 premium for the group term life insurance in excess of $50,000 and $342 paid for the Split Dollar Death Benefit; for 2007: $7,347 under the 401(k) plan, $618 premium for the group term life insurance in excess of $50,000 and $329 paid for the Split Dollar Death Benefit; and for 2006: $7,738 under the 401(k) plan, $574 premium for the group term life insurance in excess of $50,000 and $311 paid for the Split Dollar Death Benefit.

[4] For Mr. Beaman, includes for 2008: $6,498 under the 401(k) plan, $1,042 premium for the group term life insurance in excess of $50,000 and $347 paid for the Split Dollar Death Benefit; for 2007: $6,084 under the 401(k) plan, $980 premium for the group term life insurance in excess of $50,000 and $339 paid for the Split Dollar Death Benefit; and for 2006: $7,236 under the 401(k) plan, $939 premium for the group term life insurance in excess of $50,000 and $325 paid for the Split Dollar Death Benefit.

[5] For Mr. Sellers, includes for 2008: $10,052 under the 401(k) plan, $612 premium for the group term life insurance in excess of $50,000 and $326 paid for the Split Dollar Death Benefit; for 2007:  $8,643 under the 401(k) plan, $536 premium for the group term life insurance in excess of $50,000 and $308 paid for the Split Dollar Death Benefit; and for 2006: $8,216 under the 401(k) plan, $336 premium for the group term life insurance in excess of $50,000 and $151 paid for the Split Dollar Death Benefit.

[6] For Mr. Cable, includes for 2008: $8,111 under the 401(k) plan, $317 premium paid for group term life insurance in excess of $50,000 and $112 paid for the Split Dollar Death Benefit; for 2007: $7,327 under the 401(k) plan, $251 premium paid for group term life insurance in excess of $50,000 and $104 paid for the Split Dollar Death Benefit; and for 2006: $6,627 under the 401(k) plan and a $233 premium paid for group term life insurance in excess of $50,000 and $76 paid for the Split Dollar Death Benefit.

[7] Mr. Lampron completed five years of service with the Bank in 2007. He received a service award of eight shares of the Company’s common stock and cash for a total value on the grant date of $325.

[8] Mr. Beaman completed 30 years of service with the Bank in 2007. He received a service award of 241 shares of the Company’s common stock and cash for a total value on the grant date of $5,000.

9 Mr. Sellers completed 10 years of service with the Bank in 2008. He received a service award of 44 shares of the Company’s common stock and cash for a total value on the grant date of $650.

Employment Agreements

The Bank has entered into employment agreements with Tony W. Wolfe, President and Chief Executive Officer; Joseph F. Beaman, Jr., Executive Vice President, Chief Administrative Officer and Corporate Secretary; Lance A. Sellers, Executive Vice President, Chief Credit Officer and Assistant Corporate Secretary; A. Joseph Lampron, Executive Vice President, Chief Financial Officer and Corporate Treasurer; and William D. Cable, Sr., Executive Vice President, Chief Operating Officer and Assistant Corporate Treasurer, in order to establish their duties and compensation and to provide for their continued employment with the Bank.  The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, unless notice of a non-extension is given by either party, each agreement is automatically extended for an additional year so that the remaining term shall always be no less than two and no more than three years.  The agreements also provide that the base salary shall be reviewed by the Board of Directors not less often than annually.  In addition, the employment agreements provide for discretionary bonuses and participation in other management incentive, pension, profit-sharing, medical or retirement plans maintained by the Bank, as well as fringe benefits normally associated with such employee’s office.  Mr. Wolfe’s agreement provides for a company automobile.  The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreements, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

In the event of a change in control, the term of the employment agreements shall be automatically extended for three years from the date of the change of control.  For purposes of the employment agreement, a change in control generally will occur if (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a person who beneficially owned as of January 1, 1998, more than 5% of the Bank’s securities, acquires beneficial ownership of voting stock and irrevocable proxies representing 20% or more of any class of voting securities of either the Company or the Bank, (ii) the election of directors constituting more than one-half of the Board of Directors of the Company or the Bank who, prior to their election, were not nominated for election or approved by at least three-fourths of the Board of Directors of the Company as then constituted; (iii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where neither the Company nor the Bank, respectively, is the surviving corporation in the transaction; or (iv) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to or acquired by any other entity or group.

In addition, the employee may voluntarily terminate his employment at any time following a change in control and continue to receive his base salary for the remainder of the term of the employment agreement, if, after the change in control, (i) the employee is assigned duties and/or responsibilities that are inconsistent with his position prior to the change in control or that are inconsistent with his reporting responsibilities at that time, (ii) the employee’s compensation or benefits are reduced, or (iii) the employee is transferred, without his consent, to a location which is an unreasonable distance from his current principal work location.

If there had been a change in control of the Company, or Mr. Wolfe had terminated his employment after a change in control, that was effective as of December 31, 2008, Mr. Wolfe would have been entitled to receive $1,100,770 under the terms of his employment agreement.

If there had been a change of control, or any voluntary termination of employment following a change in control under the terms of their respective employment agreements, Mr. Lampron would have been entitled to receive $565,310; Mr. Beaman, $467,993; Mr. Sellers $725,071; and Mr. Cable, $582,086.

An additional thirteen (13) middle management officers had employment agreements during 2008.  The term of these agreements is until December 1, 2009, renewed annually and the agreements contain provisions similar to those discussed above.

Equity Compensation Plan Information

The following table presents the number of shares of Company common stock to be issued upon the exercise of outstanding options, warrants and rights; the weighted-average price of the outstanding options, warrants and rights and the number of options, warrants and rights remaining that may be issued under the Company’s Omnibus Plan described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	191,695[1,2]	$8.27[3]	630,478[4]
Equity compensation plans not approved by security holders	0	$0	0
Total	191,695[1,2]	$8.27[3]	630,478[4]

[1]
Includes 191,695 stock options issued under the 1999 Omnibus Plan, which are fully vested as of December 31, 2008.  Of the outstanding stock options, options to purchase a total of 15,483 shares of the common stock were granted on September 28, 1999; 19,391 options were granted on September 25, 2000; 63,544 options were granted on October 30, 2001; 7,510 options were granted on December 18, 2001; 72,966 options were granted on December 17,2002; 3,630 options were granted on May 6, 2004; and 2,421 options were granted on December 16, 2004.

[2]
Includes 3,000 shares of restricted stock granted on September 20, 2007, 1,750 shares granted on March 20, 2008 and 2,000 granted on November 30, 2008 under the 1999 Omnibus Plan.  These restricted stock grants cliff vest three years after issuance.

[3]
The exercise prices for the grants of stock options under the 1999 Omnibus Plan on September 28, 1999; September 25, 2000; October 30, 2001; December 18, 2001; December 17, 2002; May 6, 2004 and December 16, 2004 are: $9.02 (as adjusted due to a 10% stock dividend granted on April 24, 2000); $6.99; $8.78; $8.10; $7.77; $10.31; and $10.57, respectively.  All prices and shares have been adjusted for the 10% stock dividends paid March 16, 2005 and June 16, 2006 and the three-for-two stock split paid June 15, 2007.  The exercise price for the grants of restricted stock is $9.18, the closing price for the Company's stock on December 31, 2008.

[4]
The number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) reflects 390,000 additional shares approved May 3, 2008, which have been restated to 585,000 additional shares to reflect the three-for-two stock split paid June 15, 2007.

Omnibus Stock Ownership and Long Term Incentive Plan

The Board of Directors implemented the Omnibus Plan which was approved by the Company’s shareholders on May 13, 1999.  Last year, shareholders approved Amendment No. 1 to the Company’s Omnibus Stock Option and Long Term Incentive Plan (the “1999 Omnibus Plan”), which provided for 585,000, adjusted for the three-for-two stock split on June 15, 2007 shares of the Company’s common stock to be added to the 1999 Omnibus Plan.  These shares underlie Rights which may be granted under the Omnibus Plan.  On March 20, 2008, the Board of Directors amended the 1999 Omnibus Plan to bring it into compliance with 409A of the Internal Revenue Code of 1986, as amended.  Under the terms of the 1999 Omnibus Plan, these amendments did not require shareholder approval.  The 1999 Omnibus Plan will expire prior to the 2009 Annual Meeting.   The 1999 Omnibus Plan has very similar provisions as the 2009 Omnibus Plan described under Proposal 2.

Incentive Compensation Plans

The Bank also has a Management Incentive Plan for officers and an Employee Incentive Plan for employees of the Bank.  Eligibility under the Employee Incentive Plan is granted to all employees upon ninety (90) days of service with the Bank.  Participants in the Employee Incentive Plan are entitled to receive quarterly cash incentives based upon a graduated schedule indexed to attainment of corporate budget.  Participants in the Management Incentive Plan are recommended annually by the President and Chief Executive Officer to the Bank’s Board of Directors. Each individual’s incentive pool is determined by a formula which links attainment of corporate budget with attainment of individual goals and objectives.  Incentives under the Management Incentive Plan are paid annually.

Grants of Plan-Based Awards.  The following table gives information related to grants of plan-based awards made by the Company to the NEOs during the 2008 fiscal year:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Tony W. Wolfe	01/01/08	$106,026	$125,905	$132,532
A. Joseph Lampron	01/01/08	$44,239	$52,533	$55,298
Joseph F. Beaman, Jr.	01/01/08	$37,586	$44,633	$46,982
Lance A. Sellers	01/01/08	$56,789	$67,436	$70,986
William D. Cable, Sr.	01/01/08	$44,239	$52,533	$55,298

Outstanding Equity Awards at Fiscal Year End.  The table below gives information related to equity awards held by the Company’s NEOs at the end of fiscal year 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Tony W. Wolfe	12,989			$9.02	09/28/2009
	17,048			$8.78	10/30/2011
	9,075			$7.77	12/17/2012
A. Joseph Lampron	7,510			$8.10	12/18/2011
	10,890			$7.77	12/17/2012
Joseph F. Beaman, Jr.	10,463			$6.99	10/25/2010
	9,041			$8.78	10/30/2011
	7,260			$7.77	12/17/2012
Lance A. Sellers	8,750			$8.78	10/30/2011
	12,705			$7.77	12/17/2012
William D. Cable, Sr.	3,167			$6.99	10/25/2010
	6,387			$8.78	10/30/2011
	10,890			$7.77	12/17/2012
1Securities underlying options have been adjusted for the three-for-two stock split on June 15, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Tony W. Wolfe	0	$0
A. Joseph Lampron	0	$0
Joseph F. Beaman, Jr.	0	$0
Lance A. Sellers1	2,379	$32,449	44	$650
William D. Cable, Sr.	1,289	$17,430

[1]	Mr. Sellers completed 10 years of service with the Bank in 2008. He received a service award of 44 shares of the Company’s common stock and cash for a total value on the grant date of $650.

Deferred Compensation Plan

In January 2002, the Bank established a non-qualified deferred compensation plan for directors and certain officers. Eligible officers selected by the Bank’s board of directors may elect to contribute a percentage of their compensation to the plan.  The Bank may make matching or other contributions to the plan as well, in amounts determined at the discretion of the Bank.  Participants are fully vested in all amounts contributed to the plan by them or on their behalf.

Benefits under the plan are payable in the event of the participant’s retirement, death, termination, or as a result of hardship.  Benefit payments may be made in a lump sum or in installments, as selected by the participant.

The Bank has established a Rabbi Trust to hold the accrued benefits of the participants under the plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)	(b)	(c)	(d)	(e)	(f)
Tony W. Wolfe	$17,963	$0
A. Joseph Lampron	$4,746	$0
Joseph F. Beaman, Jr.	$1,300	$0
Lance A. Sellers	$0	$0
William D. Cable, Sr.	$12,978	$0

Supplemental Retirement Plan

In January 2002, the Bank implemented a non-qualified supplemental retirement benefits plan (“SERP”) for certain officers.  The plan is designed to provide a retirement benefit to the officers while at the same time minimizing the financial impact on the Bank’s earnings. Under the Plan, the Company purchased life insurance contracts on the lives of certain officers. The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year. The Bank will pay benefits to participating officers for a period between ten years and the life of the officer. The Bank is the sole owner of all of the insurance contracts.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Tony W. Wolfe	SERP	5	$686,020	0
A. Joseph Lampron	SERP	5	$81,598	0
Joseph F. Beaman, Jr.	SERP	5	$95,973	0
Lance A. Sellers	SERP	5	$71,184	0
William D. Cable, Sr.	SERP	5	$24,455	0

Discretionary Bonuses and Service Awards

In the past, the Bank has paid bonuses to its employees in amounts determined in the discretion of the Bank’s board of directors.  The Bank anticipates that discretionary bonuses will continue to be paid to its employees in the future. The Bank also gives service awards to each employee for every five years of service with the Bank. Service awards are made in the form of shares of the Company’s common stock. The number of shares awarded increases with the years of service to the Bank.

Profit Sharing Plan and 401(k) Plan

The Bank has a Profit Sharing Plan and 401(k) Plan for all eligible employees.  The Bank made no contribution to the Profit Sharing Plan for the year ended December 31, 2008.  No investments in Bank stock have been made by the plan.

Under the Bank’s 401(k) Plan, the Bank matches employee contributions to a maximum of five percent of annual compensation.  The Bank’s 2008 contribution to the 401(k) Plan pursuant to this formula was approximately $483,000.  All contributions to the 401(k) Plan are tax deferred.

The Profit Sharing Plan and 401(k) Plan permit participants to choose from ten investment funds which are selected by a committee comprised of senior management.  Both the 401(k) Plan and Profit Sharing Plan were amended in 2000 to permit participation in the plans beginning in the second month of employment. Both plans provide for vesting of 20% of the benefit after two years employment and 20% each year thereafter until participants are 100% vested after six years employment.

Indebtedness of and Transactions with Management and Directors

The Company is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on NASDAQ. The Company uses the definition of independence contained in NASDAQ’s listing standards to determine the independence of its directors and that the Board of Directors and each standing committee of the Board is in compliance with NASDAQ listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2008.  All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2008 (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) were transactions which in the opinion of management of the Bank did not involve more than the normal risk of collectibility or present other unfavorable features.

The Bank leases two of its facilities from Shortgrass Associates, L.L.C. ("Shortgrass").  Director John W. Lineberger, Jr., owns 25% of the membership interests in Shortgrass.  Pursuant to the terms of the leases for the two facilities leased by the Bank, during 2008 the Bank paid a total of $193,152 to Shortgrass in lease payments for these facilities.  Each of the facilities is subject to a 20-year lease between the Bank and Shortgrass. The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. Christine S. Abernethy, a greater than ten percent shareholder of the Company, has two sons, Robert C. Abernethy and James S. Abernethy, who serve on the Board of Directors. All of the non-related directors have determined that the family relationships among Christine S. Abernethy, James S. Abernethy and Robert C. Abernethy do not affect the brothers’ independence as directors.

PERFORMANCE GRAPH

The following graph compares the Company’s cumulative shareholder return on its common stock with a NASDAQ index and with a southeastern bank index.  The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2008.

COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
Performance Report for
Peoples Bancorp of North Carolina, Inc.

PROPOSAL 2

APPROVAL OF THE COMPANY’S 2009 OMNIBUS STOCK OPTION
AND LONG TERM INCENTIVE PLAN

The 1999 Omnibus Plan was approved by shareholders in May of 1999.  The 1999 Omnibus Plan will expire under its own terms on March 30, 2009.  The Board of Directors has determined that it is in the best interests of the Company and its shareholders to propose shareholder approval of the 2009 Omnibus Plan.

General. The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.  A copy of the 2009 Omnibus Plan is attached hereto as Appendix B.

The 2009 Omnibus Plan will be administered by the Governance Committee of the Board of Directors (the “Committee”).  Subject to the terms of the 2009 Omnibus Plan, the Committee and the Board of Directors have authority to construe and interpret, for eligible employees and eligible directors, respectively, the 2009 Omnibus Plan, to determine the terms and provisions of Rights (as defined below) to be granted under the 2009 Omnibus Plan, to define the terms used in the 2009 Omnibus Plan and in the Rights granted thereunder, to prescribe, amend and rescind rules and regulations relating to the 2009 Omnibus Plan, to determine the individuals to whom and the times at which Rights shall be granted and the number of shares to be subject to, or to underlie, each Right awarded, and to make all other determinations necessary or advisable for the administration of the 2009 Omnibus Plan.

Rights Which May Be Granted.  Under the 2009 Omnibus Plan, the Committee may grant or award eligible participants Options, rights to receive restricted shares of common stock, long term incentive units (each equivalent to one share of common stock), SARs, and/or Book Value Shares.  These grants and awards are referred to herein as the “Rights.”  All Rights must be granted or awarded by February 19, 2019, the tenth anniversary of the date the Board of Directors adopted the 2009 Omnibus Plan.  The Board of Directors has provided for 360,000 shares of the Company’s common stock be included in the 2009 Omnibus Plan to underlie Rights which may be granted thereunder.

Options.  Options granted under the 2009 Omnibus Plan to eligible directors and employees may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”).  The exercise price of an Option may not be less than 100% of the last-transaction price for the common stock quoted by the Nasdaq Market on the date of grant.

The Committee shall determine the expiration date of each Option granted, up to a maximum of ten years from the date of grant.  In the Committee's discretion, it may specify the period or periods of time within which each Option will first become exercisable, which period or periods may be accelerated or shortened by the Committee.

Each Option granted will terminate upon the expiration date established by the Committee or upon the earlier of (i) twelve months after the holder ceases to be an eligible employee or director by reason of death or disability, and (ii) immediately as of the date the holder is no longer an eligible employee or director for any reason other than death or disability.  In the event of a change in control (as that term is defined in the 2009 Omnibus Plan), any unvested options granted under the 2009 Omnibus Plan will immediately and automatically vest.

Restricted Stock and Restricted Stock Units.  The Committee may award Rights to acquire shares of common stock or restricted stock units, subject to certain transfer restrictions (“Restricted Stock” or "Restricted Stock Unit") to eligible participants under the 2009 Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate.  The Committee shall determine the expiration date for each Restricted Stock or Restricted Stock Unit award, up to a maximum of ten years from the date of grant.  In the Committee’s discretion, it may specify the period or periods of time within which each Restricted Stock or Restricted Stock Unit award will first become exercisable, which period or periods may be accelerated or shortened by the Committee.  Under the terms of the 2009 Omnibus Plan, the Committee also has the discretion to pay out awards of Restricted Stock or Restricted Stock Units in the Company’s common stock, cash or a combination of stock and cash.

Awards of Restricted Stock shall terminate in the same manner as described above in connection with the termination of Options.

Performance Units.  Under the 2009 Omnibus Plan, the Committee may grant to eligible directors and employees awards of long term incentive units, each equivalent in value to one share of common stock (“Units”).  Except as otherwise provided, Units awarded may be distributed only after the end of a performance period of two or more years, as determined by the Committee, beginning with the year in which the awards are granted.

The percentage of the Units awarded that are to be distributed will depend on the level of financial and other performance goals achieved by the Company during the performance period.  The Committee may adopt one or more performance categories in addition to, or in substitution for, a performance category or may eliminate all performance categories other than financial performance.  All performance categories other than financial performance may not be applied in the aggregate as a factor of more than one against financial performance.

As soon as practicable after each performance period, the percentage of Units awarded that are to be distributed, based on the levels of performance achieved, will be determined and distributed to the recipients of such awards in the form of a combination of shares of common stock and cash.  Units awarded, but which the recipients are not entitled to receive, will be cancelled.

In the event of the death or disability of a Unit recipient prior to the end of any performance period, the number of Units awarded for such performance period will be reduced in proportion to the number of months remaining in the performance period after the date of death or disability; and the remaining portion of the award, if any, may, in the discretion of the Committee, be adjusted based upon the levels of performance achieved prior to the date of death or disability, and distributed within a reasonable time after death or disability.  In the event a recipient of Units ceases to be an eligible director or employee for any reason other than death or disability, all Units awarded, but not yet distributed, will be cancelled.

In the event of a change in control (as that term is defined in the 2009 Omnibus Plan), any outstanding Units will immediately and automatically be reduced as appropriate to reflect a shorter performance period.

An amount equal to the dividend payable on one share of common stock (a "dividend equivalent credit") will be determined and credited on the payment date to each Unit recipient’s account for each Unit awarded and not yet distributed or cancelled.  Such amount will be converted within the account to an additional number of Units equal to the number of shares of common stock which could be purchased at the last-transaction price of the common stock on the Nasdaq Market on the dividend payment date.

No dividend equivalent credits or distribution of Units may be credited or made if, at the time of crediting or distribution, (i)  the regular quarterly dividend on the common stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of common stock; (ii)  the rate of dividends on the common stock is lower than at the time the Units to which the dividend equivalent credit relates were awarded, adjusted for certain changes; (iii)  estimated consolidated net income of the Company for the twelve-month period preceding the month the dividend equivalent credit or distribution would otherwise have been made is less than the sum of the amount of the dividend equivalent credits and Units eligible for distribution under the 2009 Omnibus Plan in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of common stock; or (iv)  the dividend equivalent credit or distribution would result in a default in any agreement by which the Company is bound.

If an extraordinary event occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Committee may make adjustments which it deems appropriate in the performance levels.  Such events may include changes in accounting practices, tax, financial institution laws or regulations or other laws or regulations, economic changes not in the ordinary course of business cycles, or compliance with judicial decrees or other legal requirements.

Stock Appreciation Rights.  The 2009 Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of common stock over the last transaction price of the common stock on the Nasdaq Market (the “Base Price”) on the date of the award.  The Committee may adjust the Base Price of a SAR based upon the market value performance of the common stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate.  The expiration date of a SAR may be no more than ten years from the date of award.

Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee's discretion.

Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

Book Value Shares.  The 2009 Omnibus Plan provides that the Committee may award to eligible directors and eligible employees long term incentive units, each equivalent in value to the book value of one share of common stock on the date of award (“Book Value Shares”).  The Committee shall specify the period or periods of time within which each Book Value Share will vest, which period or periods may be accelerated or shortened by the Committee.  Upon redemption, the holder of a Book Value Share will receive an amount equal to the difference between the book value of the common stock at the time the Book Value Share is awarded and the book value of the common stock at the time the Book Value Share is redeemed, adjusted for the effects of dividends, new share issuances, and mark-to-market valuations of the Company’s investment securities portfolio in accordance with FASB 115.

The expiration date of each Book Value Share awarded shall be established by the Committee, up to a maximum of ten years from the date of award.  However, awards of Book Value Shares shall earlier terminate in the same manner as described above in connection with the termination of Options.

Adjustments.  In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; (iii) and rights and matters determined on a per share basis under the 2009 Omnibus Plan.  Any such adjustment will be made by the Committee, subject to ratification by the Board of Directors.  As described above, the Base Price of a SAR may also be adjusted by the Committee to reflect changes in a selected index.  Except with regard to Units and Book Value Shares awarded under the 2009 Omnibus Plan, no adjustment in the Rights will be required by reason of the issuance of common stock, or securities convertible into common stock, by the Company for cash or the issuance of shares of common stock by the Company in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Company or a subsidiary thereof in connection therewith.

Any shares of common stock allocated to Rights granted under the 2009 Omnibus Plan, which Rights are subsequently cancelled or forfeited, will be available for further allocation upon such cancellation or forfeiture.

Federal Income Tax Consequences

Options.  Under current provisions of the Code, the federal income tax treatment of ISOs and NSOs is different.  Options granted to employees under the 2009 Omnibus Plan may be ISOs which are designed to result in beneficial tax treatment to the employee but not a tax deduction to the Company.

The holder of an ISO generally is not taxed for federal income tax purposes on either the grant or the exercise of the option.  However, the optionee must include in his or her federal alternative minimum tax income any excess (the “Bargain Element”) of the acquired common stock’s fair market value at the time of exercise over the exercise price paid by the optionee.  Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an “Early Disposition”), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes.  Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property.  If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes.

Options granted to directors under the 2009 Omnibus Plan would be “NSOs.”  In general, the holder of an NSO will recognize at the time of exercise of the NSO, compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO.

If an optionee exercises an ISO or NSO and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased (the “Payment Stock”), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock.

The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an ISO or NSO or the optionee’s exercise of an ISO. The Company generally will recognize gain or loss or be entitled to a deduction upon the exercise of an NSO. If there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid to the optionee.

The above and other descriptions of federal income tax consequences are necessarily general in nature and do not purport to be complete.  Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.  Such descriptions may not be used to avoid any federal tax penalty.  Such descriptions are written to support this proxy statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws

Restricted Stock and Restricted Stock Units.  Pursuant to Section 83 of the Code, recipients of Restricted Stock and Restricted Stock Unit awards under the 2009 Omnibus Plan will recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the shares vest and become transferable. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Restricted Stock awards in the year in which such amounts are included in income.

Units.  The Company expects that participants generally will not be taxed on the award of Units.  Instead, any cash and the then fair market value of any common stock received by the participants upon the distribution of a Unit generally will be taxable to the participants as compensation income upon such distribution.  At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

SARs.   Pursuant to Section 83 of the code, recipients of SARs under the 2009 Omnibus Plan will recognize, at the time a SAR award is exercised, ordinary income in an amount equal to the difference between the fair market value of the common stock at the time of award of the SAR and the fair market value of the common stock at the time that the SAR is exercised.  The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of SAR awards in the year in which such amounts are included in income.

Book Value Shares. The Company expects that participants generally will not be taxed on the award of Book Value Shares.  Instead, any cash received by the participants upon redemption of the Book Value Shares generally will be taxable to the participant as compensation income upon distribution.  At that time, the Company generally will be entitled to claim a deduction in an amount equal to the compensation income.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2009 OMNIBUS PLAN.

PROPOSAL 3

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that our 2008 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.  These policies and procedures are described in detail on pages 10 to 13 of this Proxy Statement.

The ARRA provides that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the participant’s executives.  Therefore, the Board of Directors is providing our shareholders with the right to cast an advisory vote on the compensation of the Company’s NEOs at the 2009 Annual Meeting of Shareholders.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

“RESOLVED, that the shareholders of Peoples Bancorp of North Carolina, Inc. approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement.”

Under the ARRA, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into account when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Porter Keadle Moore, LLP, of Atlanta, Georgia (“PKM”), has been selected by the Audit Committee as the Company’s and the Bank’s independent auditor for the year ending December 31, 2009.  Such selection is being submitted to the Company’s shareholders for ratification.  Representatives of PKM are expected to attend the Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees billed by PKM for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for 2008 and 2007; (ii) review of the financial statements included in the Company’s quarterly filings on Form 10-Q during those fiscal years; and (iii) review of the Company’s internal controls over financial reporting in 2008 and 2007 were approximately $166,000 and $202,000, respectively.

Audit Related Fees

The aggregate fees billed by PKM in 2008 and 2007 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above were approximately $18,000 and $19,000, respectively.  These fees were primarily related to the audit of the Company’s profit sharing and 401(k) plan and the testing of management’s assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act.

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by PKM for tax compliance, tax advice, and tax planning were approximately $27,000 and $25,000 in 2008 and 2007, respectively.  These fees were primarily related to the preparation of the Company’s income tax returns, assistance with quarterly income tax estimates and preparation of Forms 5500 for various benefit plans.

All Other Fees

In addition to the fees outlined above, PKM billed fees in the amount of $5,000 in 2008 and $0 in 2007.  These fees primarily related to input on and review of documents associated with the TARP application.

The fees billed by PKM are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee set forth in the committee’s charter.  The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2008, 98% of the total fees paid for audit, audit related and tax services were pre-approved.  For 2007, 100% of the fees for audit, audit related, and tax were pre-approved.  The Audit Committee has determined that the rendering of non-audit professional services by PKM, as identified above, is compatible with maintaining PKM’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PKM AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2010 Annual Meeting of Shareholders of the Company will be held on May 6, 2010.   In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than December 4, 2009 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2010 Annual Meeting of Shareholders of the Company.  In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 17, 2010, of his or her proposal.  If the Secretary of the Company is not notified of the shareholder’s proposal by February 17, 2010, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2010 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof.  If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Annual Report of the Company for the year ended December 31, 2008, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.

THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO:  PEOPLES BANCORP OF NORTH CAROLINA, INC., POST OFFICE BOX 467, 518 WEST C STREET, NEWTON, NORTH CAROLINA 28658-0467, ATTENTION:    A. JOSEPH LAMPRON.

By Order of the Board of Directors,

/s/ Tony W. Wolfe
Tony W. Wolfe
President and Chief Executive Officer

Newton, North Carolina
March 27, 2009

APPENDIX A

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”).  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  The Company’s principal source of income is any dividends, which are declared and paid by the Bank on its capital stock.  The Company has no operations and conducts no business of its own other than owning the Bank.  Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 21 banking offices located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh North Carolina.  The Bank also operates a loan production office in Denver, North Carolina.  At December 31, 2008, the Company had total assets of $968.8 million, net loans of $770.2 million, deposits of $721.1 million, total securities of $131.2 million, and shareholders’ equity of $101.1 million.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank’s loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank’s Banco de le Gente offices.  Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-29 of the Annual Report, which is included in this Form 10-K as Exhibit 13.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2008, the Bank employed 270 full-time equivalent employees.

Subsidiaries
                The Bank is a subsidiary of the Company.  The Bank has two subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc., provides real estate appraisal and real estate brokerage services.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II does not have funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp of North Carolina, Inc. (the “Company”).  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank (the “Bank”), (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA

Dollars in Thousands Except Per Share Amounts

	2008	2007	2006	2005	2004
Summary of Operations
Interest income	$56,323	61,732	55,393	41,913	35,095
Interest expense	23,527	27,585	23,110	15,429	12,335

Net interest income	32,796	34,147	32,283	26,484	22,760
Provision for loan losses	4,794	2,038	2,513	3,110	3,256

Net interest income after provision for loan losses	28,002	32,109	29,770	23,374	19,504
Non-interest income	10,495	8,816	7,554	6,668	6,000
Non-interest expense	28,893	25,993	22,983	20,330	18,840

Income before taxes	9,604	14,932	14,341	9,712	6,664
Income taxes	3,213	5,340	5,170	3,381	2,233
Net income	$6,391	9,592	9,171	6,331	4,431

Selected Year-End Balances
Assets	$968,762	907,262	818,948	730,280	686,348
Available for sale securities	124,916	120,968	117,581	115,158	105,598
Loans, net	770,163	713,174	643,078	559,239	527,419
Mortgage loans held for sale	-	-	-	2,248	3,783
Interest-earning assets	921,101	853,878	780,082	692,835	653,111
Deposits	721,062	693,639	633,820	582,854	556,522
Interest-bearing liabilities	758,334	718,870	650,364	576,681	553,135
Shareholders' equity	$101,128	70,102	62,835	54,353	50,938
Shares outstanding*	5,539,056	5,624,234	5,745,951	5,677,328	5,689,763

Selected Average Balances
Assets	$929,799	846,836	772,585	706,843	684,385
Available for sale securities	115,853	120,296	118,137	108,690	93,770
Loans	747,203	665,379	604,427	550,545	547,753
Interest-earning assets	876,425	801,094	732,244	668,614	650,528
Deposits	720,918	659,174	605,407	570,997	558,142
Interest-bearing liabilities	740,478	665,727	613,686	563,210	553,880
Shareholders' equity	$76,241	70,586	62,465	55,989	51,978
Shares outstanding*	5,588,314	5,700,860	5,701,829	5,692,290	5,707,975

Profitability Ratios
Return on average total assets	0.69%	1.13%	1.19%	0.90%	0.65%
Return on average shareholders' equity	8.38%	13.59%	14.68%	11.31%	8.52%
Dividend payout ratio	41.93%	24.30%	20.78%	22.34%	28.37%

Liquidity and Capital Ratios (averages)
Loan to deposit	103.65%	100.94%	99.84%	96.42%	98.14%
Shareholders' equity to total assets	8.20%	8.34%	8.09%	7.92%	7.59%

Per share of common stock*
Basic net income	$1.14	1.68	1.61	1.11	0.77
Diluted net income	$1.13	1.65	1.58	1.09	0.77
Cash dividends	$0.48	0.41	0.33	0.25	0.22
Book value	$13.73	12.46	10.94	9.57	8.95

*Shares outstanding and per share computations have been retroactively restated to reflect a 10% stock dividend during first quarter 2005, a 10% stock dividend during second quarter 2006 and a 3-for-2 stock split during second quarter 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors and the Company’s consolidated financial statements and notes thereto on pages A-30  through A-61.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2008, 2007 and 2006.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board and the parent company of Peoples Bank (the “Bank”). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union and Wake counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and small businesses and (2) commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating its allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

Our business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management team.

The Federal Reserve has decreased the Federal Funds Rate 4.00% since December 31, 2007 with the rate set at 3.25% as of December 31, 2008.  These decreases had a negative impact on 2008 earnings and will continue to have a negative impact on the Bank’s net interest income in the future periods.  The negative impact from the decrease in the Federal Funds Rate has been partially offset by the increase in earnings realized on interest rate contracts, including both interest rate swaps and interest rate floors, utilized by the Company.  Additional information regarding the Company’s interest rate contacts is provided below in the section entitled “Asset Liability and Interest Rate Risk Management.”

On December 23, 2008, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”).  Under  the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  No dividends were declared or paid on the Series A preferred stock during 2008, and cumulative undeclared dividends at December 31, 2008 were $28,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

It is the intent of the Company to utilize CPP funds to make loans to qualified borrowers in the Bank’s market area.  The funds will also be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.  The Bank is also working with its current builders and contractors to provide financing for potential buyers who may not be able to qualify for financing in the current mortgage market in order to help these customers sell existing single family homes.  The Bank will also use the CPP capital infusion as additional Tier I capital to protect the Bank from potential losses that may be incurred during this current recessionary period.

The Company qualified as an accelerated filer in accordance with Rule 12b-2 of the Securities Exchange Act of 1934, effective December 31, 2006.  Therefore, the Company was subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”).  The Company incurred additional consulting and audit expenses in becoming compliant with SOX 404, and will continue to incur additional audit expenses to comply with SOX 404 when SOX 404 becomes applicable to smaller reporting companies.  Management does not expect expenses related to SOX 404 to have a material impact on the Company’s financial statements.  The Company qualified as a smaller reporting company effective June 30, 2008, due to a decrease in market capitalization.  Management does not expect significant cost savings from this change in filing status, as certification of the effectiveness of internal controls by management will still be required.

The Bank opened a new office in Iredell County, in Mooresville, North Carolina in January 2008.  Also in January 2008, the Bank opened a new Banco de la Gente office in Wake County, in Raleigh, North Carolina in a continuing effort to serve the Latino community.  While there are no additional offices planned in 2009, management will continue to look for branching opportunities in nearby markets.

Summary of Significant Accounting Policies
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiary, Peoples Bank, along with its wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2008 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 7, 2009 Annual Meeting of Shareholders.

Many of the Company’s assets and liabilities are recorded using various techniques that require significant judgment as to recoverability.  The collectability of loans is reflected through the Company’s estimate of the allowance for loan losses.  The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability.  In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements.  Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques.  The Company’s internal models generally involve present value of cash flow techniques.  The various techniques are discussed in greater detail elsewhere in management’s discussion and analysis and the notes to consolidated financial statements.

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  For a more complete discussion of policies, see the notes to consolidated financial statements.

In September 2006, the Financial Accounting Standard Board (“FASB”) ratified the conclusions reached by the Emerging Issues Task Force (“EITF”) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.”  This issue requires companies to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  EITF 06-4 was effective for the Company as of January 1, 2008.  During first quarter 2008, the Company made a $467,000 reduction to retained earnings for the cumulative effect of EITF 06-4 as of January 1, 2008 pursuant to the guidance of this pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements.  SFAS No. 157 was effective for the Company as of January 1, 2008.  This standard had no effect on the Company's financial position or results of operations.

SFAS No. 157 establishes a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The Company’s fair value measurements for items measured at fair value at December 31, 2008 included:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$124,916,349	935,032	122,731,317	1,250,000
Market value of derivatives (in other assets)	$4,980,701	-	4,980,701	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Fair values of derivative instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2008:

Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$250,000
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	1,000,000
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250,000

Change in unrealized gain/(loss) for assets still held in Level 3	$0

In accordance with the provisions of SFAS No. 114, the Company has specific loan loss reserves for loans that management has determined to be impaired.  These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the appraised value of any underlying collateral.  At December 31, 2008, the Company had specific reserves of $462,000 in the allowance for loan losses on loans totaling $7.5 million.  The Company’s December 31, 2008 fair value measurement for impaired loans is presented below:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2008
Impaired loans	$7,073,045	-	5,902,848	1,170,197	(345,000)
Other real estate	$1,866,971	-	1,866,971	-	(165,630)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure financial instruments and certain other instruments at fair value.  SFAS No. 159 was effective for the Company as of January 1, 2008.  The Company did not choose this option for any asset or liability, and therefore SFAS No. 159 did not have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.”  This FSP provides guidance on accounting for a transfer of a financial asset and a repurchase financing under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”   This FSP is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.”  This FSP amends SFAS No. 157, “Fair Value Measurements,” to exclude SFAS No. 13, “Accounting for Leases” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157.”  This FSP delays the effective date of SFAS No. 157, “Fair Value Measurements,” for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.”  This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS No. 161 is an amendment to SFAS No. 133, which provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements.  SFAS No. 161 is effective for the Company as of January 1, 2009.  As this is a disclosure related standard, this standard is not expected to have any effect on the Company's financial position or results of operations.  SFAS No. 161 will result in additional disclosures related to the Company’s derivatives.

In September 2008, the FASB issued FSP FAS No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45 and Clarification of the Effective Date of FASB Statement No. 161.”  This FSP is an amendment to SFAS No. 133, which provides for enhanced disclosure requirements for credit risk derivatives.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In December 2008, the FASB issued FSP FAS No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.”  This FSP amends SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

The remainder of management’s discussion and analysis of the Company’s results of operations and financial position should be read in conjunction with the consolidated financial statements and related notes presented on pages A-30 through A-62.

Results of Operations
Summary.  The Company reported earnings of $6.4 million in 2008, or $1.14 basic net earnings per common share and $1.13 diluted net earnings per common share, a 33% decrease as compared to $9.6 million, or $1.68 basic net earnings per common share and $1.65 diluted net earnings per common share, for 2007. The Company’s decrease in net earnings for 2008 is primarily attributable to a decrease in net interest income, an increase in provision for loan losses and an increase in non-interest expense, which was partially offset by an increase in non-interest income.

Net earnings for 2007 represented an increase of 5% as compared to 2006 net earnings of $9.2 million or $1.61 basic net earnings per common share and $1.58 diluted net earnings per common share.  The increase in 2007 net earnings was primarily attributable to growth in interest-earning assets, which contributed to increases in net interest income and an increase in non-interest income.  In addition, the Company had a decrease in the provision for loan losses for the year ended December 31, 2007 as compared to the same period in 2006.  The increases in net interest income and non-interest income and the decrease in the provision for loan losses were partially offset by an increase in non-interest expense.

The return on average assets in 2008 was 0.69%, compared to 1.13% in 2007 and 1.19% in 2006. The return on average shareholders’ equity was 8.38% in 2008 compared to 13.59% in 2007 and 14.68% in 2006.

Net Interest Income.  Net interest income, the major component of the Company's net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them.  Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid.  Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

Net interest income was $32.8 million for 2008 or a 4% decrease from net interest income of $34.1 million in 2007.  The decrease was primarily attributable to a reduction in the Bank’s prime commercial lending rate.  The decrease in loan interest income resulting from a decline in prime rate was partially offset by an increase in income from derivative instruments.   Net income from derivative instruments was $3.4 million for the year ended December 31, 2008 compared to a net loss of $406,000 for the same period in 2007.  Net interest income increased 6% in 2007 from $32.3 million in 2006.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2008, 2007 and 2006. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on average total interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.  Non-accrual loans and the interest income that was recorded on these loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2008			December 31, 2007			December 31, 2006
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:

Loans	$747,203	46,808	6.26%	665,379	55,109	8.28%	604,427	49,665	8.22%
Interest rate derivative contracts	-	3,403	0.45%	-	(406)	-0.06%	-	(698)	-0.12%
Loan fees	-	393	0.05%	-	698	0.10%	-	701	0.12%
Total loans	747,203	50,604	6.77%	665,379	55,401	8.33%	604,427	49,668	8.22%

Investments - taxable	26,591	1,253	4.71%	20,305	868	4.27%	29,784	1,306	4.38%
Investments - nontaxable*	89,262	4,924	5.52%	99,991	5,470	5.47%	88,353	4,642	5.25%
Federal funds sold	3,050	55	1.80%	7,378	383	5.19%	1,766	85	4.81%
Other	10,319	293	2.84%	8,041	444	5.52%	7,914	424	5.36%

Total interest-earning assets	876,425	57,129	6.52%	801,094	62,566	7.81%	732,244	56,125	7.66%

Cash and due from banks	21,331			20,081			17,022
Other assets	41,626			34,287			31,218
Allowance for loan losses	(9,583)			(8,626)			(7,899)

Total assets	$929,799			846,836			772,585

Interest-bearing liabilities:

NOW accounts	$92,612	1,269	1.37%	79,550	1,127	1.42%	87,329	1,214	1.39%
Regular savings accounts	17,423	50	0.29%	18,685	54	0.29%	19,768	57	0.29%
Money market accounts	93,564	1,930	2.06%	87,916	2,918	3.32%	66,035	1,789	2.71%
Time deposits	406,127	15,008	3.70%	361,859	17,430	4.82%	335,092	14,189	4.23%
FHLB / FRB borrowings	79,417	3,616	4.55%	80,058	3,759	4.70%	74,082	3,588	4.84%
Demand notes payable to U.S. Treasury	859	14	1.63%	814	39	4.79%	722	34	4.71%
Trust preferred securities	20,619	1,016	4.93%	20,619	1,476	7.16%	24,878	1,963	7.89%
Other	29,857	624	2.09%	16,226	782	4.82%	5,780	276	4.78%

Total interest-bearing liabilities	740,478	23,527	3.18%	665,727	27,585	4.14%	613,686	23,110	3.77%

Demand deposits	111,192			111,164			97,183
Other liabilities	4,021			3,022			3,044
Shareholders' equity	76,241			70,586			62,465

Total liabilities and shareholder's equity	$931,932			850,499			776,378

Net interest spread		$33,602	3.36%		34,981	3.67%		33,015	3.89%

Net yield on interest-earning assets			3.83%			4.37%			4.51%

Taxable equivalent adjustment
Investment securities		$806			834			731

Net interest income		$32,796			34,147			32,284

*Includes U.S. government sponsored enterprises that are non-taxable for state income tax purposes of $63.6 million in 2008, $74.9 million in 2007 and $65.9 million in 2006. An effective tax rate of 6.90% was used to calculate the tax equivalent yield on these securities.

Changes in interest income and interest expense can result from variances in both volume and rates.  Table 2 describes the impact on the Company’s tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated.  The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2008			December 31, 2007
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest Income:

Loans: Net of unearned income	$6,177	(10,974)	(4,797)	5,042	691	5,733

Investments - taxable	282	102	384	(411)	(27)	(438)
Investments - nontaxable	(589)	43	(546)	624	204	828
Federal funds sold	(151)	(177)	(328)	281	17	298
Other	95	(246)	(151)	7	13	20

Total interest income	5,814	(11,252)	(5,438)	5,543	898	6,441

Interest expense:

NOW accounts	182	(40)	142	(109)	22	(87)
Regular savings accounts	(4)	0	(4)	(3)	0	(3)
Money market accounts	152	(1,140)	(988)	660	469	1,129
Time deposits	1,884	(4,306)	(2,422)	1,211	2,030	3,241
FHLB / FRB Borrowings	(30)	(113)	(143)	285	(114)	171
Demand notes payable to
U.S. Treasury	1	(27)	(26)	4	1	5
Trust Preferred Securities	0	(459)	(459)	(320)	(167)	(487)
Other	471	(629)	(158)	501	5	506

Total interest expense	2,656	(6,714)	(4,058)	2,229	2,246	4,475

Net interest income	$3,158	(4,538)	(1,380)	3,314	(1,348)	1,966

Net interest income on a tax equivalent basis totaled $33.6 million in 2008, decreasing 4% or $1.4 million from 2007.  The decrease was attributable to a reduction in the Bank’s prime commercial lending rate.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.36% in 2008, a decrease from the 2007 net interest spread of 3.67%.  The net yield on interest-earning assets in 2008 decreased to 3.83% from the 2007 net interest margin of 4.37%.

Tax equivalent interest income decreased $5.4 million or 9% in 2008 primarily due to a reduction in the Bank’s prime commercial lending rate.  The yield on interest-earning assets decreased to 6.52% in 2008 from 7.81% in 2007 as a result of a decrease in the average yield received on loans resulting from Federal Reserve interest rate decreases, which were partially offset by an increase in the average outstanding balance of loans and income from interest rate derivative contracts.  Average interest-earning assets increased $75.3 million primarily as the result of an $81.8 million increase in average loans. Average investment securities in 2008 increased 4% to $115.9 million when compared to 2007.  All other interest-earning assets including federal funds sold were $13.4 million in 2008 and $15.4 million in 2007.

Interest expense decreased $4.1 million or 15% in 2008 due to a decrease in the average rate paid on interest-bearing liabilities.  The cost of funds decreased to 3.18% in 2008 from 4.14% in 2007.  This decrease in the cost of funds was primarily attributable to decreases in the average rate paid on interest-bearing checking and savings accounts and certificates of deposit.  The $74.8 million growth in average interest-bearing liabilities was primarily attributable to an increase in time deposits of $44.3 million to $406.1 million in 2008 from $361.9 million in 2007 and an increase in interest-bearing checking and savings accounts of $17.4 million to $203.6 million in 2008 from $186.2 million in 2007.

In 2007 net interest income on a tax equivalent basis increased $2.0 million or 6% to $35.0 million in 2007 from $33.0 million in 2006.  The interest rate spread was 3.67% in 2007, a decrease from the 2006 net interest spread of 3.89%.  The net yield on interest-earning assets in 2007 decreased to 4.37% from the 2006 net interest margin of 4.51%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Company’s loan portfolio, including the valuation of impaired loans in accordance with SFAS No. 114 and No. 118, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses was $4.8 million, $2.0 million, and $2.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.  The increase in the provision for loan losses for 2008 is primarily attributable to an increase in non-performing assets, net charge-offs and increased loan growth.  Please see the section below entitled “Allowance for Loan Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income for 2008 totaled $10.5 million, an increase of $1.7 million or 19% from non-interest income of $8.8 million for 2007.  The increases in non-interest income for 2008 are primarily due to an increase in service charges and fees resulting from growth in deposit base coupled with normal pricing changes, an increase in mortgage banking income and a decrease in the loss on sale and write-down of securities for the year ended December 31, 2008 when compared to the same period last year.  These increases in non-interest income were partially offset by a decrease in insurance and brokerage commissions and a net increase in losses and write-downs on foreclosed property for the year ended December 31, 2008 as compared to the same period last year.  Non-interest income for 2007 increased $1.2 million or 17% from non-interest income of $8.8 million for 2006.  The increase in non-interest income for 2007 is primarily due to an increase in service charges and fees resulting from growth in deposit base coupled with normal pricing changes, an increase in insurance and brokerage commissions, an increase in mortgage banking income and an increase in miscellaneous income.

Service charges on deposit accounts totaled $5.2 million during 2008, an increase of $925,000, or 22% over 2007.  Service charge income increased $349,000, or 9% in 2007 compared to 2006.  These increases are primarily attributable to growth in the deposit base coupled with normal pricing changes, which resulted in an increase in account maintenance fees.

Other service charges and fees increased 24% to $2.4 million for the year ended December 31, 2008 as compared to $1.9 million for the same period one year ago.  This increase is primarily attributable to fee income from growth in the deposit base coupled with normal pricing changes.

The Company reported net losses on sale and write-downs of securities of $167,000, $562,000 and $592,000 in 2008, 2007 and 2006, respectively.  The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.  As part of its evaluation in 2008, the Company determined that the fair value of one investment was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investment by $300,000.  The remaining fair value of the investment at December 31, 2008 was $22,000.  Similarly, as part of its evaluation in 2007, the Company wrote down two investments by $430,000.  The remaining fair value of the investments at December 31, 2007 was $348,000.

Mortgage banking income increased to $660,000 in 2008 from $560,000 in 2007 primarily due to an increase in brokered loan activity.  During 2007 mortgage banking income increased $271,000 from the $289,000 reported in 2006.  The increase in mortgage banking income for 2007 was primarily attributable to the $185,000 write-down of the Bank’s mortgage servicing asset in 2006.  This write-down was due to Management’s assessment that there was minimal fair value in the mortgage servicing rights due to the small remaining balance in the loans serviced for others.

Net losses on other real estate and repossessed assets were $287,000 and $118,000 for 2008 and 2007, respectively.  During 2006 a net loss on other real estate and repossessed assets of $108,000 was recognized.  The increase in net losses on other real estate and repossessed assets during 2008 was primarily attributable to a $170,000 net increase in losses and write-downs on foreclosed property for the year ended December 31, 2008 as compared to the same period last year.  Management determined that the market value of these assets had decreased significantly and charges were appropriate for 2008.

Miscellaneous income for 2008 totaled $2.3 million, an increase of 3% from $2.2 million for 2007.  During 2007, miscellaneous income increased 4% from $2.1 million for 2006.

Table 3 presents a summary of non-interest income for the years ended December 31, 2008, 2007 and 2006.

Table 3 - Non-Interest Income

(Dollars in thousands)	2008	2007	2006
Service charges	$5,203	4,279	3,930
Other service charges and fees	2,399	1,938	1,540
Gain (loss) on sale of securities	(167)	(562)	(592)
Mortgage banking income	660	560	289
Insurance and brokerage commissions	426	521	389
Loss on foreclosed and repossessed assets	(287)	(118)	(108)
Miscellaneous	2,261	2,198	2,106
Total non-interest income	$10,495	8,816	7,554

Non-Interest Expense.  Total non-interest expense amounted to $28.9 million for 2008, an increase of 11% from 2007.  Non-interest expense for 2007 increased 13% to $26.0 million from non-interest expense of $23.0 million for 2006.

Salary and employee benefit expense was $15.2 million in 2008, compared to $13.9 million during 2007, an increase of $1.3 million or 9%, following a $2.1 million or 18% increase in salary and employee benefit expense in 2007 over 2006.  The increase in salary and employee benefits in 2008 and 2007 is primarily due to normal salary increases and expense associated with additional staff for new branches.

The Company recorded occupancy expenses of $5.0 million in 2008, compared to $4.8 million during 2007, an increase of $278,000 or 6%, following an increase of $571,000 or 14% in occupancy expenses in 2007 over 2006.  The increases in 2008, 2007 and 2006 are primarily due to an increase in furniture and equipment expense and lease expense associated with new branches.
The total of all other operating expenses increased $1.3 million or 18% to $8.7 million during 2008.  The increase in other expense for 2008 is primarily attributable to an increase in of $407,000 in FDIC insurance expense, an increase of $309,000 in deposit program expense and an increase of $133,000 in foreclosure expense.  Other operating expense increased $336,000 or 5% in 2007 over 2006.  The increase in other expense for 2007 is primarily attributable to increases of $215,000 in advertising expense.

Table 4 presents a summary of non-interest expense for the years ended December 31, 2008, 2007 and 2006.

Table 4 - Non-Interest Expense

(Dollars in thousands)	2008	2007	2006
Salaries and wages	$11,591	10,276	9,368
Employee benefits	3,603	3,612	2,417
Total personnel expense	15,194	13,888	11,785
Occupancy expense	5,029	4,751	4,180
Office supplies	564	554	436
FDIC deposit insurance	547	140	75
Professional services	422	400	239
Postage	360	320	307
Telephone	476	405	338
Director fees and expense	450	499	423
Advertising	1,076	988	772
Consulting fees	385	460	575
Taxes and licenses	193	272	293
Other operating expense	4,197	3,316	3,560
Total non-interest expense	$28,893	25,993	22,983

Income Taxes.  Total income tax expense was $3.2 million in 2008 compared with $5.3 million in 2007 and $5.2 million in 2006.   The primary reason for the decrease in taxes for 2008 as compared to 2007 and 2006 was the decrease in pretax income.  The Company’s effective tax rates were 33.46%, 35.76% and 36.05% in 2008, 2007 and 2006, respectively.

Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2008 such unfunded commitments to extend credit were $158.9 million, while commitments in the form of standby letters of credit totaled $4.3 million.

The Company uses several sources to meet its liquidity requirements.  The primary source is core deposits, which includes demand deposits, savings accounts and certificates of deposits of denominations less than $100,000.  The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2008, the Company’s core deposits totaled $497.2 million, or 69% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the Federal Reserve on a short-term basis.

At December 31, 2008, the Bank had a significant amount of deposits in amounts greater than $100,000, including brokered deposits of $61.0 million, which mature over the next two years.  The balance and cost of these deposits are more susceptible to changes in the interest rate environment than other deposits.   For additional information, please see the section below entitled “Deposits.”

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with an outstanding balance of $77.0 million at December 31, 2008.  The remaining availability at FHLB was $71.2 million at December 31, 2008.  At December 31, 2008, the carrying value of loans pledged as collateral to the FHLB totaled approximately $244.9 million.  The Bank had $5.0 million in borrowings from the Federal Reserve Bank (“FRB”) at December 31, 2008. This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2008, the carrying value of loans pledged as collateral to the FRB totaled approximately $280.8 million.

The Bank also had the ability to borrow up to $38.0 million for the purchase of overnight federal funds from four correspondent financial institutions as of December 31, 2008.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold, certain investment securities and certain FHLB advances available under the line of credit, as a percentage of net deposits (adjusted for deposit runoff projections) and short-term liabilities was 26.80% at December 31, 2008, 28.04% at December 31, 2007 and 31.15% at December 31, 2007.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy is 20%.

As disclosed in the Company’s Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $10.7 million during 2008.  Net cash used in investing activities of $65.7 million consisted primarily of a net increase in loans of $65.2 million.  Net cash provided by financing activities amounted to $53.1 million, primarily from a $27.4 million net increase in deposits and the $25.1 issuance of Series A preferred stock.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 5 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2008.

Table 5 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$520,141	6,239	16,599	542,979	238,209	781,188
Investment securities	-	4,354	3,596	7,950	116,966	124,916
Federal funds sold	6,733	-	-	6,733	-	6,733
Interest-bearing deposit accounts	1,453	-	-	1,453	-	1,453
Other interest-earning assets	-	-	-	-	6,811	6,811

Total interest-earning assets	528,327	10,593	20,195	559,115	361,986	921,101

Interest-bearing liabilities:
NOW, savings, and money market deposits	210,058	-	-	210,058	-	210,058
Time deposits	47,003	145,974	175,522	368,499	38,057	406,556
Other short term borrowings	1,600	-	-	1,600	-	1,600
FRB borrowings	-	5,000	-	5,000	-	5,000
FHLB borrowings	-	5,000	-	5,000	72,000	77,000
Securities sold under
agreement to repurchase	37,501	-	-	37,501	-	37,501
Trust preferred securities	-	20,619	-	20,619	-	20,619

Total interest-bearing liabilities	296,162	176,593	175,522	648,277	110,057	758,334

Interest-sensitive gap	$232,165	(166,000)	(155,327)	(89,162)	251,929	162,767

Cumulative interest-sensitive gap	$232,165	66,165	(89,162)	(89,162)	162,767

Interest-earning assets as a percentage of
interest-bearing liabilities	178.39%	6.00%	11.51%	86.25%	328.91%

               The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank.  The ALCO meets monthly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.  ALCO tries to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements.  The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  As shown in Table 5, the Company’s balance sheet is asset-sensitive, meaning that in a given period there will be more assets than liabilities subject to immediate repricing as interest rates change in the market. Because most of the Company’s loans are tied to the prime rate, they reprice more rapidly than rate sensitive interest-bearing deposits.  During periods of rising rates, this results in increased net interest income.  The opposite occurs during periods of declining rates.  Rate sensitive assets at December 31, 2008 totaled $921.1 million, exceeding rate sensitive liabilities of $758.3 million by $162.8 million.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.  As of December 31, 2008, the Company had cash flow hedges with a notional amount of $165.0 million.  These derivative instruments consist of three interest rate floor contracts and one interest rate swap contract.  The interest rate floor contracts are used to hedge future cash flows from payments on the first $115.0 million of certain variable rate loans against the downward effects of their repricing in the event of a decreasing rate environment during the terms of the interest rate floor contracts.  If the prime rate falls below the contract rate during the term of the contract, the Company will receive payments based on notional amount times the difference between the contract rate and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is equal to or higher than the contract rate.  The interest rate floor contracts in effect at December 31, 2008 will expire in 2009.  The interest rate swap contract is used to convert $50.0 million of variable rate loans to a fixed rate.  Under the swap contract, the Company receives a fixed rate of 6.245% and pays a variable rate based on the current prime rate (3.25% at December 31, 2008) on the notional amount of $50.0 million.  The swap agreement matures in June 2011.  The Company recognized $3.4 million in interest income, net of premium amortization, from interest rate derivative contracts during the year ended December 31, 2008.  Based on the current interest rate environment, it is expected the Company will continue to receive income on these interest rate contracts throughout 2009.

Tables 6 and 7 present additional information on the Company’s derivative financial instruments as of December 31, 2008.

Table 6 - Derivative Instruments
(Dollars in thousands)
Type of Derivative	Notional Amount	Contract Rate	Premium	Year-to-date Income (Net of Premium Amortization)
Interest rate floor contact*	$-	-	$-	$151
Interest rate floor contact*	-	-	-	456
Interest rate floor contact expiring 01/24/09	45,000	7.500%	562	871
Interest rate floor contact expiring 06/02/09	35,000	8.000%	399	914
Interest rate floor contact expiring 12/01/09	35,000	7.250%	634	523
Interest rate swap contact expiring 06/01/11	50,000	6.245%	-	488
	$165,000		$1,595	$3,403

* Interest rate floor contracts expired during 2008

Table 7 - Fair Values of Derivative Instruments

	Asset Derivatives				Liability Derivatives
(Dollars in thousands)	As of December 31, 2008		As of December 31, 2007		As of December 31, 2008		As of December 31, 2007
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate derivative
contracts	Other assets	$ 4,981	Other assets	$ 1,907	N/A	$ -	N/A	$ -

Included in the rate sensitive assets are $506.2 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee (“FOMC”).  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2008, the Bank had $149.0 million in loans with interest rate floors.  The floors were in effect on $147.0 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 1.59% higher than the indexed rate on the promissory notes without interest rate floors.

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  All of the Company’s investment securities are held in the available-for-sale (“AFS”) category. At December 31, 2008 the market value of AFS securities totaled $124.9 million, compared to $121.0 million and $117.6 million at December 31, 2007 and 2006, respectively.  The increase in 2008 investment securities is the result of net securities purchases that are part of management’s objective to grow the investment portfolio in an effort to manage the credit risk in the balance sheet.  This increase in AFS securities was partially offset by paydowns on mortgage-backed securities, calls and maturities.  Table 8 presents the market value of the AFS securities held at December 31, 2008, 2007 and 2006.

Table 8 - Summary of Investment Portfolio

(Dollars in thousands)	2008	2007	2006
Obligations of United States government
sponsored enterprises	$58,487	76,992	72,744

Obligations of states and political subdivisions	26,973	25,905	24,366

Mortgage-backed securities	37,271	16,271	19,220

Trust preferred securities	1,250	250	750

Equity securities	935	1,550	501

Total securities	$124,916	120,968	117,581

The composition of the investment securities portfolio reflects the Company’s investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income.  The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

The Company’s investment portfolio consists of U.S. government sponsored enterprise securities, municipal securities, U.S. government enterprise sponsored mortgage-backed securities, and trust preferred securities and equity securities.  AFS securities averaged $115.9 million in 2008, $120.3 million in 2007 and $118.1 million in 2006.  Table 9 presents the amortized cost of AFS securities held by the Company by maturity category at December 31, 2008.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to tax equivalent basis using an effective tax rate 38.55% for securities that are both federal and state tax exempt and an effective tax rate of 6.90% for state tax exempt securities.

Table 9 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:

United States Government	$3,500	4.60%	33,885	4.88%	11,817	5.08%	6,021	5.52%	55,223	4.98%
sponsored enterprises

States and political subdivisions	2,405	5.21%	10,282	4.77%	7,202	6.09%	6,759	6.57%	26,648	5.62%

Mortgage backed securities	-	-	521	4.54%	11,256	4.68%	24,780	5.35%	36,557	5.13%

Trust preferred securities	-	-	-	-	1,000	3.35%	250	8.13%	1,250	4.31%

Equity securities	-	-	-	-	-	-	1,382	1.49%	1,382	1.49%

Total securities	$5,905	4.85%	44,688	4.85%	31,275	5.11%	39,192	5.47%	121,060	5.12%

               Loans.  The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties in North Carolina.  Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Non-real estate loans also can be affected by local economic conditions.  In management’s opinion, there are no significant concentrations of credit with particular borrowers engaged in similar activities.

Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2008, the Company had $108.6 million in residential mortgage loans, $93.3 million in home equity loans and $272.8 million in commercial mortgage loans, which include $218.0 million using commercial property as collateral and $54.8 million using residential property as collateral.  At December 31, 2008, real estate construction loans included $126.5 million in speculative construction and development loans.

Residential mortgage loans include $51.0 million made to customers in the Company’s traditional banking offices and $57.6 million in mortgage loans originated in the Company’s Latino banking operations.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.  Also, the Company does not have credit exposure for residential mortgage loans originated that are not reflected in the Company’s assets.

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that cause the loans to not be sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type and are generally made to existing Bank customers.  These loans have been originated throughout the Company’s five county service area, with no geographic concentration.  At December 31, 2008 there were 12 loans with an outstanding balance of $1.1million 30 days or more past due and no loans more than 90 days past due.

The mortgage loans originated in the Company’s Latino operations are primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2008, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Company’s portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, NC metro area.  At this time, Charlotte has begun to experience a decline in values within the residential real estate market.  At December 31, 2008 there were 96 loans with an outstanding balance of $10.8 million 30 days or more past due and four loans more than 90 days past due totaling $514,000.  Total losses on this portfolio, since the first loans were originated in 2004 have amounted to approximately $348,000 through December 31, 2008.

As a recipient of CPP funds, the Bank will strive to work with delinquent borrowers in an attempt to mitigate foreclosure.  The funds will also be used to absorb losses incurred when modifying loans or making concessions to borrowers in order to keep borrowers out of foreclosure.

The composition of the Company’s loan portfolio is presented in Table 10.

Table 10 - Loan Portfolio

	2008		2007		2006		2005		2004
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Breakdown of loan receivables:
Commercial	$76,945	9.85%	82,190	11.38%	85,064	13.06%	79,902	14.10%	79,189	14.79%
Real estate - mortgage	474,732	60.77%	417,709	57.83%	364,595	55.97%	330,227	58.28%	312,988	58.45%
Real estate - construction	216,188	27.67%	209,644	29.03%	187,960	28.86%	141,420	24.96%	127,042	23.73%
Consumer	13,323	1.71%	12,734	1.76%	13,762	2.11%	15,115	2.66%	16,249	3.03%

Total loans	$781,188	100.00%	722,277	100.00%	651,381	100.00%	566,664	100.00%	535,468	100.00%

Less: Allowance for loan losses	11,025		9,103		8,303		7,425		8,049

Net loans	$770,163		713,174		643,078		559,239		527,419

As of December 31, 2008, gross loans outstanding were $781.2 million, an increase of $58.9 million or 8% from the December 31, 2007 balance of $722.3 million.  Commercial loans decreased $5.2 million in 2008.  Real estate mortgage loans grew $57.0 million when compared to 2007 due to an increase in non-conforming mortgage loans and commercial real estate loans. Real estate construction loans increased $6.5 million in 2008 as a result of an increase in real estate development loans.  Consumer loans increased $589,000 in 2008.

Table 11 identifies the maturities of all loans as of December 31, 2008 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Commercial	$62,205	13,187	1,553	76,945
Real estate - mortgage	272,873	149,612	52,247	474,732
Real estate - construction	201,041	9,805	5,342	216,188
Consumer	6,860	6,258	205	13,323

Total loans	$542,979	178,862	59,347	781,188

Total fixed rate loans	$22,816	125,666	59,347	207,829
Total floating rate loans	520,163	53,196	-	573,359

Total loans	$542,979	178,862	59,347	781,188

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2008, outstanding loan commitments totaled $158.9 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled “Contractual Obligations” and in Note 10 to the Consolidated Financial Statements.

Allowance for Loan Losses.  The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectibility becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of nine risk grades, each grade indicating a different level of loss reserves. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan as well as the level of reserves deemed appropriate for the loan. The Bank’s Board of Directors reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates all loan relationships greater than $1.0 million.  The third party’s evaluation and report is shared with management and the Bank’s Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in determining the appropriate levels of the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.  At December 31, 2008 and 2007, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $7.5 million and $8.0 million, respectively, with related allowance for loan losses of approximately $462,000 and $1.2 million for December 31, 2008 and 2007, respectively.

The general allowance reflects reserves established under the provisions of SFAS No. 5, “Accounting for Contingencies” for collective loan impairment.  These reserves are based upon historical net charge-offs using the last three years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

The unallocated allowance is determined through management’s assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management’s acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, this unallocated portion may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions that adversely affect the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.

Net charge-offs for 2008 were $2.9 million.  The ratio of net charge-offs to average total loans was 0.38% in 2008, 0.19% in 2007 and 0.27% in 2006.  Management expects the ratio of net charge-offs to average total loans to increase again in 2009 due to the recessionary economic conditions and the decline in real estate values and new home sales.   The allowance for loan losses increased to $11.0 million or 1.41% of total loans outstanding at December 31, 2008.  For December 31, 2007 and 2006, the allowance for loan losses amounted to $9.1 million or 1.26% of total loans outstanding and $8.3 million, or 1.27% of total loans outstanding, respectively.  Management would expect the percentage of the allowance for loan losses to total loans to increase in 2009 if non-performing loans continue to increase as a result of the current recessionary economic conditions.

Table 12 presents the percentage of loans assigned to each risk grade along with the general reserve percentage applied to loans in each risk grade at December 31, 2008 and 2007.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade*
Risk Grade	2008	2007
Risk 1 (Excellent Quality)	4.08%	11.06%
Risk 2 (High Quality)	17.95%	14.06%
Risk 3 (Good Quality)	63.08%	62.53%
Risk 4 (Management Attention)	10.42%	9.51%
Risk 5 (Watch)	2.14%	1.57%
Risk 6 (Substandard)	0.80%	0.13%
Risk 7 (Low Substandard)	0.00%	0.03%
Risk 8 (Doubtful)	0.00%	0.00%
Risk 9 (Loss)	0.00%	0.00%

* Excludes non-accrual loans

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2008	2007	2006	2005	2004
Reserve for loan losses at beginning	$9,103	8,303	7,425	8,049	9,722

Loans charged off:
Commercial	249	414	505	293	1,004
Real estate - mortgage	1,506	471	568	2,141	3,842
Real estate - construction	644	252	250	1,250	4
Consumer	748	489	636	516	535

Total loans charged off	3,147	1,626	1,959	4,200	5,385

Recoveries of losses previously charged off:
Commercial	87	86	64	144	162
Real estate - mortgage	8	21	108	162	144
Real estate - construction	30	102	2	-	-
Consumer	150	179	150	160	150

Total recoveries	275	388	324	466	456

Net loans charged off	2,872	1,238	1,635	3,734	4,929

Provision for loan losses	4,794	2,038	2,513	3,110	3,256

Reserve for loan losses at end of year	$11,025	9,103	8,303	7,425	8,049

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.38%	0.19%	0.27%	0.68%	0.90%

Non-performing Assets.  Non-performing assets, comprised of non-accrual loans, other real estate owned, other repossessed assets and loans for which payments are more than 90 days past due totaled $14.2 million at December 31, 2008 compared to $8.5 million at December 31, 2007.   Non-accrual loans were $11.8 million at December 31, 2008, an increase of $3.8 million from non-accruals of $8.0 million at December 31, 2007.  As a percentage of loans outstanding, non-accrual loans were 1.51% and 1.11% at December 31, 2008 and 2007, respectively. The Bank had $514,000 in loans 90 days past due and still accruing at December 31, 2008 as compared to no loans for the same period in 2007.  Other real estate owned totaled $1.9 million and $483,000 as of December 31, 2008 and 2007, respectively.  The Bank had no repossessed assets as of December 31, 2008 and 2007.

At December 31, 2008, the Company had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $12.3 million or 1.58% of total loans.  Non-performing loans for 2007 were $8.0 million, or 1.11% of total loans and $7.6 million, or 1.17% of total loans for 2006. Interest that would have been recorded on non-accrual loans for the years ended December 31, 2008, 2007 and 2006, had they performed in accordance with their original terms, amounted to approximately $850,000, $693,000 and $429,000, respectively. Interest income on impaired loans included in the results of operations for 2008, 2007, and 2006 amounted to approximately $65,000, $29,000 and $144,000, respectively.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.  Management anticipates continued weakness in the housing market, which combined with the current recessionary economic conditions will, in all likelihood, result in higher levels of non-performing loans in 2009.

It is the general policy of the Company to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2008	2007	2006	2005	2004
Non-accrual loans	$11,815	7,987	7,560	3,492	5,097
Loans 90 days or more past due and still accruing	514	-	78	946	245
Total non-performing loans	12,329	7,987	7,638	4,438	5,342
All other real estate owned	1,867	483	344	531	682
All other repossessed assets	-	-	-	-	-
Total non-performing assets	$14,196	8,470	7,982	4,969	6,024

As a percent of total loans at year end
Non-accrual loans	1.51%	1.11%	1.16%	0.62%	0.95%
Loans 90 days or more past due and still accruing	0.07%	0.00%	0.01%	0.17%	0.05%
Total non-performing assets	1.82%	1.17%	1.23%	0.88%	1.12%

                Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2008, total deposits were $721.1 million, an increase of $27.5 million or 4% increase over the December 31, 2007 balance of $693.6 million.  Core deposits, which include demand deposits, savings accounts and certificates of deposits of denominations less than $100,000, increased to $497.2 million at December 31, 2008 from $490.1 million at December 31, 2007.

Time deposits in amounts of $100,000 or more totaled $220.4 million, $203.5 million and $194.2 million at December 31, 2008, 2007 and 2006, respectively.  At December 31, 2008, brokered deposits amounted to $61.0 million as compared to $53.9 million at December 31, 2007.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2008 have a weighted average rate of 3.25% with a weighted average original term of 8 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $100,000 or more as of December 31, 2008.

Table 15 - Maturities of Time Deposits over $100,000

(Dollars in thousands)	2008
Three months or less	$106,166
Over three months through six months	58,526
Over six months through twelve months	40,819
Over twelve months	14,864
Total	$220,375

                Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2008, FHLB borrowings totaled $77.0 million compared to $87.5 million at December 31, 2007 and $89.3 million at December 31, 2006. Average FHLB borrowings for 2008 were $79.2 million, compared to average balances of $80.1 million for 2007 and $74.1 million for 2006. The maximum amount of outstanding FHLB borrowings was $97.6 million in 2008, and $95.0 in 2007 and $99.5 in 2006. The FHLB borrowings outstanding at December 31, 2008 had both fixed and adjustable interest rates ranging from 3.71% to 6.49%.  At December 31, 2008, all of the Bank’s FHLB borrowings had maturities exceeding one year.  The FHLB has the option to convert $72.0 million of the total borrowings to a floating rate and, if converted, the Bank may repay borrowings without a prepayment fee.  The Company also has an additional $5.0 million in variable rate convertible borrowings, which may be repaid without a prepayment fee if converted by the FHLB.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.
The Bank had $5.0 million in borrowings from the FRB at December 31, 2008. This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.

Demand notes payable to the U. S. Treasury, which represent treasury tax and loan payments received from customers, amounted to approximately $1.6 million at December 31, 2008, 2007 and 2006.

Securities sold under agreements to repurchase amounted to $37.5 million, $27.6 million and $6.4 million as of December 31, 2008, 2007 and 2006, respectively.

Junior Subordinated Debentures (related to Trust Preferred Securities).  In June 2006 the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations and other commitments as of December 31, 2008 are summarized in Table 16 below.  The Company’s contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	12,000	-	65,000	77,000
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	769	1,191	701	1,893	4,554

Total	$769	13,191	701	87,512	102,173

Other Commitments
Commitments to extend credit	$54,767	14,566	2,336	87,270	158,939
Standby letters of credit
and financial guarantees written	4,294	22	-	-	4,316

Total	$59,061	14,588	2,336	87,270	163,255

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled “Asset Liability and Interest Rate Risk Management” beginning on page A-13 and in Notes 1, 10, 11 and 16 to the Consolidated Financial Statements.

Capital Resources.  Shareholders’ equity at December 31, 2008 was $101.1 million compared to $70.1 million at December 31, 2007 and $62.8 million at December 31, 2006.  Unrealized gains and losses, net of taxes, at December 31, 2008 and 2007 amounted to gains of $5.5 million and $1.7 million, respectively.  At December 31, 2006, unrealized gains and losses, net of taxes, amounted to a loss of $771,000.  Average shareholders’ equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders’ equity as a percentage of total average assets was 8.20%, 8.34% and 8.09% for 2008, 2007 and 2006.   The return on average shareholders’ equity was 8.38% at December 31, 2008 as compared to 13.59% and 14.68% as of December 31, 2007 and December 31, 2006, respectively.  Total cash dividends paid during 2008 amounted to $2.7 million.  Cash dividends totaling $2.3 million and $1.9 million were paid during 2007 and 2006, respectively.

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of November 2007.  During 2007, the Company repurchased 100,000 shares, or $1,938,000, of its common stock under this plan.

In August 2007, the Company’s Board of Directors authorized the repurchase of up to 75,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of August 2008.  The Company repurchased 50,497 shares, or $873,000, of its common stock under this plan during 2007.  The Company repurchased 25,000 shares, or $350,000, of its common stock under this plan during 2008. The Board of Directors ratified the purchase of 497 additional shares in March 2008.

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company has repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.  Because of the Company’s participation in the CPP, discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without UST approval.

On December 23, 2008, the Company entered into a Purchase Agreement with the UST.  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the CPP under the TARP.  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  No dividends were declared or paid on the Series A preferred stock during 2008, and cumulative undeclared dividends at December 31, 2008 were $28,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the ARRA, the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP, including participants in the CPP.

Under regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 4.0% or greater.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2008, 2007 and 2006 includes $20.0 million in trust preferred securities. The Company’s Tier 1 capital ratio was 13.65%, 11.03% and 11.70% at December 31, 2008, 2007 and 2006, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 14.90%, 12.16% and 12.86% at December 31, 2008, 2007 and 2006, respectively.  In addition to the Tier 1 and total risk-based capital requirements, financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 12.40%, 10.43% and 10.80% at December 31, 2008, 2007 and 2006, respectively.

The Bank’s Tier 1 risk-based capital ratio was 9.85%, 9.80% and 10.21% at December 31, 2008, 2007 and 2006, respectively.  The total risk-based capital ratio for the Bank was 11.10%, 10.93% and 11.37% at December 31, 2008, 2007 and 2006, respectively.   The Bank’s Tier 1 leverage capital ratio was 8.94%, 9.26% and 9.41% at December 31, 2008, 2007 and 2006 respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0 % or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and has a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2008, 2007 and 2006.

The Company’s key equity ratios as of December 31, 2008, 2007 and 2006 are presented in Table 17.

Table 17 - Equity Ratios

	2008	2007	2006
Return on average assets	0.69%	1.13%	1.19%
Return on average equity	8.38%	13.59%	14.68%
Dividend payout ratio	41.93%	24.30%	20.78%
Average equity to average assets	8.20%	8.34%	8.09%

                Quarterly Financial Data.  The Company’s consolidated quarterly operating results for the years ended December 31, 2008 and 2007 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2008				2007
Dollars in thousands, except
per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth

Total interest income	$14,553	14,072	14,122	13,576	$15,200	15,446	15,625	15,461
Total interest expense	6,680	5,700	5,627	5,520	6,607	6,735	7,038	7,205

Net interest income	7,873	8,372	8,495	8,056	8,593	8,711	8,587	8,256

Provision for loan losses	391	681	1,035	2,687	323	634	296	785
Other income	2,607	2,802	2,506	2,580	2,122	2,139	2,007	2,548
Other expense	6,930	7,113	7,278	7,572	6,021	6,180	6,214	7,578

Income before income taxes	3,159	3,380	2,688	377	4,371	4,036	4,084	2,441
Income taxes	1,103	1,188	942	(20)	1,584	1,446	1,471	839

Net earnings	$2,056	2,192	1,746	397	$2,787	2,590	2,613	1,602

Basic earnings per share	$0.37	0.39	0.31	0.07	$0.49	0.45	0.46	0.28
Diluted earnings per share	$0.36	0.39	0.31	0.07	$0.48	0.44	0.45	0.28

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company’s loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2008, 2007 and 2006, the Company used interest rate contracts to manage market risk as discussed above in the section entitled “Asset Liability and Interest Rate Risk Management.”

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company’s on-balance sheet financial instruments and the notional amount and estimated fair value of the Company’s off-balance sheet derivative instruments at their expected maturity dates for the period ended December 31, 2008. The expected maturity categories take into consideration historical prepayment experience as well as management’s expectations based on the interest rate environment at December 31, 2008.  As of December 31, 2008, all fixed rate advances are callable at the option of FHLB.  For core deposits without contractual maturity (i.e. interest bearing checking, savings, and money market accounts), the table presents principal cash flows based on management’s judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars In thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2009	2010	2011	2012 & 2013	Thereafter	Total	Fair Value
Fixed rate	$33,980	32,285	20,804	80,068	40,692	207,829	210,922
Average interest rate	7.25%	7.00%	6.97%	6.86%	7.34%
Variable rate	$241,262	84,819	31,616	50,428	165,234	573,359	573,359
Average interest rate	4.09%	3.98%	4.39%	4.33%	5.99%
						781,188	784,281
Investment Securities	.
Interest bearing cash	$-	-	-	-	1,453	1,453	1,453
Average interest rate	-	-	-	-	0.03%
Federal funds sold	$6,733	-	-	-	-	6,733	6,733
Average interest rate	0.10%	-	-	-	-
Securities available for sale	$22,806	21,907	34,228	14,346	31,629	124,916	126,539
Average interest rate	4.95%	4.80%	4.38%	4.77%	4.66%
Nonmarketable equity securities	$-	-	-	-	6,303	6,303	6,303
Average interest rate	-	-	-	-	3.52%

Debt Obligations
Deposits	$368,469	23,198	12,805	2,249	314,341	721,062	716,678
Average interest rate	3.17%	3.02%	2.50%	3.09%	4.08%
Advances from FHLB	$-	7,000	5,000	15,000	50,000	77,000	83,038
Average interest rate	-	6.05%	4.21%	4.19%	4.27%
Federal Reserve Borrowings	$5,000	-	-	-	-	5,000	4,999
Average interest rate	0.28%	-	-	-	-
Demand notes payable to U.S. Treasury	$1,600	-	-	-	-	1,600	1,600
Average interest rate	0.12%	-	-	-	-
Securities sold under agreement to repurchase	$37,501					37,501	37,501
Average interest rate	1.34%
Junior subordinated debentures	$-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	3.63%

Derivative Instruments (notional amount)
Interest rate floor contracts	$115,000	-	-	-	-	115,000	2,254
Average interest rate	7.58%	-	-	-	-
Interest rate swap contracts	$-	-	50,000	-	-	50,000	2,727
Average interest rate	-	-	6.25%	-	-

               Table 20 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as “rate ramps.”  The table shows the estimated theoretical impact on the Company’s tax equivalent net interest income from hypothetical rate changes of plus and minus 1% and 2% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks” of plus and minus 1% and 2% compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+2%	$32,175	3.95%
+1%	$31,476	1.70%
0%	$30,951	0.00%
-1%	$30,455	-1.60%
-2%	$29,832	-3.62%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+2%	$92,797	-10.94%
+1%	$98,019	-5.92%
0%	$104,192	0.00%
-1%	$106,142	1.87%
-2%	$108,667	4.30%

MARKET FOR THE COMPANY’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Peoples Bancorp common stock is traded on the over-the-counter (OTC) market and quoted on the Nasdaq Global Market, under the symbol “PEBK.”  Market makers for the Company’s shares include Scott and Stringfellow, Inc. and Sterne Agee & Leach.

Although the payment of dividends by the Company is subject to certain requirements and limitations of North Carolina corporate law, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares.  However, the ability of the Company to pay dividends and repurchase shares may be dependent upon the Company’s receipt of dividends from the Bank.  The Bank’s ability to pay dividends is limited.  North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay.   Dividends may be paid by the Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law.   Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).   Based on its current financial condition, the Bank does not expect that this provision will have any impact on the Bank’s ability to pay dividends.  Due to the Company’s participation in the CPP, the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders and UST approval is required for any increase in common dividends per share.

As of March 10, 2009, the Company had 707 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.   The market price for the Company’s common stock was $5.55 on March 10, 2009.

Table 21 presents certain market and dividend information for the last two fiscal years.  Over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Table 21 - Market and Dividend Data

			Cash Dividend
2008	Low Bid	High Bid	Per Share
First Quarter	$12.20	15.50	0.12

Second Quarter	$9.56	14.19	0.12

Third Quarter	$7.36	13.14	0.12

Fourth Quarter	$8.51	12.00	0.12

			Cash Dividend
2007	Low Bid	High Bid	Per Share
First Quarter	$17.37	19.26	0.08

Second Quarter	$17.89	21.15	0.09

Third Quarter	$17.13	20.03	0.12

Fourth Quarter	$14.75	18.00	0.12

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative shareholder return on its Common Stock with a NASDAQ index and with a southeastern bank index.  The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2008.

COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
Performance Report for
Peoples Bancorp of North Carolina, Inc.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2008, 2007 and 2006

INDEX

PAGE(S)

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-31

Financial Statements
Consolidated Balance Sheets at December 31, 2008 and December 31, 2007	A-32

Consolidated Statements of Earnings for the years ended December 31, 2008, 2007 and 2006	A-33

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2008, 2007 and 2006	A-34

Consolidated Statements of Comprehensive Income for the years ended December 31, 2008, 2007 and 2006	A-35

Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006	A-36 - A-37

Notes to Consolidated Financial Statements	A-38 - A-61

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management's assessment of the effectiveness of Peoples Bancorp of North Carolina, Inc’s. internal control over financial reporting as of December 31, 2008, included in the accompanying Management’s Report of Internal Controls Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 6, 2009

Certified Public Accountants
___________________________________________________________________________________________________________________________________________
Suite 1800 • 235 Peachtree Street NE •  Atlanta, Georgia 30303 • Phone 404-588-4200  • Fax 404-588-4222  • www.pkm.com

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008 and 2007

Assets	2008	2007

Cash and due from banks, including reserve requirements	$19,743,047	26,108,437
of $7,257,000 and $7,439,000
Interest bearing deposits	1,452,825	1,539,190
Federal funds sold	6,733,000	2,152,000
Cash and cash equivalents	27,928,872	29,799,627

Investment securities available for sale	124,916,349	120,968,358
Other investments	6,302,809	6,433,947
Total securities	131,219,158	127,402,305

Loans	781,188,082	722,276,948
Less allowance for loan losses	(11,025,516)	(9,103,058)
Net loans	770,162,566	713,173,890

Premises and equipment, net	18,296,895	18,234,393
Cash surrender value of life insurance	7,019,478	6,776,379
Accrued interest receivable and other assets	14,135,328	11,875,202
Total assets	$968,762,297	907,261,796

Liabilities and Shareholders' Equity

Deposits:
Non-interest bearing demand	$104,448,128	112,071,090
NOW, MMDA & savings	210,057,612	196,959,895
Time, $100,000 or more	220,374,302	203,499,504
Other time	186,182,341	181,108,214
Total deposits	721,062,383	693,638,703

Demand notes payable to U.S. Treasury	1,600,000	1,600,000
Securities sold under agreement to repurchase	37,500,738	27,583,263
Short-term Federal Reserve Bank borrowings	5,000,000	-
FHLB borrowings	77,000,000	87,500,000
Junior subordinated debentures	20,619,000	20,619,000
Accrued interest payable and other liabilities	4,851,750	6,219,248
Total liabilities	867,633,871	837,160,214

Shareholders' equity:

Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
25,054 shares in 2008 and no shares
outstanding in 2007	24,350,219	-
Common stock, no par value; authorized
20,000,000 shares; issued and
outstanding 5,539,056 shares in 2008
and 5,624,234 shares in 2007	48,268,525	48,651,895
Retained earnings	22,985,694	19,741,876
Accumulated other comprehensive income	5,523,988	1,707,811
Total shareholders' equity	101,128,426	70,101,582

Total liabilities and shareholders' equity	$968,762,297	907,261,796

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Interest income:
Interest and fees on loans	$50,603,885	55,400,514	49,667,700
Interest on federal funds sold	54,765	383,492	85,307
Interest on investment securities:
U.S. Government sponsored enterprises	4,392,356	4,571,571	4,321,346
States and political subdivisions	904,432	887,584	798,185
Other	367,423	488,465	521,077
Total interest income	56,322,861	61,731,626	55,393,615

Interest expense:
NOW, MMDA & savings deposits	3,248,844	4,098,892	3,060,201
Time deposits	15,008,193	17,430,012	14,188,623
FHLB borrowings	3,616,018	3,758,996	3,588,169
Junior subordinated debentures	1,016,361	1,475,701	1,962,692
Other	637,201	821,331	310,188
Total interest expense	23,526,617	27,584,932	23,109,873

Net interest income	32,796,244	34,146,694	32,283,742

Provision for loan losses	4,794,000	2,038,000	2,513,282

Net interest income after provision for loan losses	28,002,244	32,108,694	29,770,460

Other income:
Service charges	5,202,972	4,278,238	3,929,956
Other service charges and fees	2,399,051	1,938,137	1,539,367
Loss on sale and write-down of securities	(167,048)	(561,832)	(591,856)
Mortgage banking income	660,288	560,291	289,293
Insurance and brokerage commissions	425,653	521,095	388,559
Loss on sale and write-down of
other real estate and repossessed assets	(287,431)	(117,880)	(107,712)
Miscellaneous	2,261,104	2,197,645	2,106,188
Total other income	10,494,589	8,815,694	7,553,795

Other expense:
Salaries and employee benefits	15,194,393	13,887,841	11,785,094
Occupancy	5,029,096	4,750,634	4,180,058
Other	8,669,465	7,354,401	7,017,986
Total other expenses	28,892,954	25,992,876	22,983,138

Earnings before income taxes	9,603,879	14,931,512	14,341,117

Income taxes	3,213,316	5,339,541	5,170,300

Net earnings	$6,390,563	9,591,971	9,170,817

Basic earnings per common share	$1.14	1.68	1.61
Diluted earnings per common share	$1.13	1.65	1.58
Cash dividends declared per common share	$0.48	0.41	0.33

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2008, 2007 and 2006

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income (Loss)	Total
Balance, December 31, 2005	-	3,440,805	$-	41,096,500	14,656,160	(1,399,666)	54,352,994
10% stock dividend	-	343,850	-	9,430,532	(9,430,532)	-	-
Cash paid in lieu of
fractional shares	-	-	-	-	(6,426)	-	(6,426)
Cash dividends declared	-	-	-	-	(1,905,556)	-	(1,905,556)
Repurchase and retirement of
common stock	-	(19,250)	-	(425,000)	-	-	(425,000)
Exercise of stock options	-	65,229	-	771,325	-	-	771,325
Stock option tax benefit	-	-	-	243,100	-	-	243,100
Stock option compensation
expense	-	-	-	5,690	-	-	5,690
Net earnings	-	-	-	-	9,170,817	-	9,170,817
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	628,429	628,429
Balance, December 31, 2006	-	3,830,634	-	51,122,147	12,484,463	(771,237)	62,835,373

3 for 2 stock split	-	1,915,147	-	-	-	-	-
Cash paid in lieu of
fractional shares	-	-	-	-	(3,355)	-	(3,355)
Cash dividends declared	-	-	-	-	(2,331,203)	-	(2,331,203)
Repurchase and retirement of
common stock	-	(150,497)	-	(2,810,907)	-	-	(2,810,907)
Exercise of stock options	-	28,950	-	239,182	-	-	239,182
Stock option tax benefit	-	-	-	91,815	-	-	91,815
Stock option compensation
expense	-	-	-	9,658	-	-	9,658
Net earnings	-	-	-	-	9,591,971	-	9,591,971
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	2,479,048	2,479,048
Balance, December 31, 2007	-	5,624,234	-	48,651,895	19,741,876	1,707,811	70,101,582

Cumulative effect of
adoption of EITF 06-4	-	-	-	-	(466,917)	-	(466,917)
Issuance of Series A
preferred stock	25,054	-	24,350,219	703,781	-	-	25,054,000
Cash dividends declared on
common stock	-	-	-	-	(2,679,828)	-	(2,679,828)
Repurchase and retirement of
common stock	-	(90,500)	-	(1,126,275)	-	-	(1,126,275)
Exercise of stock options	-	5,322	-	43,948	-	-	43,948
Stock option compensation
expense	-	-	-	(4,824)	-	-	(4,824)
Net earnings	-	-	-	-	6,390,563	-	6,390,563
Change in accumulated other
comprehensive income
(loss), net of tax	-	-	-	-	-	3,816,177	3,816,177
Balance, December 31, 2008	25,054	5,539,056	$24,350,219	48,268,525	22,985,694	5,523,988	101,128,426
See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Net earnings	$6,390,563	9,591,971	9,170,817

Other comprehensive income:
Unrealized holding gains on securities
available for sale	2,144,591	1,964,861	197,569
Reclassification adjustment for losses on sales and
write-downs of securities available for sale included
in net earnings	167,048	561,832	591,856
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	3,743,982	1,244,910	(345,049)
Reclassification adjustment for losses on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	-	386,285

Total other comprehensive income,
before income taxes	6,055,621	3,771,603	830,661

Income tax expense related to other
comprehensive income:

Unrealized holding gains on securities
available for sale	835,318	765,313	76,953
Reclassification adjustment for losses on sales and
write-downs of securities available for sale included
in net earnings	65,065	218,834	230,528
Unrealized holding gains (losses) on derivative
financial instruments qualifying as cash flow
hedges	1,339,061	308,408	(255,707)
Reclassification adjustment for losses on
derivative financial instruments qualifying as
cash flow hedges included in net earnings	-	-	150,458

Total income tax expense related to
other comprehensive income	2,239,444	1,292,555	202,232

Total other comprehensive income,
net of tax	3,816,177	2,479,048	628,429

Total comprehensive income	$10,206,740	12,071,019	9,799,246

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities:
Net earnings	$6,390,563	9,591,971	9,170,817
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	1,678,913	1,553,251	1,616,558
Provision for loan losses	4,794,000	2,038,000	2,513,282
Deferred income taxes	(485,137)	(479,806)	(615,626)
Loss on sale and write-down of investment securities	167,048	561,832	591,856
Recognition of gain on sale of
derivative instruments	-	-	386,285
Loss (gain) on sale of premises and equipment	1,404	(10,337)	(20,896)
Loss (gain) on sale of repossessed assets	46,801	83,294	(2,288)
Write-down of other real estate and repossessions	240,630	34,586	110,000
Amortization of deferred issuance costs on
junior subordinated debentures	-	-	461,298
Stock option compensation expense	12,434	9,658	5,690
Change in:
Mortgage loans held for sale	-	-	2,247,900
Cash surrender value of life insurance	(243,099)	(243,973)	(220,649)
Other assets	(19,918)	(1,013,866)	(1,206,937)
Other liabilities	(1,851,672)	2,403,990	(230,144)

Net cash provided by operating activities	10,731,967	14,528,600	14,807,146

Cash flows from investing activities:
Purchases of investment securities available for sale	(41,658,966)	(15,858,155)	(30,579,262)
Proceeds from calls and maturities of investment securities
available for sale	16,488,469	7,470,991	8,562,058
Proceeds from sales of investment securities available
for sale	23,448,161	8,362,525	19,871,979
Purchases of other investments	(4,179,862)	(8,356,900)	(12,748,200)
Proceeds from sale of other investments	4,311,000	8,424,000	11,263,500
Net change in loans	(65,188,183)	(72,815,928)	(86,825,349)
Purchases of premises and equipment	(1,857,429)	(7,672,018)	(1,624,299)
Proceeds from sale of premises and equipment	33,545	55,630	-
Proceeds from sale of repossessed assets	2,867,543	425,158	825,115
Purchases of derivative financial instruments	-	(634,000)	(961,500)

Net cash used by investing activities	(65,735,722)	(80,598,697)	(92,215,958)

Cash flows from financing activities:
Net change in deposits	27,423,680	59,818,414	50,966,628
Net change in demand notes payable to U.S. Treasury	-	-	126,307
Net change in securities sold under agreement to repurchase	9,917,475	21,165,460	5,436,753
Proceeds from FHLB borrowings	97,100,000	275,300,000	700,800,000
Repayments of FHLB borrowings	(107,600,000)	(277,100,000)	(683,100,000)
Proceeds from FRB borrowings	5,000,000	-	-
Proceeds from issuance of junior subordinated debentures	-	-	20,619,000
Repayments of junior subordinated debentures	-	-	(14,433,000)
Proceeds from issuance of Series A preferred stock	25,054,000	-	-
Proceeds from exercise of stock options	43,948	330,997	1,014,425
Common stock repurchased	(1,126,275)	(2,810,907)	(425,000)
Cash paid in lieu of fractional shares	-	(3,355)	(6,426)
Cash dividends paid	(2,679,828)	(2,331,203)	(1,905,556)

Net cash provided by financing activities	53,133,000	74,369,406	79,093,131

Net change in cash and cash equivalent	(1,870,755)	8,299,309	1,684,319

Cash and cash equivalents at beginning of period	29,799,627	21,500,318	19,815,999

Cash and cash equivalents at end of period	$27,928,872	29,799,627	21,500,318

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$23,799,196	27,420,245	23,171,572
Income taxes	$4,165,800	5,689,500	6,398,100

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1,411,256	1,542,546	481,944
Change in unrealized gain on derivative financial
instruments, net	$2,404,921	936,502	146,485
Transfer of loans to other real estate and repossessions	$4,538,987	681,735	746,004
Financed portion of sale of other real estate	$1,133,480	-	273,000
Reclassification of an investment from other assets
to securities available for sale	$-	499,995	-
Reclassification of a security from other investments
to securities available for sale	$-	600,000	-
Transfer of retained earnings to common stock for
issuance of stock dividend	$-	-	9,430,532
Deferred gain rolled into cost basis of
acquired building	$-	539,815	-
Cumulative effect of adoption of EITF 06-4	$466,917	-	-

See accompanying notes to consolidated financial statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization
Peoples Bancorp of North Carolina, Inc. (“Bancorp”) received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank.

Peoples Bank (the “Bank”) commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the “SBC”). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union and Wake counties in North Carolina.

Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Principles of Consolidation
The consolidated financial statements include the financial statements of Peoples Bancorp of North Carolina, Inc. and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc. (collectively called the “Company”).  All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

Cash and Cash Equivalents
Cash and due from banks and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2008 and 2007, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield.  Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments
Other investments include equity securities with no readily determinable fair value.  These investments are carried at cost.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.   The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings and interest is recognized on a cash basis when such loans are placed on non-accrual status.

Allowance for Loan Losses

The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank’s loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting By Creditors for Impairment of a Loan.” When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the payment status, financial condition of the borrower, and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under the provisions of SFAS No. 5, “Accounting for Contingencies” for collective loan impairment.  These reserves are based upon historical net charge-offs using the last three years’ experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends.

The unallocated allowance is determined through management’s assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management’s acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, this unallocated portion may fluctuate from period to period based on management’s evaluation of the factors affecting the assumptions used in calculating the allowance.

Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with accounting principles generally accepted in the United States of America and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for loan losses. Such agencies may require adjustments to the allowances based on their judgments of information available to them at the time of their examinations.

Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Company’s origination of single-family residential mortgage loans.

Mortgage servicing rights (“MSR's”) represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee.  MSRs are amortized over the period of estimated net servicing income and are periodically adjusted for actual prepayments of the underlying mortgage loans. During the year ended December 31, 2006, the Company fully amortized the remaining balance of the Bank’s MSRs.  Management determined there was minimal fair value in the MSRs due to the small remaining balance in the loans serviced for others.  The Company amortized approximately $227,000 during 2006.  No new servicing assets were recognized during 2008, 2007 and 2006.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $9.3 million, $12.1 million and $14.8 million at December 31, 2008, 2007 and 2006, respectively.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	10 - 50 years
Furniture and equipment	3 - 10 years

Foreclosed Assets
Foreclosed assets include all assets received in full or partial satisfaction of a loan and include real and personal property. Foreclosed assets are reported at the lower of carrying amount or net realizable value, and are included in other assets on the balance sheet.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that the realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Derivative Financial Instruments and Hedging Activities
In the normal course of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All derivative financial instruments are recorded at fair value in the financial statements.

On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item’s then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Advertising Costs
Advertising costs are expensed as incurred.

Accumulated Other Comprehensive Income
At December 31, 2008, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $2.3 million and net unrealized gains on derivatives of $3.2 million.  At December 31, 2007, accumulated other comprehensive income consisted of net unrealized gains on securities available for sale of $943,000 and net unrealized gains on derivatives of $765,000.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, performance units, stock appreciation rights, or book value shares, may be granted to eligible directors and employees.  A total of 636,687 shares are currently reserved for possible issuance under this Plan.   All rights must be granted or awarded within ten years from the May 13, 1999 effective date of the plan.

Under the Plan, the Company has granted incentive stock options to certain eligible employees in order that they may purchase Company stock at a price equal to the fair market value on the date of the grant.  The options granted in 1999 vested over a five-year period.  Options granted subsequent to 1999 vest over a three-year period.

All options expire after ten years.  A summary of the activity in the Plan is presented below:

Stock Option Activity
For the years ended December 31, 2008, 2007 and 2006

	Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2005	319,692	$8.13

Granted during the period	-	$-
Forfeited during the period	(164)	$7.38
Exercised during the period	(97,854)	$7.87

Outstanding, December 31, 2006	221,674	$8.24

Granted during the period	-	$-
Forfeited during the period	-	$-
Exercised during the period	(28,949)	$8.26

Outstanding, December 31, 2007	192,725	$8.24

Granted during the period	-	$-
Forfeited during the period	(2,458)	$8.02
Exercised during the period	(5,322)	$8.26

Outstanding, December 31, 2008	184,945	$8.24	3.08	$ 174,002

Exercisable, December 31, 2008	184,945	$8.24	3.08	$ 174,002

Options outstanding at December 31, 2008 are exercisable at option prices ranging from $6.99 to $10.57.  Such options have a weighted average remaining contractual life of approximately three years.

The Company adopted SFAS No. 123(R), “Share-Based Payment” (SFAS 123(R)), on January 1, 2006 using the “modified prospective” method. Under this method, awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with SFAS 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).  The Company recognized compensation expense for employee stock options and restricted stock awards of $12,000 and $10,000 for the years ended December 31, 2008 and 2007, respectively.  As of December 31, 2008 and 2007, there was no unrecognized compensation cost related to nonvested employee stock options.

No options were granted during the years ended December 31, 2008 and 2007.  The total intrinsic value (amount by which the fair market value of the underlying stock exceeds the exercise price of an option on exercise date) of options exercised during the years ended December 31, 2008 and 2007 was $26,000 and $285,000, respectively.  There were no options vested during the year ended December 31, 2008 and 2,420 options vested during the year ended December 31, 2007.  Cash received from option exercises for the years ended December 31, 2008 and 2007 was $44,000 and $239,000, respectively.  There were no tax deductions from options exercised for the year ended December 31, 2008.  The tax benefit for the tax deductions from option exercises totaled $92,000 for the year ended December 31, 2007.

The Company granted 3,000 shares of restricted stock in 2007 at a grant date fair value of $17.40 per share. The Company granted 1,750 shares of restricted stock at a grant date fair value of $12.80 per share during third quarter 2008 and 2,000 shares of restricted stock at a fair value of $11.37 per share during fourth quarter 2008. The Company recognizes compensation expense on the restricted stock over the period of time the restrictions are in place (three years from the grant date for the grants to date).  The amount of expense recorded each period reflects the changes in the Company’s stock price during the period.  As of December 31, 2008 and 2007, there was $47,000 and $48,000 of total unrecognized compensation cost related to restricted stock grants, respectively, which is expected to be recognized over a period of three years.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2008, 2007 and 2006 are as follows:

For the year ended December 31, 2008:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per common share	$6,390,563	5,588,314	$1.14
Effect of dilutive securities:
Stock options	-	58,980
Diluted earnings per common share	$6,390,563	5,647,294	$1.13

For the year ended December 31, 2007:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per common share	$9,591,971	5,700,860	$1.68
Effect of dilutive securities:
Stock options	-	109,455
Diluted earnings per common share	$9,591,971	5,810,315	$1.65

For the year ended December 31, 2006:	Net Earnings	Common Shares	Per Share Amount
Basic earnings per common share	$9,170,817	5,701,829	$1.61
Effect of dilutive securities:
Stock options	-	100,495
Diluted earnings per common share	$9,170,817	5,802,324	$1.58

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure financial instruments and certain other instruments at fair value.  SFAS No.159 was effective for the Company as of January 1, 2008.  The Company did not choose this option for any asset or liability, and therefore SFAS No. 159 did not have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FASB Staff Position (‘FSP”) FAS No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.”  This FSP provides guidance on accounting for a transfer of a financial asset and a repurchase financing under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”   This FSP is not expected to have a material effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13.”  This FSP amends SFAS No. 157, “Fair Value Measurements,” to exclude SFAS No. 13, “Accounting for Leases” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS No. 13.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157.”  This FSP delays the effective date of SFAS No. 157, “Fair Value Measurements,” for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.”  This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.”  SFAS No. 161 is an amendment to SFAS No. 133, which provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements.  SFAS No. 161 is effective for the Company as of January 1, 2009.  As this is a disclosure related standard, this standard is not expected to have any effect on the Company's financial position or results of operations.  SFAS No. 161 will result in additional disclosures related to the Company’s derivatives.

In September 2008, the FASB FSP FAS No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45 and Clarification of the Effective Date of FASB Statement No. 161.”  This FSP is an amendment to SFAS No. 133, which provides for enhanced disclosure requirements for credit risk derivatives.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

In December 2008, the FASB issued FSP FAS No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.”  This FSP amends SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  This FSP is not expected to have any effect on the Company's financial position, results of operations or disclosures.

(2)	Investment Securities

Investment securities available for sale at December 31, 2008 and 2007 are as follows:

	December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$36,556,684	854,237	139,840	37,271,081
U.S. government sponsored enterprises	55,222,788	3,266,198	2,324	58,486,662
State and political subdivisions	26,648,553	459,546	134,525	26,973,574
Trust preferred securities	1,250,000	-	-	1,250,000
Equity securities	1,382,184	-	447,152	935,032

Total	$121,060,209	4,579,981	723,841	124,916,349

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Mortgage-backed securities	$16,469,053	6,423	204,509	16,270,967
U.S. government sponsored enterprises	75,155,693	1,839,143	3,035	76,991,801
State and political subdivisions	25,856,311	250,483	201,406	25,905,388
Trust preferred securities	250,000	-	-	250,000
Equity securities	1,692,799	246,000	388,597	1,550,202

Total	$119,423,856	2,342,049	797,547	120,968,358

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2008 and 2007 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$10,017,250	139,840	-	-	10,017,250	139,840
U.S. government sponsored enterprises	-	-	614,289	2,324	614,289	2,324
State and political subdivisions	2,748,094	75,172	2,373,145	59,353	5,121,239	134,525
Equity securities	528,000	72,000	407,032	375,152	935,032	447,152

Total	$13,293,344	287,012	3,394,466	436,829	16,687,810	723,841

	December 31, 2007
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed securities	$24,591	104	14,320,043	204,405	14,344,634	204,509
U.S. government sponsored enterprises	-	-	689,775	3,035	689,775	3,035
State and political subdivisions	2,059,746	33,781	11,188,720	167,625	13,248,466	201,406
Equity securities	425,620	88,134	278,581	300,463	704,201	388,597

Total	$2,509,957	122,019	26,477,119	675,528	28,987,076	797,547

At December 31, 2008, unrealized losses in the investment securities portfolio related to debt securities totaled $277,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2008 tables above, 13 out of 74 securities issued by state and political subdivisions contained unrealized losses and 7 out of 59 securities issued by U.S. government sponsored enterprises, including mortgage-backed securities, contained unrealized losses.  These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other than temporary.   As part of its evaluation in 2008, the Company determined that the fair value of one investment was less than the original cost of the investment and that the decline in fair value was not temporary in nature.  As a result, the Company wrote down its original investment by $300,000.  The remaining fair value of the investment at December 31, 2008 was $22,000.  Similarly, as part of its evaluation in 2007, the Company wrote down two investments by $430,000.  The remaining fair value of the investments at December 31, 2007 was $348,000.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2008, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Due within one year	$5,904,880	6,015,036
Due from one to five years	44,167,067	46,804,084
Due from five to ten years	20,019,656	20,602,860
Due after ten years	13,029,738	13,288,256
Mortgage-backed securities	36,556,684	37,271,081
Equity securities	1,382,184	935,032

Total	$121,060,209	124,916,349

Proceeds from sales of securities available for sale during 2008 were $23.4 million and resulted in a gross gain of $160,000.  During 2007 and 2006, the proceeds from sales of securities available for sale were $8.4 million and $19.9 million, respectively.  Gross losses of $132,000 and $592,000 for 2007 and 2006, respectively, were realized on those sales.

Securities with a fair value of approximately $65.2 million and $50.4 million at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes as required by law.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements.  SFAS No. 157 was effective for the Company as of January 1, 2008.  This standard had no effect on the Company's financial position or results of operations.

SFAS No. 157 establishes a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The Company’s fair value measurements for items measured at fair value at December 31, 2008 included:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Investment securities available for sale	$124,916,349	935,032	122,731,317	1,250,000
Market value of derivatives (in other assets)	$4,980,701	-	4,980,701	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.  Fair values of derivative instruments are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2008:

Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$250,000
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales)	1,000,000
Transfers in and/or out of Level 3	-
Balance, end of period	$1,250,000

Change in unrealized gain/(loss) for assets still held in Level 3	$0

(3)	Loans

Major classifications of loans at December 31, 2008 and 2007 are summarized as follows:

	2008	2007

Commercial	$76,945,143	82,190,391
Real estate - mortgage	474,732,433	417,708,750
Real estate - construction	216,187,811	209,643,836
Consumer	13,322,695	12,733,971

Total loans	781,188,082	722,276,948

Less allowance for loan losses	11,025,516	9,103,058

Total net loans	$770,162,566	713,173,890

The Company grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union and Wake counties.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.

In accordance with the provisions of SFAS No. 114, the Company has specific loan loss reserves for loans that management has determined to be impaired.  These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit, given the appraised value of any underlying collateral.  At December 31, 2008 and 2007, the recorded investment in loans that were considered to be impaired was approximately $7.5 million and $8.0 million,  respectively.  In addition, the Company had approximately $514,000 and $0 in loans past due more than ninety days and still accruing interest at December 31, 2008 and 2007, respectively.  The Company had specific reserves on impaired loans of $462,000 and $1.2 million at December 31, 2008 and 2007, respectively.  The average recorded investment in impaired loans for the twelve months ended December 31, 2008 and 2007 was approximately $8.8 million and $7.3 million, respectively.  For the years ended December 31, 2008, 2007 and 2006, the Company recognized approximately $57,000, $29,000 and $144,000, respectively, of interest income on impaired loans.

The Company’s December 31, 2008 fair value measurement for impaired loans is presented below:

	Fair Value Measurements December 31, 2008	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation	Total Gains/(Losses) for the Year Ended December 31, 2008
Impaired loans	$7,073,045	-	5,902,848	1,170,197	(345,000)
Other real estate	$1,866,971	-	1,866,971	-	(165,630)

Changes in the allowance for loan losses were as follows:

	2008	2007	2006

Balance at beginning of year	$9,103,058	8,303,432	7,424,782
Amounts charged off	(3,146,939)	(1,626,458)	(1,958,551)
Recoveries on amounts previously charged off	275,397	388,084	323,919
Provision for loan losses	4,794,000	2,038,000	2,513,282

Balance at end of year	$11,025,516	9,103,058	8,303,432

(4)	Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2008	2007

Land	$3,572,799	3,572,241
Buildings and improvements	14,709,218	14,700,078
Furniture and equipment	17,156,190	15,496,630

Total premises and equipment	35,438,207	33,768,949

Less accumulated depreciation	17,141,312	15,534,556

Total net premises and equipment	$18,296,895	18,234,393

Depreciation expense was approximately $1.8 million for the year ended December 31, 2008.  The Company recognized approximately $1.7 and $1.5 million in depreciation expense for the years ended December 31, 2007 and 2006.

(5)	Time Deposits

At December 31, 2008, the scheduled maturities of time deposits are as follows:

2009	$368,499,249
2010	23,010,748
2011	12,797,281
2012	1,156,885
2013 and thereafter	1,092,480

Total	$406,556,643

At December 31, 2008 and 2007, the Company has approximately $61.0 million and $53.9 million, respectively, in time deposits purchased through third party brokers.  The weighted average rate of brokered deposits as of December 31, 2008 and 2007 was 3.25% and 5.06%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) with monthly or quarterly interest payments at December 31, 2008. The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, commercial real estate loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2008, the carrying value of loans pledged as collateral totaled approximately $244.9 million.

Borrowings from the FHLB outstanding at December 31, 2008 consist of the following:

Maturity Date	Call Date	Rate	Rate Type	Amount

March 30, 2010	September 30, 2000 and every
	three months thereafter	5.880%	Convertible	5,000,000

May 24, 2010	May 24, 2001 and every three
	months thereafter	6.490%	Convertible	2,000,000

June 24, 2015	June 24, 2010	3.710%	Convertible	5,000,000

March 25, 2019	March 25, 2009	4.360%	Convertible	5,000,000

March 31, 2016	March 31, 2009 and every three
	months thereafter	4.620%	Convertible	5,000,000

October 5, 2016	October 5, 2009	4.450%	Convertible	5,000,000

December 12, 2011	December 12, 2007 and every	4.210%	Convertible	5,000,000
	three months thereafter

January 30, 2017	October 30, 2008 and every	4.500%	Convertible	5,000,000
	three months thereafter

June 8, 2017	December 8, 2008 and every	4.713%	Convertible	15,000,000
	three months thereafter

June 9, 2014	February 11, 2008 and every	4.685%	Convertible	15,000,000
	month thereafter

July 11, 2017	January 11, 2008 and every	4.440%	Convertible	5,000,000
	three months thereafter

July 24, 2017	April 24, 2008 and every	4.420%	Convertible	5,000,000
	month thereafter

				$77,000,000

The FHLB has the option to convert $72.0 million of the total borrowings to a floating rate and, if converted, the Bank may repay borrowings without payment of a prepayment fee.  The Company also has an additional $5.0 million in variable rate convertible borrowings, which may be repaid without a prepayment fee if converted by the FHLB.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. At December 31, 2008 and 2007, the Bank owned FHLB stock amounting to $5.1 million and $5.4 million, respectively.

The Bank had $5.0 million in borrowings from the Federal Reserve Bank (“FRB”) at December 31, 2008. This borrowing was a 28-day Term Auction Facility loan at an interest rate of 0.28% which matured in January 2009.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2008, the carrying value of loans pledged as collateral totaled approximately $280.8 million.

(7)	Junior Subordinated Debentures

In June 2006, the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued by PEBK Trust in December 2001 and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II has funds with which to make the distributions and other payments.  The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, on or after June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest.

(8)	Income Taxes

The provision for income taxes in summarized as follows:

	2008	2007	2006
Current	$3,698,453	5,819,347	5,785,926
Deferred	(485,137)	(479,806)	(615,626)
Total	$3,213,316	5,339,541	5,170,300

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2008	2007	2006
Pre-tax income at statutory rates (34%)	$3,265,319	5,076,714	4,875,980
Differences:
Tax exempt interest income	(313,083)	(307,169)	(280,826)
Nondeductible interest and other expense	59,310	55,871	45,872
Cash surrender value of life insurance	(82,654)	(82,951)	(75,021)
State taxes, net of federal benefits	257,213	559,905	576,444
Other, net	27,211	37,170	27,851
Total	$3,213,316	5,339,541	5,170,300

The following summarized the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2008 and 2007.

	2008	2007
Deferred tax assets:
Allowance for loan losses	$4,280,854	3,531,076
Amortizable intangible assets	43,703	76,398
Accrued retirement expense	1,184,373	819,246
Income from non-accrual loans	36,973	50,219
Unrealized loss on cash flow hedges	-	20,525
Premises and equipment	-	9,757
Total gross deferred tax assets	5,545,903	4,507,221

Deferred tax liabilities:
Deferred loan fees	1,654,311	1,346,322
Premises and equipment	194,463	-
Unrealized gain on available for sale securities	1,501,966	601,583
Unrealized gain on cash flow hedges	1,318,536	-
Other	84,100	12,482
Total gross deferred tax liabilities	4,753,376	1,960,387
Net deferred tax asset	$792,527	2,546,834

(9)           Related Party Transactions
The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2008:

Beginning balance	$5,615,899
New loans	3,734,377
Repayments	3,692,009

Ending balance	$5,658,267

At December 31, 2008 and 2007, the Company had deposit relationships with related parties of approximately $20.0 million and $15.7 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2008 are as follows:

Year ending December 31,
2009	$769,569
2010	626,965
2011	563,901
2012	444,834
2013	255,909
Thereafter	1,893,313

Total minimum obligation	$4,554,491

Total rent expense was approximately $1.0 million, $1.1 million and $959,000 for 2008, 2007 and 2006, respectively.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Company requires collateral or other security to support financial instruments with credit risk.

	Contractual Amount
	2008	2007
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$158,939,113	190,653,583

Standby letters of credit and financial guarantees written	$4,316,012	3,894,259

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $163.3 million does not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Company’s delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

The Company has an overall interest rate-risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company attempts to minimize the credit risk in derivative instruments by entering into transactions with counterparties that are reviewed periodically by the Company and are believed to be of high quality.

In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Bank or the Company.

The Company has employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive stock option, and change in control provisions.

The Company has $38.0 million available for the purchase of overnight federal funds from four correspondent financial institutions.

(11)	Derivative Financial Instruments and Hedging Transactions

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company.

As of December 31, 2008, the Company had cash flow hedges with a notional amount of $165.0 million.  These derivative instruments consist of three interest rate floor contracts and one interest rate swap contract.  The interest rate floor contracts are used to hedge future cash flows from payments on the first $115.0 million of certain variable rate loans against the downward effects of their repricing in the event of a decreasing rate environment during the terms of the interest rate floor contracts.  If the prime rate falls below the contract rate during the term of the contract, the Company will receive payments based on notional amount times the difference between the contract rate and the weighted average prime rate for the quarter.  No payments will be received by the Company if the weighted average prime rate is equal to or higher than the contract rate.  The interest rate floor contracts in effect at December 31, 2008 will expire in 2009.  The interest rate swap contract is used to convert $50.0 million of variable rate loans to a fixed rate.  Under the swap contract, the Company receives a fixed rate of 6.245% and pays a variable rate based on the current prime rate (3.25% at December 31, 2008) on the notional amount of $50.0 million.  The swap agreement matures in June 2011.  The Company recognized $3.4 million in interest income, net of premium amortization, from interest rate derivative contracts during the year ended December 31, 2008.  Based on the current interest rate environment, it is expected the Company will continue to receive income on these interest rate contracts throughout 2009.

The following tables present additional information on the Company’s derivative financial instruments as of December 31, 2008.

Type of Derivative	Notional Amount	Contract Rate	Premium	Year-to-date Income (Net of Premium Amortization)
Interest rate floor contact*	$-	-	$-	$151,180
Interest rate floor contact*	-	-	-	455,766
Interest rate floor contact expiring 01/24/09	45,000,000	7.500%	562,000	870,517
Interest rate floor contact expiring 06/02/09	35,000,000	8.000%	399,000	914,017
Interest rate floor contact expiring 12/01/09	35,000,000	7.250%	634,000	523,191
Interest rate swap contact expiring 06/01/11	50,000,000	6.245%	-	488,451
	$165,000,000		$1,595,000	$3,403,122

* Interest rate floor contracts expired during 2008

Fair values of derivatives designated as hedging instruments under SFAS 133 are as follows:

	Asset Derivatives				Liability Derivatives
	As of December 31, 2008		As of December 31, 2007		As of December 31, 2008		As of December 31, 2007
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate
derivative
contracts	Other assets	$ 4,981,000	Other assets	$ 1,907,000	N/A	$ -	N/A	$ -

(12)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under this plan, the Company matches employee contributions to a maximum of five percent of annual compensation. The Company’s contribution pursuant to this formula was approximately $483,000, $424,000 and $405,000 for the years of 2008, 2007 and 2006, respectively. Investments of the plan are determined by the compensation committee consisting of selected outside directors and senior executive officers. No investments in Company stock have been made by the plan. The vesting schedule for the plan begins at 20 percent after two years of employment and graduates 20 percent each year until reaching 100 percent after six years of employment.

In September 2006, the FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” which requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans.  The effective date for public companies was for years ending after December 15, 2006.  Management has compared the accrued postretirement benefit expense and the charge to other comprehensive income, as calculated in accordance with prior accounting standards to the requirement under SFAS 158 and determined that the difference is immaterial.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company’s contribution to the plan each year.  Plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to this plan, which include EITF 06-4 expense, were approximately $365,000, $258,000 and $240,000 during 2008, 2007 and 2006, respectively.

The Company is currently paying medical benefits for certain retired employees. Postretirement benefits expense, including amortization of the transition obligation, as applicable, was approximately $23,000 for the years ended December 31, 2008, 2007 and 2006.

The following table sets forth the change in the accumulated benefit obligation for the Company’s two postretirement benefit plans described above:

2008

Benefit obligation at beginning of period	$1,528,488
Service cost	180,162
Interest cost	99,569
Benefits paid	(28,931)
Benefit obligation at end of period	$1,779,288

The amounts recognized in the Company’s consolidated balance sheet as of December 31, 2008 are shown in the following two tables:

2008

Benefit obligation	$1,779,288
Fair value of plan assets	-

2008

Funded status	$(1,779,288)
Unrecognized prior service cost/benefit	-
Unrecognized net actuarial loss	-
Net amount recognized	$(1,779,288)

Unfunded accrued liability	$(1,779,288)
Intangible assets	-
Net amount recognized	$(1,779,288)

Net periodic benefit cost of the Company's two post retirement benefit plans for the year ended December 31, 2008 consisted of the following:

2008

Service cost	$180,162
Interest cost	99,569
Net periodic cost	$279,731

Weighted average discount rate assumption used to
determine benefit obligation	6.68%

During the year ended December 31, 2008, the Company paid benefits totaling $46,000.  Information about the expected benefit payments for the Company’s two postretirement benefit plans is as follows:

Year ending December 31,
2009	$58,713
2010	$62,690
2011	$86,858
2012	$199,328
2013	$204,735
Thereafter	$9,459,971

Members of the Board of Directors are eligible to participate in the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Benefits Plan”).  Each director has been awarded 9,737 book value shares (adjusted for stock dividends and stock splits) under the Stock Benefits Plan.  The book value of the shares awarded range from $6.31 to $8.64.  All book value shares will be fully vested on May 6, 2009.  The Company recorded expenses of approximately $136,000, $159,000 and $128,000 associated with the benefits of this plan in the years ended December 31, 2008, 2007 and 2006, respectively.

A summary of book value shares activity under the Stock Benefits Plan for the years ended December 31, 2008, 2007 and 2006 is presented below.

	2008		2007		2006
	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares	Shares	Weighted Average Price of Book Value Shares
Outstanding, beginning of period	97,377	$7.38	97,377	$7.38	97,377	$7.38
Exercised during the period	-	$-	-	$-	-	$-

Outstanding, end of period	97,377	$7.38	97,377	$7.38	97,377	$7.38

Number of shares exercisable	89,580	$7.27	81,791	$7.89	73,998	$6.98

In September 2006, the FASB ratified the conclusions reached by the Emerging Issues Task Force (“EITF”) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.”  This issue requires companies to recognize an obligation for either the present value of the entire promised death benefit or the annual “cost of insurance” required to keep the policy in force during the post-retirement years.  EITF 06-4 was effective for the Company as of January 1, 2008.  The Company made a $467,000 reduction to retained earnings for the cumulative effect of EITF 06-4 as of January 1, 2008 pursuant to the guidance of this pronouncement to record the portion of this benefit earned by participants prior to adoption of this pronouncement.

(13)	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2008, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

As of December 31, 2008:

Total Capital (to Risk-Weighted Assets)
Consolidated	$125,871	14.90%	67,589	8.00%	N/A	N/A
Bank	$93,530	11.10%	67,411	8.00%	84,264	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$115,332	13.65%	33,794	4.00%	N/A	N/A
Bank	$82,991	9.85%	33,705	4.00%	50,558	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$115,332	12.40%	37,192	4.00%	N/A	N/A
Bank	$82,991	8.94%	37,137	4.00%	46,421	5.00%

As of December 31, 2007:

Total Capital (to Risk-Weighted Assets)
Consolidated	$97,410	12.16%	64,071	8.00%	N/A	N/A
Bank	$87,393	10.93%	63,940	8.00%	79,926	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$88,307	11.03%	32,035	4.00%	N/A	N/A
Bank	$78,290	9.80%	31,970	4.00%	47,955	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$88,307	10.43%	33,873	4.00%	N/A	N/A
Bank	$78,290	9.26%	33,827	4.00%	42,284	5.00%

(14)	Shareholders’ Equity

On April 19, 2007, the Board of Directors of the Company authorized a 3-for-2 stock split that was paid in conjunction with the Company’s regular cash dividend for the second quarter of 2007.  As a result of the stock split, each shareholder received three new shares of stock for every two shares of stock they held as of the record date.  Shareholders received a cash payment in lieu of any fractional shares resulting from the stock split.  The cash dividend was paid based on the number of shares held by shareholders as adjusted by the stock split.  All previously reported per share amounts have been restated to reflect this stock split.

In November 2006, the Company’s Board of Directors authorized the repurchase of up to $2.0 million in common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of November 2007.  No shares of common stock were repurchased under this plan during 2006.  During 2007 the Company repurchased 100,000 shares, or $1,938,000, of its common stock under this plan.

In August 2007, the Company’s Board of Directors authorized the repurchase of up to 75,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of August 2008.  The Company repurchased 50,497 shares, or $873,000, of its common stock under this plan during 2007.  The Company repurchased 25,000 shares, or $350,000, of its common stock under this plan during 2008. The Board of Directors ratified the purchase of 497 additional shares in March 2008.

In March 2008, the Company’s Board of Directors authorized the repurchase of up to 100,000 common shares of the Company’s outstanding common stock through its existing Stock Repurchase Plan effective through the end of March 2009.  The Company has repurchased 65,500 shares, or $776,000, of its common stock under this plan as of December 31, 2008.   Because of the Company's participation inthe U.S. Treasury Department's Capital Purchase Program ("CPP"), discussed below, the Company can no longer repurchase shares of its common stock under the Stock Repurchase Plan without United States Department of the Treasury ("UST") approval.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

On December 23, 2008, the Company entered into a Letter Agreement (“Purchase Agreement”) with the United States Department of the Treasury (“UST”).  Under the Purchase Agreement, the Company agreed to issue and sell 25,054 shares of Series A preferred stock and warrants to purchase 357,234 shares of common stock associated with the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”).  Proceeds from this issuance of preferred shares were allocated between preferred stock and the warrant based on their relative fair values at the time of the sale.  Of the $25.1 million in proceeds, $24.4 million was allocated to the Series A preferred stock and $704,000 was allocated to the common stock warrant.  The discount recorded on the preferred stock that resulted from allocating a portion of the proceeds to the warrant is being accreted directly to retained earnings over a five-year period applying a level yield.  No dividends were declared or paid on the Series A preferred stock during 2008, and cumulative undeclared dividends at December 31, 2008 were $28,000.  The CPP, created by the UST, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.  Approved use of the funds includes providing credit to qualified borrowers, either as companies or individuals, among other things.  Such participation is intended to support the economic development of the community and thereby restore the health of the local and national economy.

The Series A preferred stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series A preferred stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends.  Under the terms of the original Purchase Agreement, the Company could not redeem the preferred shares until December 23, 2011 unless the total amount of the issuance, $25.1 million, was replaced with the same amount of other forms of capital that would qualify as Tier 1 capital.  However, with the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Company can now redeem the preferred shares at any time, if approved by the Company’s primary regulator.  The Series A preferred stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A preferred stock.

The exercise price of the warrant is $10.52 per common share and it is exercisable at anytime on or before December 18, 2018.

The Company is subject to the following restrictions while the Series A preferred stock is outstanding: 1) UST approval is required for the Company to repurchase shares of outstanding common stock; 2) the full dividend for the latest completed CPP dividend period must be declared and paid in full before dividends may be paid to common shareholders; 3) UST approval is required for any increase in common dividends per share; and 4) the Company may not take tax deductions for any senior executive officer whose compensation is above $500,000.  There were additional restrictions on executive compensation added in the ARRA for companies participating in the TARP.

The Board of Directors of the Bank may declare a dividend of all of its retained earnings as it may deem appropriate, subject to the requirements of the General Statutes of North Carolina, without prior approval from the requisite regulatory authorities. As of December 31, 2008, this amount was approximately $37.8 million.

(15)	Other Operating Expense

Other operating expense for the years ended December 31 included the following items that exceeded one percent of total revenues:

	2008	2007	2006

Advertising	$1,076,461	988,116	772,917

(16)	Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

Cash and Cash Equivalents
For cash, due from banks, interest bearing deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale
Fair values for investment securities are based on quoted market prices.

Other Investments
For other investments, the carrying value is a reasonable estimate of fair value.

Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Cash Surrender Value of Life Insurance
For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.

Derivative Instruments
For derivative instruments, fair value is estimated as the amount that the Company would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

Deposits and Demand Notes Payable
The fair value of demand deposits, interest-bearing demand deposits, savings, and demand notes payable to U.S. Treasury is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreements to Repurchase
For securities sold under agreements to repurchase, the carrying value is a reasonable estimate of fair value.

FHLB and Short-term FRB Borrowings
The fair value of FHLB and FRB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

Junior Subordinated Debentures
Because the Company’s junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.

Commitments to Extend Credit and Standby Letters of Credit
Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(dollars in thousands)

Assets:
Cash and cash equivalents	$27,929	27,929	29,800	29,800
Investment securities available for sale	$124,916	126,539	120,968	120,968
Other investments	$6,303	6,303	6,434	6,434
Loans, net	$770,163	773,256	713,174	713,689
Cash surrender value of life insurance	$7,019	7,019	6,776	6,776
Derivative instruments	$4,981	4,981	1,907	1,907

Liabilities:
Deposits and demand notes payable	$722,662	718,278	695,239	695,659
Securities sold under agreements
to repurchase	$37,501	37,501	27,583	27,583
Short-term FRB borrowings	$5,000	4,999	-	-
FHLB borrowings	$77,000	83,038	87,500	90,223
Junior subordinated debentures	$20,619	20,619	20,619	20,619

(17)           Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2008 and 2007

Assets	2008	2007

Cash	$25,599,529	725,416
Interest-bearing time deposit	5,000,000	8,000,000
Investment in subsidiaries	89,406,831	80,703,540
Investment securities available for sale	1,811,123	1,374,581
Other assets	415,483	251,724

Total assets	$122,232,966	91,055,261

Liabilities and Shareholders' Equity

Accrued expenses	$485,540	334,679
Junior subordinated debentures	20,619,000	20,619,000
Shareholders' equity	101,128,426	70,101,582

Total liabilities and shareholders' equity	$122,232,966	91,055,261

Statements of Earnings

For the Years Ended December 31, 2008, 2007 and 2006

Revenues:	2008	2007	2006

Dividends from subsidiaries	$1,929,455	4,811,203	3,855,556
Interest and dividend income	442,693	463,866	672,922
Loss on sale of securities	(327,013)	(235,950)	-

Total revenues	2,045,135	5,039,119	4,528,478

Expenses:

Interest	1,016,361	1,475,701	1,962,692
Other operating expenses	243,849	266,146	786,014

Total expenses	1,260,210	1,741,847	2,748,706

Earnings before income tax benefit and equity in
undistributed earnings of subsidiaries	784,925	3,297,272	1,779,772

Income tax benefit	389,200	514,800	705,800

Earnings before undistributed earnings in subsidiaries	1,174,125	3,812,072	2,485,572

Equity in undistributed earnings in subsidiaries	5,216,438	5,779,899	6,685,245

Net earnings	$6,390,563	9,591,971	9,170,817

Statements of Cash Flows

For the Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities:

Net earnings	$6,390,563	9,591,971	9,170,817
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Amortization	-	-	461,298
Book value shares accrual	136,130	158,678	128,444
Equity in undistributed earnings of subsidiaries	(5,216,438)	(5,779,899)	(6,685,245)
Deferred income tax benefit	(52,855)	(61,551)	(49,520)
Loss on sale of investment securities	327,013	235,950	-
Change in:
Other assets	(3,167)	-	-
Accrued income	(16,876)	1,603	(1,421)
Accrued expense	14,731	(253,748)	25,975

Net cash provided by operating activities	1,579,101	3,893,004	3,050,348

Cash flows from investing activities:

Proceeds from sales of investment securities available for sale	3,167	-	(6,000,000)
Purchases of investment securities available for sale	(1,000,000)	-	-
Net change in interest-bearing time deposit	3,000,000	-	(6,000,000)
Purchases of other investments	-	-	(600,000)
Purchase of equity in PEBK Capital Trust II	-	-	(619,000)
Proceeds from liquidation of PEBK Capital Trust I	-	-	433,000

Net cash used by investing activities	2,003,167	-	(6,786,000)

Cash flows from financing activities:

Proceeds from issuance of trust preferred securities	-	-	20,619,000
Repayments of trust preferred securities	-	-	(14,433,000)
Proceeds from issuance of preferred stock	25,054,000	-	-
Cash dividends paid	(2,679,828)	(2,331,203)	(1,905,556)
Cash paid in lieu of fractional shares	-	(3,355)	(6,426)
Common stock repurchased	(1,126,275)	(2,810,907)	(425,000)
Proceeds from exercise of stock options	43,948	330,997	1,014,425

Net cash provided (used) by financing activities	21,291,845	(4,814,468)	4,863,443

Net change in cash	24,874,113	(921,464)	1,127,791

Cash at beginning of year	725,416	1,646,880	519,089

Cash at end of year	$25,599,529	725,416	1,646,880

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

James S. Abernethy
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Douglas S. Howard
Vice President, Howard Ventures, Inc. (private equity firm)

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

Billy L. Price, Jr. MD
Practicing Internist and Partner, Catawba Valley Internal Medicine, PA

Larry E. Robinson
President and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)

William Gregory (Greg) Terry
Executive Vice President, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
President/CEO, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer and Director, Alexander Railroad Company

OFFICERS

Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President, Chief Financial Officer and Corporate Treasurer

Joseph F. Beaman, Jr.
Executive Vice President and Corporate Secretary

Lance A. Sellers
Executive Vice President and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President and Assistant Corporate Treasurer

APPENDIX B

PEOPLES BANCORP OF NORTH CAROLINA, INC.

OMNIBUS STOCK OWNERSHIP AND
LONG TERM INCENTIVE PLAN
February 19, 2009

THIS IS THE OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN (“Plan”) of Peoples Bancorp of North Carolina, Inc. (the “Company”), a North Carolina corporation with its principal office in Newton, Catawba County, North Carolina, under which Incentive Stock Options and Non-Qualified Options to acquire Shares of Common Stock, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, and/or Book Value Shares may be granted from time to time to Eligible Directors and Eligible Employees of the Company and of any of its Subsidiaries, subject to the following provisions.

ARTICLE I
DEFINITIONS

The following terms shall have the meanings set forth below. Additional terms defined in this Plan shall have the meanings ascribed to them when first used herein.

Award.  An award, grant or issuance of any of the Rights available under this Plan.

Award Agreement.  The agreement between the Company and/or the Bank and the Grantee that evidences and sets out the terms and conditions of an Award.

Bank.	Peoples Bank, Newton, North Carolina.

Board.  The Board of Directors of Peoples Bancorp of North Carolina, Inc.

Book Value Share.  The Right of a Grantee to receive cash compensation under such terms and conditions as described in Article VII.

Book Value Share Agreement.  The agreement between the Company and the Grantee with respect to Book Value Shares granted to such Grantee, including such terms and provisions as are necessary or appropriate under Article VII.

Change In Control.   Any one of the following corporate events: (i) a Change of Ownership; (ii) a Change in Effective Control; or (iii) a Change of Asset Ownership; in each case, as defined herein and as further defined and interpreted in Section 409A.

(i) “Change of Ownership” shall mean the date one person (or group) acquires ownership of stock of the Company that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that such person (or group) did not previously own 50% or more of the value or voting power of the stock of the Company.

(ii) “Change in Effective Control” means the date either (A) one person (or group) acquires (or has acquired during the proceeding 12 months) ownership of stock of the Company possessing 30% or more of the total voting power of the Company stock or (B) a majority of the board of directors of the Company is replaced during any 12 month period by directors whose election is not endorsed by a majority of the members of the board of directors of the Company prior to such election.

(iii) “Change of Asset Ownership” means the date one person (or group) acquires (or has acquired during the preceding 12 months) assets from the Company that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all the Company’s assets immediately prior to such acquisition.

(iv)  For purposes of determining whether the Company has undergone a Change in Control under the Plan, the term “Company” shall include any corporation that is a majority shareholder of the Company within the meaning of Section 409A (i.e., owning more than 50% of the total fair market value and total voting power of the Company).

Code.  The Internal Revenue Code of 1986, as amended.

Committee.  The Compensation Committee of the Board, which shall be composed solely of two or more members of the Board who are “non-employee directors” as described in Rule 16(b)(3) of the Rules and Regulations under the Securities Exchange Act of 1934, as amended.

Common Stock.  The Common Stock, no par value, of the Company.

Corporate Transaction.  Any one or more of the following transactions:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)	the sale, transfer, or other disposition of all or substantially all of the assets of the Company (including without limitation the capital stock of the Company’s Subsidiaries);

(iii)	approval by the Company’s shareholders of any plan or proposal for the complete liquidation or dissolution of the Company;

(iv)	any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities are transferred to a person or entity or persons or entities different from those that held such securities immediately prior to such merger; or

(v)
acquisition by any person or entity or related group of persons or entities (other than the Company or a Company-sponsored employee benefit plan) of beneficiary ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities (whether or not in a transaction also constituting a Change in Control).

Death.  The date and time of death of an Eligible Director or Eligible Employee who has received Rights, as established by the relevant death certificate.

Disability.  The date on which an Eligible Director or Eligible Employee who has received Rights is:

(i)
Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)
By reason of any medically determinable physical or mental impairment (which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) receiving income replacement benefits for a period of 3 or more months under an accident and health plan covering employees of the Company and/or the Bank, or

(iii)	Determined to be disabled by the Social Security Administration.

Effective Date.  Pursuant to the action of the Board adopting the Plan, the date as of which this Plan is effective is the date it is approved by the Company’s shareholders.

Eligible Directors.  Those individuals who are duly elected directors of the Company or any Subsidiary who are serving in such capacity and who have been selected by the Committee as a person to whom a Right or Rights shall be granted under the Plan.

Eligible Employees.  Those individuals who meet the following eligibility requirements:

(i)
Such individual must be a full time employee of the Company or a Subsidiary.  For this purpose, an individual shall be considered to be an “employee” only if there exists between the Company or a Subsidiary and the individual the legal and bona fide relationship of employer and employee.  In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such relationship for the purpose of collection of income tax at the source on wages shall be applied.

(ii)
If the Registration shall not have occurred, such individual must have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment involved in the receipt and/or exercise of a Right.

(iii)	Such individual, being otherwise an Eligible Employee under the foregoing items, shall have been selected by the Committee as a person to whom a Right or Rights shall be granted under the Plan.

Fair Market Value.  With respect to the Company’s Common Stock, the market price per share of such Common Stock determined by the Committee, consistent with the requirements of Sections 409 and 422 of the Code and to the extent consistent therewith, determined as follows, as of the date specified in the context within which such term is used:

(i)
When there is a public market for the Common Stock, the Fair Market Value shall be determined by (A) the closing price for a share on the market trading day on the date of the determination (and if a closing price was not reported on that date, then the arithmetic mean of the closing bid and asked prices at the close of the market on that date, and if these prices were not reported on that date, then the closing price on the last trading date on which a closing price was reported) on the stock exchange or national market system that is the primary market for the Shares; and (B) if the shares are not traded on such stock exchange or national market system, the arithmetic mean of the closing bid and asked prices for a share on the Nasdaq Stock Market for the day prior to the date of the determination (and if these prices were not reported on that date, then on the last date on which these prices were reported), in each case as reported in The Wall Street Journal or such other source that the Committee considers reliable in its exclusive discretion.

(ii)
If the Committee, in its exclusive discretion, determines that the foregoing methods do not apply or produce a reasonable valuation, then Fair Market Value shall be determined by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date within twelve (12) months before the date of the transaction for which the appraisal is used, e.g., the date of grant of an Award (the “Appraisal”).  If the Committee, in its exclusive discretion, determines that the Appraisal does not reflect information available after the date of the Appraisal that may materially affect the value of the shares, then Fair Market Value shall be determined by a new Appraisal.

(iii)	The Committee shall maintain a written record of its method of determining Fair Market Value.

Grantee.  A person who receives or holds an Award under the Plan.

ISO.  An “incentive stock option” as defined in Section 422 of the Code.

Non-Qualified Option.  Any Option granted under Article III whether designated by the Committee as a Non-Qualified Option or otherwise, other than an Option designated by the Committee as an ISO, or any Option so designated but which, for any reason, fails to qualify as an ISO pursuant to Section 422 of the Code and the rules and regulations thereunder.

Option Agreement.  The agreement between the Company and a Grantee with respect to Options granted to such Grantee, including such terms and provisions as are necessary or appropriate under Article III.

Options.  ISOs and Non-Qualified Options are collectively referred to herein as “Options;” provided, however, whenever reference is specifically made only to ISOs or Non-Qualified Options, such reference shall be deemed to be made to the exclusion of the other.

Parent.  A corporation, other than the Company, in an unbroken chain of corporations ending with the Company, if on the date of grant of an Award each corporation, other than the Company, owns stock possessing at least fifty (50%) percent of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Performance Units.  The Right of a Grantee to receive a combination of cash and Shares under such terms and conditions as described in Article V.

Performance Unit Agreement.  The agreement between the Company and a Grantee with respect to the award of Performance Units to the Grantee, including such terms and conditions as are necessary or appropriate under Article V.

Plan Pool.  A total of 360,000 shares of authorized but unissued Common Stock, as such number may be adjusted from time to time in accordance with the provisions of the Plan.

Registration.  The registration by the Company under the 1933 Act and applicable state “Blue Sky” and securities laws of this Plan, the offering of Rights under this Plan, the offering of Shares under this Plan, and/or the Shares acquirable under this Plan.

Related Entity. A corporation or other entity, other than the Company, to which the Grantee primarily provides services on the date of grant of an Award, and any corporation or other entity, other than the Company, in an unbroken chain of corporations or other entities beginning with the Company in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, ending with the corporation or other entity that has a controlling interest in the corporation or other entity to which the Grantee primarily provides services on the date of grant of an Award.  For a corporation, a controlling interest means ownership of stock possessing at least fifty (50%) percent of total combined voting power of all classes of stock, or at least fifty (50%) percent of the total value of all classes of stock.  For a partnership or limited liability company, a controlling interest means ownership of at least fifty

(50%) percent of the profits interest or capital interest of the entity.  In determining ownership, the rules of Treasury Regulation §§1.414(c)-3 and 1.414(c)-4 apply.

Related Entity Disposition.  The sale, distribution, or other disposition by the Company, Parent, or a Subsidiary of all or substantially all of the interests of the Company, Parent, or a Subsidiary in any Related Entity effected by a sale, merger, consolidation, or other transaction involving that Related Entity, or the sale of all or substantially all of the assets of that Related Entity, other than any Related Entity Disposition to the Company, Parent, or a Subsidiary.

Restricted Stock.  The Shares which a Grantee shall be entitled to receive under such terms and conditions as described in Article IV.

Restricted Stock Agreement.  The agreement between the Company and a Grantee with respect to Rights to receive Restricted Stock, including such terms and provisions as are necessary or appropriate under Article IV.

Restricted Stock Units.  The Right of a Grantee to receive cash and/or Shares under such terms and conditions as described in Article IV.

Restricted Stock Unit Agreement.  The agreement between the Company and a Grantee with respect to Rights to receive the value of Shares, either in the form of cash or Shares, including such terms and provisions as are necessary or appropriate under Article IV.

Rights.  The rights to exercise, purchase or receive the Options, Restricted Stock, Restricted Stock Units, Performance Units, SARs and Book Value Shares described herein.

SAR.  The Right of a Grantee to receive cash under such terms and conditions as described in Article VI.

SAR Agreement.  The agreement between the Company and a Grantee with respect to the SAR awarded to the Grantee, including such terms and conditions as are necessary or appropriate under Article VI.

SEC.  The Securities and Exchange Commission.

Section 409A.  Internal Revenue Code Section 409A, including guidance and regulations issued thereunder.

Section 424 Corporate Transaction.  The occurrence, in a single transaction or a series of related transactions, of any one or more of the following:  (i) a sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries; (ii) a sale or other disposition of more than fifty (50%) percent of the outstanding stock of the Company; (iii) the consummation of a merger, consolidation, or similar transaction after which the Company is not the surviving corporation; (iv) the consummation of a merger, consolidation, or similar transaction after which the Company is the surviving corporation but the shares outstanding immediately preceding the merger, consolidation, or similar transaction are converted or exchanged by reason of the transaction into other stock, property, or cash; or (v) a distribution by the Company (excluding an ordinary dividend or a stock split or stock dividend described in Treasury Regulation §1.424-1(e)(4)(v)).

Separation from Service.  When an employee, director, and contractor to the Company, Bank, and all Parents and Related Entities has a “separation from service” within the meaning of Section 409A, including when the Grantee dies, retires or has a termination of service in as explained in the following provisions:

(i)
The employment relationship is treated as continuing intact while the Grantee is on military leave, sick leave, or other bona fide leave of absence, if the period of leave does not exceed six (6) months or, if longer, as long as the employee’s right to reemployment with the Company, Bank, a Parent or a Related Entity is provided by statute or contract.  A leave of absence is bona fide only if there is a reasonable expectation that the employee will return to perform services for the Company, Bank, Parent, or Related Entity.  If the period of leave exceeds six (6) months and the Grantee’s right to reemployment is not provided by statute or contract, the employment relationship is deemed to terminate on the first day immediately following the six (6) month period;

(ii)
A director or contractor has a separation from service upon the expiration of the contract, and if there is more than one contract, all contracts, under which the director or contractor performs services as long as the expiration is a good faith and complete termination of the contractual relationship; and

(iii)
If a Grantee performs services in more than one capacity, the Grantee must separate from service in all capacities as an employee, director, and contractor.  Notwithstanding the foregoing, if a Grantee provides services both as an employee and a director, the services provided as a director are not taken into account in determining whether the Grantee has a separation from service as an employee under a nonqualified deferred compensation plan in which the Grantee participates as an employee and that is not aggregated under Section 409A with any plan in which the Grantee participates as a director.  In addition, if a Grantee provides services both as an employee and a director, the services provided as an employee are not taken into account in determining whether the Grantee has a separation from service as a director under a nonqualified deferred compensation plan in which the Grantee participates as a director and that is not aggregated under Section 409A with any plan in which the Grantee participates as an employee.

Share.  A share of Common Stock.

Specified Employee.  A “specified employee” as defined by Section 409A.  As of the date of the adoption of this amended and restated Plan, Section 409A provides that if the

Company’s Common Stock is publicly traded on an established securities market or otherwise, then “specified employee” means senior officers who make $130,000 or more annually (indexed) (limited to the top 3 such officers or, if greater (up to a maximum of 50), the top 10%)); 1% owners whose compensation is $150,000 or more annually; and 5% owners regardless of their compensation).

Subsidiary. A subsidiary corporation, whether now or hereafter existing, under Code Section 424(f).

Tax Withholding Liability.  All federal and state income taxes, social security tax, and any other taxes applicable to the compensation income arising from the transaction required by applicable law to be withheld by the Company.

Termination of Employment.  In this Plan, all references to termination of employment mean that the Eligible Employee or Eligible Director has had a Separation from Service.

Transfer.  The sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, loan, gift, attachment, levy upon, assignment for the benefit of creditors, by operation of law (by will or descent and distribution), transfer by a qualified domestic relations order, a property settlement or maintenance agreement, transfer by result of the bankruptcy laws or otherwise of a Share or of a Right.

1933 Act.  The Securities Act of 1933, as amended.

1934 Act.  The Securities Exchange Act of 1934, as amended.

ARTICLE II
GENERAL

Section 2.1.  Purpose.  The purposes of this Plan are to encourage and motivate directors and key employees to contribute to the successful performance of the Company and its Subsidiaries and the growth of the market value of the Common Stock; to achieve a unity of purpose among such directors, key employees and the Company’s shareholders by providing ownership opportunities, and a unity of interest among such parties in the achievement of the Company’s primary long term performance objectives; and to retain key employees by rewarding them with potentially tax-advantageous future compensation.  These objectives will be promoted through the granting of Rights to designated Eligible Directors and Eligible Employees pursuant to the terms of this Plan.

Section 2.2.  Administration.

(a)  The Plan shall be administered by the Committee which meets, and shall continue to meet, the standards of Rule 16b-3(d)(1) promulgated by the SEC under the 1934 Act.  Subject to the provisions of SEC Rule 16b-3(d)(1), the Committee may designate any officers or employees of the Company or any Subsidiary to assist in the administration of the Plan, to execute documents on behalf of the Committee and to perform such other ministerial duties as may be delegated to them by the Committee.

(b)  Subject to the provisions of the Plan, the determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive upon all persons affected thereby.  By way of illustration and not of limitation, the Committee shall have the discretion (a) to construe and interpret the Plan and all Rights granted hereunder and to determine the terms and provisions (and amendments thereof) of the Rights granted under the Plan (which need not be identical); (b) to define the terms used in the Plan and in the Rights granted hereunder; (c) to prescribe, amend and rescind the rules and regulations relating to the Plan; (d) to determine the Eligible Employees to whom and the time or times at which such Rights shall be granted, the number of Shares, as and when applicable, to be subject to each Right, the exercise, other relevant purchase price or value pertaining to a Right, and the determination of leaves of absence which may be granted to Eligible Employees without constituting a termination of their employment for the purposes of the Plan, provided that the determination must be in compliance with Section 409A if Section 409A applies to the Rights; and (e) to make all other determinations necessary or advisable for the administration of the Plan.  Provided, however, that the Committee shall administer and interpret the Plan in a manner so as to comply with Section 409A to the extent that Section 409A applies to any portion(s) of the Plan.  Only the full Board has the discretion to determine the Eligible Directors to whom and the time or times at which such Rights shall be granted, the number of Shares, as and when applicable, to be subject to each Right, the exercise, and other relevant purchase price or value pertaining to a Right.  References to the Committee contained in this Agreement will also mean the Board wherever Rights of Eligible Directors are addressed.

(c)  It shall be in the discretion of the Committee to grant Options to purchase Shares which qualify as ISOs under the Code or which will be given tax treatment as Non-Qualified Options.  Any Options granted which fail to satisfy the requirements for ISOs shall become Non-Qualified Options.

(d)  The intent of the Company is to register the (i) offering of Shares pertaining to or underlying the Rights and the offering of Rights pursuant to this Plan, (ii) this Plan and (iii) the Rights, to the extent required, under the 1933 Act and applicable state securities and “Blue Sky” laws.  In such event, the Company shall make available to Eligible Directors and Eligible Employees receiving Rights, and/or Shares in connection therewith, all disclosure documents required under such federal and state laws.  If such Registration shall not occur, the Committee shall be responsible for supplying the recipient of a Right, and/or Shares in connection therewith, with such information about the Company as is contemplated by the federal and state securities laws in connection with exemptions from the registration requirements of such laws, as well as providing the recipient of a Right with the opportunity to ask questions and receive answers concerning the Company and the terms and conditions of the Rights granted under this Plan.  In addition, if such Registration shall not occur, the Committee shall be responsible for determining the maximum number of Eligible Directors and Eligible Employees and the suitability of particular persons to be Eligible Directors and Eligible Employees in order to comply with applicable federal and state securities statutes and regulations governing such exemptions.

(e)  In determining the Eligible Directors and Eligible Employees to whom Rights shall be granted and the number of Shares to be covered by each Right, the Committee shall take into account the nature of the services rendered by such Eligible Directors and Eligible Employees, their present and potential contributions to the success of the Company and/or the Subsidiaries and such other factors as the Committee shall deem relevant.  An Eligible Director or Eligible Employee who has been granted a Right under the Plan may be granted additional Rights under the Plan if the Committee shall so determine.

If, pursuant to the terms of the Plan, or otherwise in connection with the Plan, it is necessary that the percentage of stock ownership of an Eligible Director or Eligible Employee be determined, the ownership attribution provisions set forth in Section 424(d) of the Code shall be controlling.

(f)  The granting of Rights pursuant to this Plan is in the exclusive discretion of the Committee, and until the Committee acts, no individual shall have any rights under this Plan.  The terms of this Plan shall be interpreted in accordance with this intent.

Section 2.3.  Stock Matters.

(a)  Shares Available for Rights.  Shares shall be subject to, or underlying, grants of Options, Restricted Stock, Restricted Stock Units, SARs, Performance Units and Book Value Shares under this Plan.  The total number of Shares for which, or with respect to which, Rights may be granted (including the number of Shares in respect of which Restricted Stock, Restricted Stock Units, SARs, Performance Units and Book Value Shares may be granted) under this Plan shall be those designated in the Plan Pool.  In the event that a Right granted under the Plan to any Eligible Director or Eligible Employee expires or is terminated unexercised as to any Shares covered thereby, such Shares thereafter shall be deemed available in the Plan Pool for the granting of Rights under this Plan; provided, however, if the expiration or termination date of a Right is beyond the term of the Plan as described in Section 8.3, then any Shares covered by unexercised or terminated Rights shall not reactivate the existence of this Plan and therefore shall not be available for additional grants of Rights under this Plan.

(b)  Adjustments Upon Changes in Capitalization.  Subject to any required action by the Company’s shareholders, the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Committee determines in its exclusive discretion require adjustment, may be proportionately adjusted for (a) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or similar event affecting the Shares; (b) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; or (c) as the Committee determines in its exclusive discretion, any other transaction with respect to Common Stock to which Code Section 424(a) applies or any similar transaction; provided, however, that conversion of any convertibles securities of the Company shall not be deemed to have been effected without receipt of consideration.  Such adjustment, if any, shall be made by the Committee in its exclusive discretion, and its determination shall be final, binding and conclusive.  Except as the Committee determines in its exclusive discretion, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

(c)  Corporate Transactions/Changes in Control/Related Entity Dispositions.  Except as otherwise provided in an Award Agreement:

(i)
On the specified effective date of a Corporate Transaction or Change in Control, each Award that is at the time outstanding automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to ISOs) and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction or Change in Control, for all the Shares at the time represented by such Award (except to the extent that such acceleration of exercisability would result in an “excess parachute payment” within the meaning of Section 280G of the Code).  Notwithstanding the foregoing provisions, the Committee may, in its exclusive discretion, provide as part of a Section 424 Corporate Transaction that any one or more of the foregoing provisions shall not apply.

(ii)
On the specified effective date of a Related Entity Disposition, for each Grantee who on such specified effective date is engaged primarily in service to the Related Entity that is the subject of the Related Entity Disposition, each Award that is at the time outstanding automatically shall become fully vested and exercisable and be released from any restrictions on transfer (other than transfer restrictions applicable to ISOs) and repurchase and forfeiture rights, immediately prior to the specified effective date of such Related Entity Disposition, for all the Shares at the time represented by such Award.  Notwithstanding the foregoing provisions, the Committee may, in its exclusive discretion, provide as part of a Section 424 Corporate Transaction that any one or more of the foregoing provisions shall not apply.

(iii)
The Committee may provide in any Award, Award Agreement, or as part of a Section 424 Corporate Transaction, that if the requirements of Treas. Reg. §1.424-1 (without regard to the requirement described in Treas. Reg. §1.424-1(a)(2) that an eligible corporation be the employer of the optionee) would be met if the stock right were an ISO, the substitution of a new stock right pursuant to a Section 424 Corporate Transaction for an outstanding stock right or the assumption of an outstanding stock right pursuant to a Section 424 Corporate Transaction shall not be treated as the grant of a new stock right or a change in the form of payment.  The requirement of Treas. Reg. §1.424-1(a)(5)(iii) is deemed satisfied if the ratio of the exercise price to the Fair Market Value of the Shares immediately after the substitution or assumption is not greater than the ratio of the exercise price to the Fair Market Value of the Shares immediately before the substitution or assumption.  In the case of a transaction described in Code Section 355 in which the stock of the distributing corporation and the stock distributed in the transaction are both readily tradable on an established securities market immediately after the transaction, the requirements of Treas. Reg. §1.424-1(a)(5) may be satisfied by:

(1)
using the last sale before or the first sale after the specified date as of which such valuation is being made, the closing price on the last trading day before or the trading day of a specified date, the arithmetic mean of the high and low prices on the last trading day before or the trading day of such specified date, or any other reasonable method using actual transactions in such stock as reported by such market on a specified date, for the stock of the distributing corporation and the stock distributed in the transaction, provided the specified date is designated before such specified date, and such specified date is not more than sixty (60) days after the transaction;

(2)
using the arithmetic mean of such market price on trading days during a specified period designated before the beginning of such specified period, when such specified period is not longer than thirty (30) days and ends no later than sixty (60) days after the transaction; or

(3)	using an average of such prices during such prespecified period weighted based on the volume of trading of such stock on each trading day during such prespecified period.

(d)  No Limitations on Power of Company.  The grant of a Right pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassification, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

(e)  No fractional Shares shall be issued under this Plan for any adjustment under Section 2.3(b).

Section 2.4.  Section 409A Matters.  The Plan and the Awards issued hereunder are intended to fall within available exemptions from the application of Section 409A of the Code (the incentive stock option exemption, the exemption for certain nonqualified stock options and stock appreciation rights issued at Fair Market Value, the restricted property exemption, and/or the short-term deferral exemption).  Thus, it is intended that the Awards fall outside the scope of Section 409A and are not required to comply with the Section 409A requirements.  The Plan and the Awards will be administered and interpreted in a manner consistent with the intent set forth herein.  Notwithstanding anything to the contrary in this Plan or in any Award Agreement, (i) this Plan and each Award Agreement may be amended from time to time as the Committee may determine to be necessary or appropriate in order to avoid any grant of any Rights, this Plan, or any Award Agreement from resulting in the inclusion of any compensation in the gross income of any Participant under Section 409A as amended from time to time, and (ii) if any provision of this Plan or of any Award Agreement would otherwise result in the inclusion of any compensation in the gross income of any Participant under Section 409A as amended from time to time, then such provision shall not apply as to such Participant and the Committee, in its discretion, may apply in lieu thereof another provision that (in the judgment of the Committee) accomplishes the intent of this Plan or such Award Agreement without resulting in such inclusion so long as such action by the Committee does not violate Section 409A.  The Company makes no representation or warranty regarding the treatment of this Plan or the benefits payable under this Plan or any Award Agreement under federal, state or local income tax laws, including Section 409A.

Section 2.5.  Amendment and Discontinuance. The Board may at any time alter, suspend, terminate or discontinue the Plan, subject to Section 409A, and subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements.  The Board may not, without the consent of the Grantee of an Award previously granted, make any alteration which would deprive the Grantee of his rights with respect thereto, except to the extent an amendment is required in order for the Award to comply with Section 409A, if applicable to the Award, or to fall within an exemption from Section 409A.

Section 2.6.  Compliance with Rule 16b-3.  With respect to persons subject to Section 16 of the 1934 Act, transactions under this Article III are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act.  To the extent any provision of this Article III or action by the Board or the Committee fails so to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Section 2.7.  Term and Termination of Awards other than Performance Units.

(a)  The Committee shall determine, and each Award Agreement shall state, the expiration date or dates of each Award, but such expiration date shall be not later than ten (10) years after the date such Award is granted (the “Award Period”).  In the event an ISO is granted to a 10% Shareholder, the expiration date or dates of each Award Period shall be not later than five (5) years after the date such ISO is granted.  The Committee, in its discretion, may extend the expiration date or dates of an Award Period after such date was originally set; provided, however, such expiration date may not exceed the maximum expiration date described in this Section 2.7(a).  Provided further that no extension will be granted if it would violate Section 409A to the extent that Section 409A applies to the Award.

(b) To the extent not previously exercised, each Award will terminate upon the expiration of the Award Period specified in the Award Agreement; provided, however, that each such Award will terminate upon the earlier of: (i) twelve (12) months after the date that the Grantee ceases to be an Eligible Director or Eligible Employee by reason of Death or Disability; or (ii) immediately as of the date that the Grantee ceases to be an Eligible Director or Eligible Employee for any reason other than Death or Disability.  Any portions of Awards not exercised within the foregoing periods shall terminate.

(c)  This Section 2.7 applies to all Awards other than Performance Units.

Section 2.8.  Delay of Certain Payments Upon Termination of Employment.  Notwithstanding anything in the Plan to the contrary, to the extent any Right is subject to Section

409A, and payment or exercise of such Right is on account of a Termination of Employment, such payment or exercise shall only be effectuated if the Grantee incurs a Separation from Service.  Payment will occur on the 60th day after the Separation from Service.  Provided, however, that if the Grantee is a Specified Employee, payment or exercise shall be effectuated on the first day of the seventh month following the Separation from Service.

ARTICLE III
OPTIONS

Section 3.1.  Grant of Options.

(a)  The Company may grant Options to Eligible Directors and Eligible Employees as provided in this Article III.  Options will be deemed granted pursuant to this Article III only upon (i) authorization by the Committee, and (ii) the execution and delivery of an Option Agreement by the Grantee and a duly authorized officer of the Company.  Options will not be deemed granted hereunder merely upon authorization of such grant by the Committee.  The aggregate number of Shares potentially acquirable under all Options granted shall not exceed the total number of Shares in the Plan Pool, less all Shares potentially acquired under, or underlying, all other Rights outstanding under this Plan.

(b)  The Committee shall designate Options at the time a grant is authorized as either ISOs or Non-Qualified Options.  The aggregate Fair Market Value (determined as of the time an ISO is granted) of the Shares as to which an ISO may first become exercisable by a Grantee in a particular calendar year (pursuant to Article III and all other plans of the Company and/or its Subsidiaries) may not exceed $100,000 (the “$100,000 Limitation”).  If a Grantee is granted Options in excess of the $100,000 Limitation, or if such Options otherwise become exercisable with respect to the number of Shares which would exceed the $100,000 Limitation, such excess Options shall be Non-Qualified Options.

Section 3.2.  Exercise Price.    The exercise price of each Option granted under the Plan (the “Exercise Price”) shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant of the Option.  In the case of ISOs granted to a shareholder who owns capital stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of the capital stock of the Company (a “10% Shareholder”), the Exercise Price of each Option granted under the Plan to such 10% Shareholder shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant of the Option.

Section 3.3.  Terms and Conditions of Options.

(a)  All Options must be granted within ten (10) years of the Effective Date.

(b)  The Committee may grant ISOs and Non-Qualified Options, either separately or jointly, to an Eligible Employee.  The Committee may grant Non-Qualified Options to an Eligible Director but may not grant ISOs to an Eligible Director.

(c)  The grant of Options shall be evidenced by an Option Agreement in form and substance satisfactory to the Committee in its discretion, consistent with the provisions of this Article III, and the Option Agreement will fix the number of Shares subject to the Option.

(d)  At the discretion of the Committee, a Grantee, as a condition to the granting of the Option, must execute and deliver to the Company a confidential information agreement approved by the Committee.

(e)  Nothing contained in Article III, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Article III will confer upon any Grantee any right with respect to the continuation of his or her status as an employee or director of the Company or any of its Subsidiaries.

(f) Except as otherwise provided herein, each Option Agreement may specify the period or periods of time within which each Option or portion thereof will first become exercisable (the “Vesting Period”) with respect to the total number of Shares acquirable thereunder.  Such Vesting Periods will be fixed by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion.

(g)  Not less than one hundred (100) Shares may be purchased at any one time through the exercise of an Option unless the number purchased is the total number at that time purchasable under all Options granted to the Grantee.

(h)  A Grantee shall have no rights as a shareholder of the Company with respect to any Shares underlying such Option until payment in full of the Exercise Price by such Grantee for the stock being purchased.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares is fully paid for, except as provided in Sections 2.3(b) and 2.3(c).

(i)  All Shares obtained pursuant to an Option which is designated and qualifies as an ISO shall be held in escrow for a period which ends on the later of (i) two (2) years from the date of the granting of the ISO or (ii) one (1) year after the issuance of such Shares pursuant to the exercise of the ISO.  Such Shares shall be held by the Company or its designee.  The Grantee who has exercised the ISO shall have all rights of a shareholder, including, but not limited, to the rights to vote, receive dividends and sell such shares.  The sole purpose of the escrow is to inform the Company of a disqualifying disposition of the Shares acquired within the meaning of Section 422 of the Code, and it shall be administered solely for this purpose.

(j)   When Non-Qualified Options are transferred or exercised, the transfer or exercise shall be subject to taxation under Code Section 83 and Treasury Regulation §1.83-7.  No Non-Qualified Option awarded hereunder shall contain any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of the Option under Treasury Regulation §1.83-7 or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested as defined in Treasury Regulation §1.83-3(b).  Further, each Non-Qualified Option will comply with any other applicable Section 409A requirement in order to maintain the status of the Non-Qualified Option as exempt from the requirements of Section 409A.

Section 3.4.  Exercise of Options.

(a)  A Grantee must at all times be an Eligible Director or Eligible Employee from the date of grant until the exercise of the Options granted, except as provided in Section 2.7(b).

(b)  An Option may be exercised to the extent exercisable (i) by giving written notice of exercise to the Company, specifying the number of Shares to be purchased and, if applicable, accompanied by full payment of the Exercise Price thereof and the amount of withholding taxes pursuant to Section 3.4(c) below; and (ii) by giving assurances satisfactory to the Company that the Shares to be purchased upon such exercise are being purchased for investment and not with a view to resale in connection with any distribution of such Shares in violation of the 1933 Act; provided, however, that in the event of the prior occurrence of the Registration or in the event resale of such Shares without such Registration would otherwise be permissible, the second condition will be inoperative if, in the opinion of counsel for the Company, such condition is not required under the 1933 Act or any other applicable law, regulation or rule of any governmental agency.

(c)  As a condition to the issuance of the Shares upon full or partial exercise of a Non-Qualified Option, the Grantee will pay to the Company in cash, or in such other form as the Committee may determine in its discretion, the amount of the Company’s Tax Withholding Liability required in connection with such exercise.

(d)  The Exercise Price of an Option shall be payable to the Company either (i) in United States dollars, in cash or by check, bank draft or money order payable to the order of the Company, or (ii) at the discretion of the Committee, through the delivery of outstanding shares of the Common Stock owned by the Grantee with a Fair Market Value at the date of delivery equal to the aggregate Exercise Price of the Option(s) being exercised, or (iii) at the discretion of the Committee by a combination of (i) and (ii) above.  No Shares shall be delivered until full payment has been made.  Except as provided in Sections 2.3(b) and 2.3(c), the Committee may not approve a reduction of such Exercise Price in any such Option, or the cancellation of any such Options and the regranting thereof to the same Grantee at a lower Exercise Price, at a time when the Fair Market Value of the Common Stock is lower than it was when such Option was granted.

Section 3.5.  Restrictions On Transfer.  An Option granted under Article III may not be Transferred except by will or the laws of descent and distribution and, during the lifetime of the Grantee to whom it was granted, may be exercised only by such Grantee.

Section 3.6.  Stock Certificates.  Certificates representing the Shares issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate the provisions hereof.  The Company may place a “stop transfer” order against such Shares until all restrictions and conditions set forth in this Article III, the applicable Option Agreement, and in the legends referred to in this Section 3.6 have been complied with.

ARTICLE IV
RESTRICTED STOCK AND RESTRICTED STOCK UNIT GRANTS

Section 4.1.  Grants of Restricted Stock.

(a)  The Company may grant Restricted Stock or Restricted Stock Units to Eligible Directors and Eligible Employees as provided in this Article IV.  Shares of Restricted Stock or Restricted Stock Units will be deemed granted only upon (i) authorization by the Committee and (ii) the execution and delivery of a Restricted Stock Agreement or Restricted Stock Unit Agreement, as applicable, by the Grantee and a duly authorized officer of the Company.  Restricted Stock and Restricted Stock Units will not be deemed to have been granted merely upon authorization by the Committee.  The aggregate number of Shares potentially acquirable under all Restricted Stock Agreements and all Restricted Stock Unit Agreements shall not exceed the total number of Shares in the Plan Pool, less all Shares potentially acquirable under, or underlying, all other Rights outstanding under this Plan.

(b)  Each grant of Restricted Stock or Restricted Stock Units pursuant to this Article IV will be evidenced by a Restricted Stock Agreement or Restricted Stock Unit Agreement, as applicable, between the Company and the Grantee in form and substance satisfactory to the Committee in its sole discretion, consistent with this Article IV.  Each Restricted Stock Agreement and Restricted Stock Unit Agreement will specify the purchase price per share (the “Purchase Price”), if any, with respect to the Restricted Stock or Restricted Stock Units to be issued to the Grantee thereunder.  The Purchase Price will be fixed by the Committee in its exclusive discretion.  The Purchase Price will be payable to the Company in United States dollars in cash or by check or such other legal consideration as may be approved by the Committee, in its exclusive discretion.

(c)  Without limiting the foregoing, each Restricted Stock Agreement and Restricted Stock Unit Agreement shall include the following terms and conditions:

(i)  Nothing contained in this Article IV, any Restricted Stock Agreement, any Restricted Stock Unit Agreement, or in any other agreement executed in connection with the issuance of Restricted Stock or Restricted Stock Units under this Article IV will confer upon any Grantee any right with respect to the continuation of his or her status as an employee or director of the Company or any of its Subsidiaries.

(ii)  Except as otherwise provided herein, each Restricted Stock Agreement and each Restricted Stock Unit Agreement shall specify the period or periods of time within which each share of Restricted Stock or Restricted Stock Unit or portion thereof will first become exercisable (the "Vesting Period") with respect to the total number of shares of Restricted Stock acquirable thereunder.  Such Vesting Period will be fixed by the Committee in its discretion, but generally shall be at least two (2) years and one day of continued service with the Company.  The Committee may, in its discretion, establish a shorter Vesting Period by specifically providing for such shorter period in the Restricted Stock Agreement; provided, however, that the Vesting Period shall not be less than one (1) year and one day of continued service with the Company after the date on which the Restricted Stock Right is granted.

(iii)  Each Restricted Stock Unit Agreement shall specify whether the distribution will be in the form of cash, shares or a combination of cash and shares.

(iv)  Upon satisfaction of the Vesting Period and any other applicable restrictions, terms and conditions, the Grantee shall be entitled to receive his Restricted Stock or payment of his Restricted Stock Unit(s) on or before the sixtieth (60th) day following satisfaction of the Vesting Period as provided in the Restricted Stock Agreement or Restricted Stock Unit Agreement, as applicable.

Section 4.2.  Restrictions on Transfer of Restricted Stock and Restricted Stock Units.

(a)  Restricted Stock Units may not be Transferred, and shares of Restricted Stock acquired by a Grantee may be Transferred only in accordance with the specific limitations on the Transfer of Restricted Stock imposed by applicable state or federal securities laws and set forth below, and subject to certain undertakings of the transferee set forth in Section 4.2(c).  All Transfers of Restricted Stock not meeting the conditions set forth in this Section 4.2(a) are expressly prohibited.

(b)  Any Transfer of Restricted Stock Units and any prohibited Transfer of Restricted Stock is void and of no effect.  Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this Section 4.2, or exercise any other legal or equitable remedy.

(c)  Any Transfer of Restricted Stock that would otherwise be permitted under the terms of this Plan is prohibited unless the transferee executes such documents as the Company may reasonably require to ensure the Company’s rights under a Restricted Stock Agreement and this Article IV are adequately protected with respect to the

Restricted Stock so Transferred.  Such documents may include, without limitation, an agreement by the transferee to be bound by all of the terms of this Plan applicable to Restricted Stock, and of the applicable Restricted Stock Agreement, as if the transferee were the original Grantee of such Restricted Stock.

(d)  To facilitate the enforcement of the restrictions on Transfer set forth in this Article IV, the Committee may, at its discretion, require the Grantee of shares of Restricted Stock to deliver the certificate(s) for such shares with a stock power executed in blank by the Grantee and the Grantee’s spouse, to the Secretary of the Company or his or her designee, to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan and the Restricted Stock Agreement.  The certificates may be held in escrow so long as the shares of Restricted Stock whose ownership they evidence are subject to any restriction on Transfer under this Article IV or under a Restricted Stock Agreement.  Each Grantee acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Article IV, that the appointment is coupled with an interest, and that it accordingly will be irrevocable.  The escrow holder will not be liable to any party to a Restricted Stock Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto.  The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

Section 4.3.   Compliance with Law.  Notwithstanding any other provision of this Article IV, Restricted Stock and Restricted Stock Units may be issued pursuant to this Article IV only after there has been compliance with all applicable federal and state securities laws, and such issuance will be subject to this overriding condition.  The Company may include shares of Restricted Stock and Restricted Stock Units in a Registration, but will not be required to register or qualify Restricted Stock or Restricted Stock Units with the SEC or any state agency, except that the Company will register with, or as required by local law, file for and secure an exemption from such registration requirements from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Director or Eligible Employee would be issued Restricted Stock or Restricted Stock Units hereunder prior to such issuance.

Section 4.4.  Stock Certificates.  Certificates representing the Restricted Stock issued pursuant to this Article IV will bear all legends required by law and necessary to effectuate the provisions hereof.  The Company may place a “stop transfer” order against shares of Restricted Stock until all restrictions and conditions set forth in this Article IV, the applicable Restricted Stock Agreement and in the legends referred to in this Section 4.4, have been complied with.

Section 4.5.  Market Standoff.  To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no Grantee of any shares of Restricted Stock will sell or otherwise Transfer any such shares not included in such underwriting, or not previously registered in a Registration, during the one hundred twenty (120) day period following the effective date of the registration statement filed with the SEC in connection with such offering.

Section 4.6.   Rights of Grantees of Restricted Stock or Restricted Stock Units.

(a)  A Grantee shall have no rights as a stockholder of the Company unless and until he receives Restricted Shares at the conclusion of the Vesting Period.

(b)  A Grantee shall have no rights other than those of a general creditor of the Company.  Restricted Stock and Restricted Stock Units represent an unfunded and unsecured obligation of the Company.

(c)  Unless the Committee otherwise provides in a dividend agreement awarded to the Grantee at the time of the Award Agreement, the Grantee shall have no rights to dividends, whether cash or stock, until the Restricted Stock and/or Restricted Stock Units vest and Shares are delivered to the Grantee except as provided in Sections 2.3(b) and 2.3(c).

ARTICLE V
PERFORMANCE UNITS

Section 5.1.  Awards of Performance Units.

(a)  The Committee may grant awards of Performance Units to Eligible Directors and Eligible Employees as provided in this Article V.  Performance Units will be deemed granted only upon (i) authorization by the Committee and (ii) the execution and delivery of a Performance Unit Agreement by the Grantee and an authorized officer of the Company.  Performance Units will not be deemed granted merely upon authorization by the Committee.  Performance Units may be granted in such amounts and to such Grantees as the Committee may determine in its sole discretion subject to the limitation in Section 5.2 below.

(b)  Each grant of Performance Units pursuant to this Article V will be evidenced by a Performance Unit Agreement between the Company and the Grantee in form and substance satisfactory to the Committee in its sole discretion, consistent with this Article V.

(c)  Except as otherwise provided herein, Performance Units will be distributed only after the end of a performance period of two or more years (“Performance Period”) beginning with the year in which such Performance Units were awarded.  The Performance Period shall be set by the Committee for each year’s awards.

(d)  The percentage of the Performance Units awarded under this Section 5.1 that will be distributed to Grantees shall depend on the levels of financial performance and other performance objectives achieved during each year of the Performance Period;

provided, however, that the Committee may adopt one or more performance categories or eliminate all performance categories other than financial performance.  Financial performance shall be based on the consolidated results of the Company and its Subsidiaries prepared on the same basis as the financial statements published for financial reporting purposes and determined in accordance with Section 5.1(e) below.  Other performance categories adopted by the Committee shall be based on measurements of performance as the Committee shall deem appropriate.

(e)  Distributions of Performance Units awarded will be based on the Company’s financial performance with results from other performance categories applied as a factor, not exceeding one, against financial results.  The annual financial and other performance results will be averaged over the Performance Period and translated into percentage factors according to graduated criteria established by the Committee for the entire Performance Period.  The resulting percentage factors shall determine the percentage of Units to be distributed.

No distributions of Performance Units, based on financial performance and other performance, shall be made if a minimum average percentage of the applicable measurement of performance, to be established by the Committee, is not achieved for the Performance Period.  The performance levels achieved for each Performance Period and percentage of Performance Units to be distributed shall be conclusively determined by the Committee.

(f)  The percentage of Performance Units awarded and which Grantees become entitled to receive based on the levels of performance will be determined as soon as practicable after each Performance Period and are called “Retained Performance Units.”

(g)  On or before the 60th day after determination of the number of Retained Performance Units, such Retained Performance Units shall be distributed in the form of a combination of shares and cash.  The Committee, in its sole discretion, will determine how much of the Retained Performance Unit will be distributed in cash and how much will be distributed in Shares.  The Performance Units awarded, but which Grantees do not become entitled to receive, shall be cancelled.

(h)  Notwithstanding any other provision in this Article V, the Committee, if it determines in its sole discretion that it is necessary or advisable under the circumstances, may adopt rules pursuant to which Eligible Employees by virtue of hire, or promotion or upgrade to a higher employee grade classification, or special individual circumstances, may be granted the total award of Performance Units or any portion thereof, with respect to one or more Performance Periods that began in prior years and at the time of the awards have not yet been completed.

Section 5.2.  Limitations.  The aggregate number of Shares potentially distributable under all Units granted shall not exceed the total number of Shares in the Plan Pool, less all Shares potentially acquirable under, or underlying, all other Rights outstanding under this Plan.

Section 5.3.  Terms and Conditions.

(a)  All awards of Performance Units must be made within ten (10) years of the original Effective Date.

(b)  The award of Performance Units shall be evidenced by a Performance Unit Agreement in form and substance satisfactory to the Committee in its discretion, consistent with the provisions of this Article V.

(c)  Nothing contained in this Article V, any Performance Unit Agreement or in any other agreement executed in connection with the award of Performance Units under this Article V will confer upon any Grantee any right with respect to the continuation of his or her status as an employee or director of the Company or any of its Subsidiaries.

Section 5.4.  Special Distribution Rules.

(a)  Except as otherwise provided in this Section 5.4, a Grantee must be an Eligible Director or Eligible Employee from the date a Unit is awarded to him or her continuously through and including the date of distribution of such Unit.

(b)  In case of the Death or Disability of a Grantee prior to the end of any Performance Period, whether before or after any event set forth in Section 2.3(c), the number of Performance Units awarded to the Grantee for such Performance Period shall be reduced pro rata based on the number of months remaining in the Performance Period after the month of Death or Disability.  The remaining Performance Units, reduced in the discretion of the Committee to the percentage indicated by the levels of performance achieved prior to the date of Death or Disability, if any, shall be distributed within a reasonable time after Death or Disability.  All other Units awarded to the Grantee for such Performance Period shall be cancelled.

(c)  In case of the termination of the Grantee’s status as an Eligible Director or Eligible Employee prior to the end of any Performance Period for any reason other than Death or Disability, all Performance Units awarded to the Grantee with respect to any such Performance Period shall be immediately forfeited and cancelled.

(d)  Upon a Grantee’s promotion to a higher employee grade classification, the Committee may award to the Grantee the total Performance Units, or any portion thereof, which are associated with the higher employee grade classification for the current Performance Period.

Notwithstanding any other provision of the Plan, the Committee may reduce or eliminate awards to a Grantee who has been demoted to a lower employee grade classification, and where circumstances warrant, may permit continued participation, proration or early distribution, or a combination thereof, of awards which would otherwise be cancelled.

Section 5.5.  Rights of Grantees of Performance Units.

(a)  A Grantee shall have no rights as a stockholder of the Company unless and until he receives Shares, if any.

(b)  A Grantee shall have no rights other than those of a general creditor of the Company.  Performance Units represent an unfunded and unsecured obligation of the Company.

(c)  Unless the Committee otherwise provides in a dividend agreement awarded to the Grantee at the time of the Performance Unit Agreement, the Grantee shall have no rights to dividends, whether cash or stock, unless and until Shares are delivered to the Grantee except as provided in Sections 2.3(b) and 2.3(c).

Section 5.6.  Extraordinary Adjustment.  In addition to the provisions of Section 2.3(b), if an extraordinary change occurs during a Performance Period which significantly alters the basis upon which the performance levels were established under Section 5.1 for that Performance Period, to avoid distortion in the operation of this Article V, but subject to Section 5.2, the Committee may make adjustments in such performance levels to preserve the incentive features of this Article V, whether before or after the end of the Performance Period, to the extent it deems appropriate in its sole discretion, which adjustments shall be conclusive and binding upon all parties concerned.  Provided, however, that such adjustment must comply with Section 409A.  Such changes may include, without limitation, adoption of, or changes in, accounting practices, tax laws and regulatory or other laws or regulations; economic changes not in the ordinary course of business cycles; or compliance with judicial decrees or other legal authorities.

Section 5.7.  Other Conditions.

(a)  No person shall have any claim to be granted an award of Performance Units under this Article V and there is no obligation for uniformity of treatment of Eligible Directors, Eligible Employees or Grantees under this Article V.  Performance Units under this Article V may not be Transferred.

(b)  The Company shall have the right to deduct from any distribution or payment in cash under this Article V, and the Grantee or other person receiving Shares under this Article V shall be required to pay to the Company, any Tax Withholding Liability.  The number of Shares to be distributed to any individual Grantee may be reduced by the number of Shares, the Fair Market Value on the Distribution Date (as defined in Section 5.7(d) below) of which is equivalent to the cash necessary to pay any Tax Withholding Liability, where the cash to be distributed is not sufficient to pay such Tax Withholding Liability or the Grantee may deliver to the Company cash sufficient to pay such Tax Withholding Liability.

(c)  Any distribution of Shares under this Article V may be delayed until the requirements of any applicable laws or regulations, and any stock exchange or Nasdaq National Market requirements, are satisfied.  The Shares distributed under this Article V shall be subject to such restrictions and conditions on disposition as counsel for the Company shall determine to be desirable or necessary under applicable law.

(d)  For the purpose of distribution of Performance Units in cash, the value of a Performance Unit shall be the Fair Market Value on the Distribution Date.  The “Distribution Date” shall be the first business day of April in the year of distribution, except that in the case of special distributions the Distribution Date shall be the first business day of the month in which the Committee determines the distribution.

(e)  Notwithstanding any other provision of this Article V and subject also to Section 5.5(c), no dividends shall accrue and no distributions of Performance Units shall be made if at the time a dividend would otherwise have accrued or distribution would otherwise have been made:

(i)  The regular quarterly dividend on the Common Stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of capital stock of the Company;

(ii)  The rate of dividends on the Common Stock is lower than at the time the Performance Units to which the accrued dividend relates were awarded, adjusted for any change of the type referred to in Section 2.3(b).

(iii)  Estimated consolidated net income of the Company for the twelve-month period preceding the month the dividend would otherwise have accrued distribution would otherwise have been made is less than the sum of the amount of the accrued dividends and Performance Units eligible for distribution under this Article V in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of Common Stock; or

(iv)  The dividend accrual or distribution would result in a default in any agreement by which the Company is bound.

(f)  In the event net income available under Section 5.7(e) above for accrued dividends and awards eligible for distribution under this Article V is sufficient to cover part but not all of such amounts, the following order shall be applied in making payments: (i) accrued dividends, and (ii) Performance Units eligible for distribution under this Article V.

Section 5.8.  Restrictions On Transfer.  Performance Units granted under Article V may not be Transferred except by will or the laws of descent and distribution or as otherwise provided in Section 5.9, and during the lifetime of the Grantee to whom it was awarded, cash and Shares receivable with respect to Performance Units may be received only by such Grantee.

Section 5.9.  Designation of Beneficiaries.  A Grantee may designate a beneficiary or beneficiaries to receive all or part of the Shares and/or cash to be distributed to the Grantee under this Article V in case of Death.  A designation of beneficiary may be replaced by a new designation or may be revoked by the Grantee at any time.  A designation or revocation shall be on a form to be provided for that purpose and shall be signed by the Grantee and delivered to the Company prior to the Grantee’s Death.  In case of the Grantee’s Death, the amounts to be distributed to the Grantee under this Article V with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Article V to the designated beneficiary or beneficiaries.  The amount distributable to a Grantee upon Death and not subject to such a designation shall be distributed to the Grantee’s estate.  If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Article V, the amount in question may be paid to the estate of the Grantee, in which event the Company shall have no further liability to anyone with respect to such amount.

ARTICLE VI
STOCK APPRECIATION RIGHTS

Section 6.1.  Grants of SARs.

(a)  The Company may grant SARs to Eligible Directors and Eligible Employees under this Article VI.  SARs will be deemed granted only upon (i) authorization by the Committee and (ii) the execution and delivery of a SAR Agreement by the Grantee and a duly authorized officer of the Company.  SARs will not be deemed granted merely upon authorization by the Committee.  The aggregate number of Shares which shall underlie SARs granted hereunder shall not exceed the total number of Shares in the Plan Pool, less all Shares potentially acquirable under, or underlying, all other Rights outstanding under this Plan.

(b)  Each grant of SARs pursuant to this Article VI shall be evidenced by a SAR Agreement between the Company and the Grantee, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Article VI.

Section 6.2.  Terms and Conditions of SARs.

(a)  All SARs must be granted within ten (10) years of the Effective Date.

(b)  Each SAR issued pursuant to this Article VI shall have an initial base value (the “Base Value”) equal to the Fair Market Value of a share of Common Stock on the date of issuance of the SAR (the “SAR Issuance Date”).

(c)  Nothing contained in this Article VI, any SAR Agreement or in any other agreement executed in connection with the granting of a SAR under this Article VI will confer upon any Grantee any right with respect to the continuation of his or her status as an employee or director of the Company or any of its Subsidiaries.

(d)  Except as otherwise provided herein, each SAR Agreement shall specify the number of Shares covered by the SAR and the period or periods of time within which each SAR or portion thereof will first become exercisable (the “SAR Vesting Period”) with respect to the total Cash Payment (as defined in Section 6.4(b)) receivable thereunder.  Such SAR Vesting Period will be fixed by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion.

(e)  SARs relating to no less than one hundred (100) Shares may be exercised at any one time unless the number exercised is the total number at that time exercisable under all SARs granted to the Grantee.

(f)  A Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by such SAR.  No adjustment shall be made to a SAR for dividends (ordinary or extraordinary, whether in cash, securities or other property).

                (g)  Notwithstanding anything in the Plan to the contrary, no SAR shall contain any feature for the deferral of compensation other than the right to receive compensation equal to the difference between the Base Value on the date of grant and the Fair Market Value of the Share on the date of Exercise.

Section 6.3.  Restrictions on Transfer of SARs.  Each SAR granted under this Article VI may not be Transferred except by will or the laws of descent and distribution or as otherwise provided in Section 6.5, and during the lifetime of the Grantee to whom it was granted, may be exercised only by such Grantee.

Section 6.4.  Exercise of SARs.

(a)  A Grantee, or his or her executors or administrators, or heirs or legatees, shall exercise a SAR of the Grantee by giving written notice of such exercise to the Company (the “SAR Exercise Date”).  SARs may be exercised only upon the completion of the SAR Vesting Period applicable to such SAR.

(b)  Within ten (10) days of the SAR Exercise Date applicable to a SAR exercised in accordance with Section 6.4(a), the Grantee shall be paid in cash the difference between the Base Value of such SAR and the Fair Market Value of the Common Stock as of the SAR Exercise Date (the “Cash Payment”), reduced by the Tax Withholding Liability arising from such exercise.

               Section 6.5.  Designation of Beneficiaries.  A Grantee may designate a beneficiary or beneficiaries to receive all or part of the cash to be paid to the Grantee under this Article VI in case of Death.  A designation of beneficiary may be replaced by a new designation or may be revoked by the Grantee at any time.  A designation or revocation shall be on a form to be provided for that purpose and shall be signed by the Grantee and delivered to the Company prior to the Grantee’s Death.  In case of the Grantee’s Death, the amounts to be distributed to the Grantee under this Article VI with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Article VI to the designated beneficiary or beneficiaries.  The amount distributable to a Grantee upon Death and not subject to such a designation shall be distributed to the Grantee’s estate.  If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Article VI, the amount in question may be paid to the estate of the Grantee, in which event the Company shall have no further liability to anyone with respect to such amount.

ARTICLE VII
BOOK VALUE SHARES

Section 7.1.  Grant of Book Value Shares. The Company may grant Book Value Shares to Eligible Directors and Eligible Employees as provided in this Article VII.  Book Value Shares will be deemed granted only (i) authorization by the Committee and (ii) the execution and delivery of a Book Value Share Agreement by the Grantee and a duly authorized officer of the Company.  Book Value Shares will not be deemed granted hereunder merely upon authorization of such grant by the Committee.  The aggregate number of Book Value Shares potentially granted shall not exceed the total number of shares in the Plan Pool, less all Shares potentially acquirable under, or underlying, all other Rights outstanding under this Plan.

Section 7.2.  Initial Value.   The initial value of each Book Value Share granted under this Plan (the “Initial Value”) shall be the book value of the Common Stock on the day of issuance.

Section 7.3.  Terms and Conditions of Book Value Shares.

(a)  All Book Value Shares must be granted within ten (10) years of the Effective Date.

(b)  The Committee may make more than one grant of Book Value Shares to a Grantee.

(c)  Each grant of Book Value Shares shall be evidenced by a Book Value Share Agreement in form and substance satisfactory to the Committee in its discretion, consistent with the provisions of this Article VII.

(d)  Nothing contained in Article VII, any Book Value Share Agreement or in any other agreement executed in connection with the granting of Book Value Shares under this Article VII will confer upon any Grantee any right with respect to the continuation of his or her status as an employee or director of the Company or any of its Subsidiaries.

(e)  Except as otherwise provided herein, each Book Value Share Agreement may specify the period or periods of time within which each Book Value Share or portion thereof will first become redeemable (the “Vesting Period”) with respect to the total number of Book Value Shares acquirable thereunder.  Such Vesting Periods will be fixed by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion provided that such acceleration is consistent with Section 409A.

Section 7.4.  Redemption of Book Value Shares.

(a)  A Grantee must be an Eligible Employee or Eligible Director at all times from the date of grant until the redemption of the Book Value Shares granted, except as provided in Section 2.7(b).

(b)  A Book Value Share may be redeemed to the extent redeemable by giving written notice of redemption to the Company, specifying the number of full Book Value Shares to be redeemed and, if applicable, accompanied by full payment of the amount of the Tax Withholding Liability pursuant to Section 7.4(c) below.

(c)  As a condition to the redemption, in full or in part, of the Book Value Shares, the Grantee will pay to the Company in cash, or in such other form as the Committee may determine in its discretion, the amount of the Tax Withholding Liability required in connection with such exercise.

(d)  Book Value Shares shall be redeemed for (i) the then current book value of the Common Stock and the mark to market valuation of the Company’s investment securities portfolio in accordance with FASB 115 less (ii) the Initial Value per share.

(e)  The monies due shall be payable to the Grantee either in United States dollars, in cash or by check, draft or money order payable to the order of the Grantee.

Section 7.5.   Rights of Grantees of Book Value Shares.

(a)  A Grantee shall have no rights as a stockholder of the Company unless and until he receives Book Value Shares at the conclusion of the Vesting Period.

(b)  A Grantee shall have no rights other than those of a general creditor of the Company.  Book Value Shares represent an unfunded and unsecured obligation of the Company.

(c)  Unless the Committee otherwise provides in a dividend agreement awarded to the Grantee at the time of the Book Value Agreement, the Grantee shall have no rights to dividends, whether cash or stock, or an adjustment for dividends, except as provided in Sections 2.3(b) and 2.3(c).  No adjustment shall be made if the adjustment would cause the Book Value Shares granted hereunder to be considered deferred compensation for purposes of Section 409A, or would otherwise subject the Book Value Shares to Section 409A.

Section 7.6.    Restrictions on Transfer.  A Book Value Share granted under Article VII may not be Transferred except by will or the laws of descent and distribution or as otherwise provided in Section 7.7, and during the lifetime of the Grantee to whom it was granted, may be exercised only by such Grantee.

Section 7.7.  Designation of Beneficiaries.  A Grantee may designate a beneficiary or beneficiaries to receive all or part of the cash to be distributed to the Grantee under this Article VII in case of Death.  A designation of beneficiary may be replaced by a new designation or may be revoked by the Grantee at any time.  A designation or revocation shall be on a form to be provided for that purpose and shall be signed by the Grantee and delivered to the Company prior to the Grantee’s Death.  In case of the Grantee’s Death, the amounts to be distributed to the Grantee under this Article VII with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Article VII to the designated beneficiary or beneficiaries.  The amount distributable to a Grantee upon Death and not subject to such a designation shall be distributed to the Grantee’s estate.  If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Article VII, the amount in question may be paid to the estate of the Grantee, in which event the Company shall have no further liability to anyone with respect to such amount.

Section 7.8.  Evidence of Participation. In lieu of certificates representing the Book Value Shares issued pursuant to this Plan, the Book Value Share Agreement shall serve as evidence of ownership.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.  Application of Funds.  The proceeds received by the Company from the sale of Shares pursuant to the exercise of Rights will be used for general corporate purposes.

Section 8.2.  No Obligation to Exercise Right.  The granting of a Right shall impose no obligation upon the recipient to exercise such Right.

Section 8.3.  Term of Plan.  Except as otherwise specifically provided herein, Rights may be granted pursuant to this Plan from time to time within ten (10) years from the Effective Date.

Section 8.4.  Captions and Headings; Gender and Number.  Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part, and shall not serve as a basis for interpretation or construction of this Plan.  As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

Section 8.5.  Expenses of Administration of Plan.  All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company or by one or more Subsidiaries.  The Company shall indemnify, defend and hold each member of the Committee harmless against all claims, expenses and liabilities arising out of or related to the exercise of the Committee’s powers and the discharge of the Committee’s duties hereunder.

Section 8.6.  Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Plan.

Section 8.7.  Inspection of Plan. A copy of this Plan, and any amendments thereto, shall be maintained by the Secretary of the Company and shall be shown to any proper person making inquiry about it.

Section 8.8.  Severable Provisions.  The Company intends that the provisions of Articles III, IV, V, VI and VII, in each case together with Articles I, II and VIII, shall each be deemed to be effective on an independent basis, and that if one or more of such Articles, or the operative provisions thereof, shall be deemed invalid, void or voidable, the remainder of such Articles shall continue in full force and effect.

☒ PLEASE MARK VOTES                                                                                   REVOCABLE PROXY
         AS IN THIS EXAMPLE                                                              PEOPLES BANCORP OF NORTH CAROLINA, INC.

Annual Meeting of Shareholders
May 7, 2009   11:00 a.m.
(Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock of Peoples Bancorp of North Carolina, Inc. (the "Company"), revoking all proxies heretofore given, hereby constitutes and appoints the official proxy committee of the Company, comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2009 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the "Meeting") to be held at the Catawba Country Club, 1154 Country Club Road, Newton, North Carolina, on May 7, 2009 at 11:00 A.M., Eastern Time, and at any adjournments or postponements thereof.

                                                                                                           For           With-            For All
                                                                                                                                                                 hold               Except
1.   The approval of the election of the following named directors:                                                 ☐            ☐              ☐

    Robert C. Abernethy, James S. Abernethy, Larry E. Robinson and William Gregory Terry, to serve as directors until the 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

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                                                                                                                                                                     For        Against         Abstain
2.   To approve the 2009 Peoples Bancorp of North Carolina, Inc.                                                    ☐            ☐             ☐
Omnibus Stock Ownership and Long-Term Incentive Plan.

3.   Approve the compensation of the Company’s executive officers                                               ☐            ☐             ☐
(advisory vote).

4.   The ratification and approval of the appointment of Porter                                                          ☐            ☐             ☐
Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

The proxy committee of the Company is authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

The shares represented by this proxy will be voted in the manner directed.   In the absence of any direction, the shares will be voted (i) FOR each nominee listed above; (ii) FOR the 2009 Peoples Bancorp of North Carolina, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan; (iii) FOR approval of the compensation of the Company’s executive officers, and (iv) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and in accordance with the discretion of the proxy committee of the Company on such other matters as may properly come before the Meeting.  If instructions are given with respect to one but not all proposals, such instructions as are given will be followed and the proxy will be voted as indicated above on the proposal(s) for which no instructions are given.
 Signature(s) should conform to names as registered.   For jointly owned shares, each owner should sign.   When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.

Please be sure to date and sign this proxy card in the box below.	Date

                          Sign above

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Detach above card, sign, date and mail in the postage paid envelope provided.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The above signed hereby acknowledges receipt of the Notice of Meeting and Proxy Statement each dated March 27, 2009, relating to the Meeting and hereby revokes any proxy or proxies heretofore given.
Each properly executed proxy will be voted in accordance with the specifications made above and in the discretion of the proxy committee of the Company on any other matter that may come before the Meeting.   Where no choice is specified, this proxy will be voted (i) FOR all listed nominees to serve as directors, (ii) FOR the 2009 Peoples Bancorp of North Carolina, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan; (iii) FOR approval of the compensation of the Company’s executive officers, and (iv) FOR the ratification and approval of the appointment of Porter Keadle Moore, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
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